Filed pursuant to Rule 424(b)(3)
Registration No. 333-279438

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

OFFER DOCUMENT

VOLUNTARY PUBLIC OFFER

TO THE SHAREHOLDERS OF

MAREL HF.

(Company registration no. 620483-0369)

Submitted by

JOHN BEAN TECHNOLOGIES EUROPE B.V.

(Registration no. 63675013)

June 24, 2024

This Offer Document and Appendix 1 hereto contain important information and should be read carefully before any decision is made with respect to accepting the Offer submitted by the Offeror for all issued and outstanding Shares (excluding any Marel Treasury Shares).

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER DOCUMENT OR ANY OTHER DOCUMENTS REGARDING THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

INFORMATION ABOUT THE OFFER IS CONTAINED IN THIS OFFER DOCUMENT AND APPENDIX 1, WHICH WE URGE YOU TO READ.

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IMPORTANT NOTICES CONCERNING THIS OFFER

This Offer Document and appendices hereto contain important information and should be carefully read before any decision is made with respect to the Offer. You are also urged to read (i) the preliminary proxy statement/prospectus that forms part of the Registration Statement on Form S-4 filed by JBT with the SEC on May 15, 2024, and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information, and (ii) the Offering Prospectus filed with the Icelandic FSA on or around the date of this Offer Document, in accordance with Article 3 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, and Act no. 14/2020.

You may obtain a free copy of the proxy statement/prospectus and the Offering Prospectus as well as other filings containing information about JBT, without charge, at either the SEC’s website, www.sec.gov, the Icelandic FSA’s website at en.fme.is and on JBT’s website at https://ir.jbtc.com/overview/default.aspx. The information contained on or accessible through the SEC’s website, the Icelandic FSA’s website or JBT’s website does not constitute a part of this Offer Document and is not incorporated herein by reference. None of the Offeror, JBT or the Company have authorized any person to give any information or make any representation not contained in this Offer Document, including its appendices, the Registration Statement and Offering Prospectus. The Offeror, JBT and the Company do not accept any liability for any such information or representation. Further, the Offeror, JBT and Marel do not accept any responsibility for, and can make no assurances as to, the reliability, accuracy or completeness of any information provided by others, nor the fairness or appropriateness of any forecasts, views or opinions expressed by others regarding the Offer, the Offeror, JBT, the Company or (when applicable) the Combined Group. None of the Offeror, JBT or the Company make any representation as to the appropriateness, accuracy, completeness or reliability of any such information or publication. The making of the Offer and the delivery of this Offer Document shall not, under any circumstances, create any implication that there has been no change in the affairs of the Offeror, JBT or the Company since the date of this Offer Document or that the information in this Offer Document or in the documents referred to herein is correct as of any time subsequent to the date hereof or thereof.

Special Information for Shareholders whose place of residence, seat or habitual residence is in the United States

Pursuant to applicable U.S. securities laws, in the United States, JBT has filed a Registration Statement on Form S-4 (the “Registration Statement”) with respect to the JBT Offer Shares. No offer of JBT Offer Shares will be made except by means of the prospectus forming part of the Registration Statement that meets the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). JBT intends to maintain the listing of JBT Shares on the NYSE, and JBT also intends to list the JBT Offer Shares on Nasdaq Iceland under a ticker symbol to be determined prior to the Offer Closing Time (as defined in this Offer Document). JBT cannot assure you that the JBT Offer Shares will be approved for listing on Nasdaq Iceland.

The Offer and this Offer Document are subject to the laws and regulations of Iceland. The Offer relates to the securities of an Icelandic company and is subject to the disclosure requirements applicable under Icelandic Law, which may be different in material aspects from those applicable in the U.S. The Offer is being made in the U.S. pursuant to Section 14(e) of, and Regulation 14E promulgated under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the Exchange Act, to the extent applicable, and otherwise in accordance with the requirements of Icelandic Law. The Offer is not subject to Section 14(d)(1) of, or Regulation 14D promulgated under, the Exchange Act. The Company is not currently subject to the periodic reporting requirements under the Exchange Act and is not required to, and does not, file any reports with the SEC thereunder.

The Offer is made to Shareholders whose place of residence, seat or habitual residence is in the U.S. (the “U.S. Company Shareholders”) on the same terms and conditions as those made to all other Shareholders to whom the Offer is made.

The procedures for the tender of Shares and settlement of the consideration due to each Shareholder who accepts the Offer will be carried out in accordance with the rules applicable in Iceland, which may differ in material aspects from the rules and procedures applicable to a tender offer for the securities of a domestic U.S. company. In addition, certain financial information in this Offer Document has been prepared in accordance with IFRS and therefore may not be comparable to financial information relating to U.S. companies and other companies whose financial information is presented in accordance with U.S. GAAP.

It may be difficult for Shareholders to enforce their rights and any claim they may have arising under the U.S. securities laws, since the Offeror and the Company are located in non-U.S. jurisdictions, and some or all of their respective officers and directors are residents of non-U.S. jurisdictions. All or a substantial portion of the assets of such individuals may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals, or to enforce against such individuals in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The receipt of cash pursuant to the Offer by a U.S. Company Shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each Shareholder is urged to consult its independent professional advisor immediately regarding the tax consequences of accepting the Offer.

NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED ANY OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER DOCUMENT, THE OFFERING PROSPECTUS OR ANY OTHER DOCUMENTS REGARDING THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

Special notice regarding the Marel Group

This Offer Document contains certain information pertaining to the commercial, financial, operational and legal position of Marel or other entities within the Marel Group which JBT has received from the Marel Group and/or which has been extracted from publications, reports and other documents prepared by the Marel Group. While JBT can confirm that any information received from the Marel Group and/or extracted from publications prepared by the Marel Group has been accurately described and reproduced, JBT has not independently verified and consequently cannot give any assurances as to the accuracy of the information as presented in this Offer Document which has been received from, or has been extracted from publications, reports or other documents prepared by, the Marel Group, and as a result, JBT’s estimates of the impact of completion of the Offer on the unaudited pro forma condensed combined financial information in the Offering Prospectus may be incorrect.

Notices to Shareholders of certain restrictions to the Offer

The acceptance of the Offer outside Iceland, the Netherlands, Denmark and the United States may be subject to legal restrictions.

Shareholders who come into possession of this Offer Document and/or the Offering Prospectus outside of Iceland, the Netherlands, Denmark and the United States and/or who wish to accept the Offer outside of Iceland, the Netherlands, Denmark and the United States are advised to inform themselves of the relevant applicable legal provisions and to comply with them. Neither the Offeror nor persons acting in concert with the Offeror within the meaning of Article 100(1) of the Icelandic Takeover Act assume responsibility for the acceptance of the Offer outside of Iceland, the Netherlands, Denmark and the United States being permissible under the relevant applicable legal provisions.

No action has been or will be taken in any jurisdiction other than Iceland, the Netherlands, Denmark and the United States that would permit a public offering of the JBT Offer Shares, or permit possession or distribution of this Offer Document and/or the Offering Prospectus or any advertising material relating to the JBT Offer Shares, except as described in this Offer Document or the Offering Prospectus.

The Offer is not being made, and Shares will not be accepted for purchase from or on behalf of persons, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated in the Offering Prospectus. Persons obtaining this Offer Document and/or the Offering Prospectus and/or into whose possession this Offer Document and/or the Offering Prospectus comes are required to take due note and observe all such restrictions and obtain any necessary authorizations, approvals or consents. Neither the Offeror nor any of its advisors accepts any liability for any violation by any person of any such restriction. Any person (including, without limitation, custodians, nominees and trustees) who intends to forward this Offer Document and/or the Offering Prospectus or any related document to any jurisdiction outside Iceland, the Netherlands, Denmark and the United States should inform themselves of the laws of the relevant jurisdiction and should also carefully read the information contained in section 2 “General information” of the Offering Prospectus before taking any action. The distribution of this Offer Document and/or the Offering Prospectus in jurisdictions other than Iceland, the Netherlands, Denmark or the United States may be restricted by law, and, therefore, persons who come into possession of this Offer Document and/or the Offering Prospectus should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws and regulations of any such jurisdiction.

Any failure to comply with these restrictions may constitute a violation of applicable securities laws. It is the responsibility of all persons obtaining this Offer Document, the acceptance form included as Appendix 1 in the Offer Document, the Offering Prospectus and/or other documents relating to this Offer Document and/or the Offering Prospectus or to the Offer or into whose possession such documents otherwise come, to inform themselves of and observe all such restrictions. Any recipient of this Offer Document and/or the Offering Prospectus who is in any doubt in relation to these restrictions should consult his or her professional advisors in the relevant jurisdiction. Neither the JBT Group nor any advisor to the JBT Group accepts or assumes any responsibility or liability for any violation by any person whomsoever of any such restriction. Neither this Offer Document nor the Offering Prospectus represents an offer to acquire or obtain securities other than the Shares.

Special notice to Shareholders in the European Economic Area

In any member state of the European Economic Area other than Iceland, the Netherlands and Denmark (each, a “Relevant State”), this Offer Document and the Offering Prospectus are only addressed to, and is only directed at Shareholders in that Relevant State that fulfil the criteria for exemption from the obligation to publish a prospectus, including Qualified Investors, within the meaning of the Prospectus Regulation.

This Offer Document and the Offering Prospectus have been prepared on the basis that all offers of JBT Offer Shares offered in the Offer, other than the offer contemplated in Iceland, the Netherlands and Denmark, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce a prospectus for offer of JBT Offer Shares. Accordingly, any person making or intending to make any offer within a Relevant State of JBT Offer Shares, which is the subject of the offer contemplated in this Offer Document and the Offering Prospectus, may only do so in circumstances in which no obligation arises for the Offeror to produce a prospectus for such offer. The Offeror has not authorized, and the Offeror will not authorize, the making of any offer of JBT Offer Shares through any financial intermediary, other than offers made by the Offeror which constitute the final offer of JBT Offer Shares contemplated in this Offer Document and the Offering Prospectus.

The JBT Offer Shares offered in the Offer have not been, and will not be, offered to the public in any Relevant State. Notwithstanding the foregoing, an offering of the JBT Offer Shares offered in the Offer may be made in a

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Relevant State, subject to obtaining the prior consent of the Offeror: (i) to any Qualified Investor; (ii) to fewer than 150 natural or legal persons per Relevant State (other than Qualified Investors); (iii) to investors who acquire JBT Offer Shares for a total consideration of at least EUR 100,000 per investor, for each separate offer; and (iv) in any other circumstance falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this section, the expression an “offer to the public” in relation to any JBT Offer Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the Offer as to enable an investor to decide to participate in the Offer.

Terms

Certain defined terms used in this Offer Document are set out in Section 11.

Choice-of-law

The Offer described in this Offer Document has been prepared as a voluntary public offer pursuant to the Icelandic Takeover Act. The Offer as set out in this Offer Document as well as any acceptance hereof is governed by the Laws of Iceland. Without prejudice to the Offeror’s right to reject defective tenders, the Offeror reserves the right to accept any tender under the Offer which is made by, or on behalf of, a Shareholder, even if it has not been made in the manner set out in this Offer Document.

The Offer is made for the Shares in the Company, a company listed on both Nasdaq Iceland and Euronext Amsterdam. The Offer is subject to disclosure requirements under the Laws of Iceland; however, simultaneous disclosure will be made in the Netherlands. The Offer is also subject to the conditions set forth herein and in the Transaction Agreement. The Transaction Agreement and the transactions contemplated thereby are governed by the Laws of the State of Delaware, provided that the Offer and matters related thereto shall, to the extent required by the Laws of Iceland, and the interpretation of the duties of directors of the Company shall, be governed by, and construed in accordance with, the Laws of Iceland.

The Offer is not made, directly or indirectly, to Shareholders and the Shares will not be accepted for purchase from, or on behalf of, any Shareholder resident in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction, and this Offer Document may not be distributed to Shareholders resident in any such jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional adviser immediately. Any Person acquiring possession of this Offer Document is expected and assumed to have obtained any necessary regulatory approval, information on any applicable restrictions personally and to comply with such restrictions.

To the fullest extent permitted by applicable Law, the Offeror, its Affiliates, JBT, the Company and persons involved in the Offer disclaim any responsibility or liability for the violation of any such restrictions.

Enforcement of civil liabilities and service of process

The ability of Shareholders in jurisdictions other than the Netherlands, and in particular the United States, to bring any action against the Offeror may be limited under applicable laws and regulations.

At the date of the Offering Prospectus, the Offeror is incorporated under Dutch law. A significant portion of the Offeror’s assets are located outside of the United States. As a result, it may be impossible or difficult for investors to effect service of process within the United States upon such persons or the Offeror or to enforce against them in U.S. courts a judgment obtained in such courts. In addition, there is doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal or state securities laws of the United States or judgments of US courts, including judgments based on the civil liability provisions of the US federal or state securities laws.

As of the date of the Offering Prospectus, neither the United States nor the Netherlands have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. With respect to choice of court agreements in civil or commercial matters, the Hague Convention on Choice of Court Agreements has entered into force for the Netherlands, but has not entered into force for the United States. The Hague Convention on Choice of Court Agreements does not apply to one-sided exclusive jurisdiction clauses. Accordingly, a judgment rendered by a court in the United States would not automatically be recognized and enforced by the Dutch courts. However, if a person has obtained a final judgment without appeal in such a matter rendered by a court in the United States which is enforceable in the United States and files his claim with the competent Dutch court, the Dutch court will in principle recognize and give effect to such foreign judgment without substantive re-examination or re-litigation on the merits insofar as it finds that: (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards; (ii) the judgment by the US court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice that includes sufficient safeguards (NL. behoorlijke rechtspleging); or (iii) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgement in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (NL. openbare orde). Even if such foreign judgment is given binding effect, a claim based thereon may, however, still be rejected if the foreign judgment is no longer formally enforceable in the country of origin.

Enforcement of any foreign judgment in the Netherlands will be subject to the rules of Dutch Code of Civil Procedure (NL. Wetboek van Burgerlijke Rechtsvordering). Judgments may be rendered in a foreign currency but enforcement is executed in euro at the applicable rate of exchange. Under these circumstances, a Dutch court has the power to stay proceedings (NL. aanhouden) or to declare it has no jurisdiction if concurrent proceedings are being brought elsewhere.

The Lugano Convention on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters (the “Lugano Convention”) is in force between the EU and Iceland. The Lugano Convention and protocols 1, 2 and 3 are incorporated into Icelandic Law with Act no. 7/2011. Subject to the conditions set forth in the Lugano Convention, it forms the basis on which international jurisdiction of the courts is determined, facilitates recognition of foreign judgements and sets out an expeditious procedure for securing the enforcement of judgements in Iceland.

The United States and Iceland do not currently have a treaty providing for reciprocal recognition and enforcement of judgements, other than arbitration awards according to the New York Convention 1958, in civil and commercial matters. Accordingly, a judgement rendered by a court in the United States will not be recognized and enforced by the Icelandic courts. It is a general principle of Icelandic Law that foreign judgements do not have legal effect in Iceland unless such effect is provided for in legislation. Because Icelandic Law does not provide that judgements rendered by a court in the United States will have specific legal effects in Iceland, such judgements will have limited relevance to the resolution of claims in Icelandic courts. Judgements rendered by a court in the United States can provide guidance on the interpretation of U.S. law to the extent that such judgments govern the subject of the dispute and have probative value as to disputed facts if the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable, the defendant has been given a reasonable opportunity to defend the claims made and proper legal procedures have been observed and except to the extent that the foreign judgement contravenes Icelandic public policy.

Changes to the Offer Document

Any changes to the terms or conditions set out in this Offer Document in connection with the Offer will be made public in accordance with paragraph 3 of Article 107 and Article 114 of Icelandic Takeover Act and applicable U.S. securities Laws.

Language

This Offer Document has been prepared in English and Icelandic. In case of inconsistency, the Icelandic FSA has approved with reference to paragraph 3 of Article 113 of the Icelandic Takeover Act that the English text shall prevail.

Forward-looking statements

This Offer Document contains statements that are, or may be considered to be, forward-looking statements within the meaning of the federal securities laws. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this Offer Document are based upon JBT’s and the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Offeror, JBT, the Company or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements include, among others, statements regarding the benefits of the Transaction, the anticipated timing of the Transaction and JBT’s and the Company’s projected future financial and operating results. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors:

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement or the inability to complete the Transaction on the anticipated terms and timetable;

•

the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction;

•	the possibility that stockholders of JBT may not approve the issuance of the new JBT Shares in the Offer;

•	the risk that the Company and/or JBT may not be able to satisfy the conditions to the Offer in a timely manner or at all;

•

the risk that the Transaction and its pendency could have an adverse effect on the ability of JBT and the Company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, as well as on their operating results and businesses generally;

•	the risk that problems may arise in successfully integrating the businesses of the Company and JBT, which may result in the Combined Group not operating as effectively and efficiently as expected;

•

the risk that the Combined Group may be unable to achieve the anticipated benefits and synergies of the Transaction or it may take longer than expected to achieve those anticipated benefits and synergies; and

•	the risks, uncertainties and assumptions described in section 1 “Risk Factors” of the Offering Prospectus.

The foregoing list of factors is not exhaustive. Additional information concerning risks, uncertainties and assumptions can be found in JBT’s filings with the SEC, including the risk factors discussed in JBT’s most recent Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and future filings with the SEC. See section 1 “Risk Factors” of the Offering Prospectus. If one or more of those or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may vary materially from what JBT or the Company projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by any forward-looking statements. The forward-looking statements included in this Offer Document are made only as of the date hereof, and JBT undertakes no obligation to publicly update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

In addition, statements that “JBT believes,” “the Company believes,” “the Offeror believes” and similar statements reflect JBT’s, the Company’s and the Offeror’s beliefs and opinions, as applicable, on the relevant subject. These statements are based on information available to JBT, the Company and/or the Offeror as of the date of this Offer Document. While JBT, the Company and the Offeror believe that information provides a reasonable basis for the statements ascribed to them, that information may be limited or incomplete. None of JBT’s, the Company’s and the Offeror’s statements should be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although JBT, the Company and/or the Offeror believe the expectations reflected in the forward-looking statements ascribed to them were reasonable at the time made, they cannot guarantee future results, level of activity, performance or achievements. Moreover, neither JBT nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this Offer Document and any subsequent written or oral forward-looking statements that may be issued by JBT, the Company and/or the Offeror or persons acting on their behalf.

Withdrawal Rights

Withdrawal rights will cease following the Expiration Date.

Liability

The information contained in this Offer Document concerning the Company was obtained from publicly available sources. None of the Offeror, its Affiliates, JBT or other persons involved in the Offer assumes any responsibility for (i) the accuracy or completeness of such information or (ii) any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

1.	INTRODUCTION

1.1	Introduction

Pursuant to the Icelandic Takeover Act, John Bean Technologies Europe B.V. (the “Offeror”), a wholly owned Subsidiary of John Bean Technologies Corporation (“JBT”), hereby submits a voluntary conditional public tender offer (the “Offer”) to the shareholders of:

Marel hf.

(Company registration no. 620483-0369)

Austurhraun 9, 210 Garðabær, Iceland

to acquire all of the issued and outstanding Shares (other than any Marel Treasury Shares) on the terms and conditions set out in this Offer Document.

The Shareholders are offered EUR 3.60 per Share (based on a reference price per JBT Share of $96.25) (ISK 538 per Share (based on an ISK/EUR exchange rate of 149.5)), as may be adjusted pursuant to the terms of the Offer (the “Offer Price”). Shareholders who validly accept the Offer (the “Accepting Shareholders”) can elect to receive, in exchange for each Share, one of the following: (i) EUR 3.60 in cash; (ii) 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares and EUR 1.26 in cash; or (iii) 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares. Accepting Shareholders can choose JBT Offer Shares listed on either (i) the NYSE or (ii) Nasdaq Iceland, as described in Section 4.14 (Settlement), subject to the approval of the Secondary Listing, and if no explicit selection is made, Accepting Shareholders shall receive JBT Offer Shares listed on the NYSE. Elections will be subject to the proration process, as further described in Section 4.3 (Offer Price and Offer Consideration) such that the Shareholders immediately prior to the Offer Closing Time (assuming 100% of Shareholders accept the Offer) will receive an aggregate of approximately EUR 950 million in cash and approximately a 38% interest in the Combined Group.

The Offer commences on June 24, 2024 (the “Commencement Date”) and expires at 5.00 p.m. Icelandic time on the date that is ten (10) weeks after the Commencement Date (as such date may be extended from time to time pursuant to the Transaction Agreement and paragraph 6 of Article 103 of the Icelandic Takeover Act, the “Expiration Date”), as further described in Section 4.5 (Offer Period).

The Shares are currently listed on Nasdaq Iceland and Euronext Amsterdam. Acceptances of the Offer must be received by (i) Arion banki hf. (the “Icelandic Settlement Agent”) in respect of Shares held via Nasdaq Iceland central securities depository (the “Nasdaq Iceland Shares”) or (ii) by ABN AMRO Bank N.V. (the “Dutch Settlement Agent”, and collectively with the Icelandic Settlement Agent, the “Settlement Agents”) in respect of Shares held via Euroclear Nederland (the “Euronext Amsterdam Shares”), through the Accepting Shareholder’s own custodian, bank or stockbroker prior to the Expiration Date, as further described in Section 4.9 (Acceptance Procedure). The relevant custodian, bank or stockbroker may set an earlier deadline for communication by Shareholders in order to permit the custodian, bank or stockbroker to communicate its acceptances to the relevant Settlement Agent in a timely manner. Accordingly, Shareholders should contact their custodian, bank or stockbroker to obtain information about the deadline by which such Shareholder must send instructions to such financial intermediary to accept the Offer and should comply with the dates set by such financial intermediary, as such dates may differ from the dates and times noted in this Offer Document.

At any time during the Offer Period, Accepting Shareholders may withdraw their tendered Shares. Following the Expiration Date, withdrawal rights will cease, and any Shares tendered into the Offer will not be able to be withdrawn.

The Offeror, JBT and Marel hf. (the “Company”) entered into a transaction agreement on April 4, 2024 (as may be amended from time to time in accordance with the terms thereof, the “Transaction Agreement”), which contains, among other things, provisions relating to the Offer and certain interim operating covenants by the Company and JBT (as further described in Section 5 (Summary of Certain Provisions of the Transaction Agreement)).

A summary of the terms and conditions of the Offer (together with Icelandic and Dutch translations) are set forth in Section 2 (Summary of the Offer). The detailed terms and conditions of the Offer are set forth in Section 4 (Terms and Conditions for the Offer).

1.2	The Offeror

The Offeror is a private limited liability company (NL: besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its seat in Rotterdam, the Netherlands, address at Deccaweg 32, 1042 AD Amsterdam, the Netherlands, and registered with the Dutch Trade Register under no. 63675013. The Offeror is a wholly owned Subsidiary of JBT.

At the time of publication of this Offer Document, the Offeror does not hold any Shares or voting rights in the Company and no Shares are held by any related parties or parties acting in concert with the Offeror, other than as described in Section 3.1 (Background to the Transaction).

The Offeror confirms that all agreements of importance to the assessment of the Offer which the Offeror is aware of are described in this Offer Document.

For further details on the Offeror, see Section 9 (Description of the Offeror).

1.3	JBT

JBT is a Delaware corporation, and its principal executive office is at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, the United States. For further details on JBT, see Section 10 (Description of JBT).

1.4	The Company

The Company is a public limited liability company incorporated under the Laws of Iceland with registration no. 620483-0369 and registered office at Austurhraun 9, 210 Garðabær, Iceland.

None of the members of the Marel Board or the Marel Executive Management has or will receive fees, remuneration, shares, options or other kinds of payments from the Offeror or its Affiliates, except in connection with a potential tender of Shares by members of the Marel Board or Marel Executive Management pursuant to the Offer.

As the Company is headquartered in Iceland, the rules of the Icelandic Takeover Act shall apply to this Offer.

For further details on the Company, see Section 6 (Description of the Company).

2.	SUMMARY OF THE OFFER

2.1	Summary of the Offer

This Section 2.1 (Summary of the Offer) highlights important information about the Offer, but is intended to be an overview only. For a more complete description of the terms and conditions of the Offer, you should carefully read this entire Offer Document, including the appendices thereto, as this Section 2.1 (Summary of the Offer) does not contain all information that may be of interest to you and additional information is contained in the remainder of this Offer Document and the appendices thereto. Shareholders are advised to seek independent and specialized advice in order to reach a considered and well-informed opinion on the Offer, including regarding the tax consequences of accepting the Offer.

You are also urged to read (i) the preliminary proxy statement/prospectus that forms part of the Registration Statement on Form S-4 filed by JBT with the SEC on May 15, 2024, and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information, and (ii) the Offering Prospectus. In case of inconsistencies between this Section 2.1 (Summary of the Offer) and the remainder of this Offer Document, the remainder of this Offer Document shall prevail.

The Icelandic and Dutch translations of this Section 2.1 (Summary of the Offer) provided below have not been approved by the Icelandic FSA or any other authority, including the AFM.

Offeror

John Bean Technologies Europe B.V., a private limited liability company (NL: besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its seat in Rotterdam, the Netherlands, address at Deccaweg 32, 1042 AD Amsterdam, the Netherlands, and registered with the Dutch Trade Register under no. 63675013, and a wholly owned Subsidiary of JBT.

The Offeror’s board of management consists of Sherri Nicole Speaks (Managing Director), Noah Nathaniel Popp (Managing Director), Olaf Sijirier (Managing Director) and Bram Jasper Bergsma (Managing Director).

For further details on the Offeror, see Section 9 (Description of the Offeror).

Company	Marel hf., a public limited liability company incorporated under the Laws of Iceland with registration no. 620483-0369 and registered office at Austurhraun 9, 210 Garðabær, Iceland. For further details on the Company, see Sections 6 (Description of the Company), 7 (The Company’s Shareholder Information) and 8 (Significant Events since December 31, 2022 for the Company).

Offer Price and Offer Consideration

The Shareholders are offered EUR 3.60 per Share (based on a reference price per JBT Offer Share of USD 96.25) (ISK 538 per Share (based on an ISK/EUR exchange rate of 149.5)), as may be adjusted pursuant to the terms of the Offer. Accepting Shareholders can elect to receive, in exchange for each Share, one of the following:

(i)  EUR 3.60 in cash;

(ii)  0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares and EUR 1.26 in cash; or

(iii)   0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares.

Accepting Shareholders can choose JBT Offer Shares listed on either (i) the NYSE or (ii) Nasdaq Iceland (subject to the approval of the Secondary Listing), and if no explicit selection is made, Accepting Shareholders shall receive JBT Offer Shares listed on the NYSE. Accepting Shareholders who elect the consideration in (i) above will only receive JBT Offer Shares if the proration process described in Section 4.3 (Offer Price and Offer Consideration) results in such Accepting Shareholders receiving a mix of cash and JBT Offer Shares.

Elections will be subject to the proration process, as applicable, as further described in Section 4.3 (Offer Price and Offer Consideration) such that the Shareholders immediately prior to the Offer Closing Time (assuming 100% of Shareholders accept the Offer) will receive an aggregate of approximately EUR 950 million in cash and approximately a 38% interest in the Combined Group.

The Offer Price represents a premium of:

•  54% to the closing price of the Shares on Nasdaq Iceland as of November 23, 2023, of ISK 350, being the last trading day prior to the Company’s disclosure of the Initial Offer; and

•  16% to the closing price of the Shares on Nasdaq Iceland as of January 18, 2024, of ISK 464, being the last trading day prior to JBT’s announcement of its intention to launch the Offer.

For further details, see Section 4.3 (Offer Price and Offer Consideration).

Offer Period	The Offer commences on June 24, 2024 and expires at 5.00 p.m. Icelandic time on the date that is ten (10) weeks after the Commencement Date (as such date may be extended from time to time pursuant to the Transaction Agreement, paragraph 6 of Article 103 of the Icelandic Takeover Act and applicable U.S. securities laws), as further described in Section 4.5 (Offer Period). Notifications of any changes to the Expiration Date will be made public on Nasdaq Iceland’s and Euronext Amsterdam’s news systems, with the SEC, and on the websites of JBT (www.jbtc.com) and the Company (www.marel.com). The information contained on or accessible through the Company’s website or JBT’s website does not constitute part of this Section 2.1 (Summary of the Offer) or of this Offer Document and is not incorporated herein or therein by reference. For further details, see Section 4.5 (Offer Period).

Recommendation from the Marel Board	The Company has undertaken to publish a reasoned statement of the Marel Board pursuant to paragraph 5 of Article 104 of the Icelandic Takeover Act and Rule 14e-2 under the Exchange Act regarding the Offer, confirming, subject to the terms and conditions of the Transaction Agreement, that (a) it supports the Offer, including the price and other terms thereof; (b) it recommends that the holders of Shares tender their Shares into the Offer; and (c) it believes that the consummation of the Transaction will have a positive effect on the interests of the Company and its management and employees. For further details, see Section 5.2 (Marel Recommendation).

Conditions to the Offer	The Offeror’s right and obligation to accept for exchange, and to exchange, any Share validly tendered and not validly withdrawn prior to the Expiration Date is subject to the satisfaction or waiver of the Closing Conditions set forth in Section 4.4 (Closing Conditions).

Drop Dead Date	Either JBT or the Company may terminate the Transaction Agreement if the Offer Closing Time has not occurred by July 4, 2025 or, if such date is extended pursuant to the Transaction Agreement, October 5, 2025. In the event of such termination, the Offer will not be completed and Accepting Shareholders who have tendered their Shares will be released from their acceptance of the Offer. For further details, see Section 4.13 (Drop Dead Date).

Acceptance Procedure

Shareholders who wish to tender their Shares on the terms and conditions set out in the Offer are urged to submit their acceptance in accordance with the procedures set out in Section 4.9 (Acceptance Procedure) prior to the Expiration Date at 5.00 p.m. (Icelandic time).

Procedure for Shareholders holding Nasdaq Iceland Shares

Shareholders who hold Nasdaq Iceland Shares and have an Icelandic electronic ID, and who wish to tender their Nasdaq Iceland Shares on the terms and conditions of the Offer must submit their acceptance of the Offer by completing the Icelandic Electronic Acceptance Form available on www.arionbanki.is/marel prior to 5.00 p.m. (Icelandic time) on the Expiration Date. Shareholders who hold Nasdaq Iceland Shares, but who do not possess an Icelandic electronic ID, or cannot otherwise complete the Icelandic Electronic Acceptance Form, must complete and sign the acceptance form enclosed with this Offer Document as Appendix 1 and return to it to the Icelandic Settlement Agent prior to 5.00 p.m. (Icelandic time) on the Expiration Date via email at marel2024@arionbanki.is or to the offices of the Icelandic Settlement Agent at Borgartún 19, 105 Reykjavík, Iceland.

Procedure for Shareholders holding Euronext Amsterdam Shares

Shareholders who hold Euronext Amsterdam Shares are requested to make their acceptance known through their custodian, bank or stockbroker no later than by 5.00 p.m. (Icelandic time) on the Expiration Date. Each Shareholder should contact its financial intermediary to obtain information on the acceptance process, including the deadline by which such Shareholder must send instructions to the financial intermediary to accept the Offer. Shareholders should comply with the dates and acceptance process set by their financial intermediary, as such dates may differ from the dates and times noted in this Offer Document. Each Admitted Institution can tender Euronext Amsterdam Shares only to the Dutch Settlement Agent and only in writing via email at corporate.broking@nl.abnamro.com by completing and signing the intermediary acceptance response form which will be provided by the Dutch Settlement Agent to the Admitted Institutions.

Further details on the acceptance procedures are set out in Section 4.9 (Acceptance Procedure).

Withdrawal Rights

At any time during the Offer Period, Accepting Shareholders may withdraw their tendered Shares. Following the Expiration Date, withdrawal rights will cease, and any Shares tendered into the Offer will not be able to be withdrawn. For further details, see Section 4.10 (Withdrawal Rights).

Accepting Shareholders will continue to be bound by their acceptances if the Offer Period is extended and/or the Offer Price is increased, unless they withdraw their acceptance. If the Offer Period is extended, the Accepting Shareholders may withdraw their tendered Shares until the end of the Offer Period as extended. If the Offeror increases the Offer Price, the Accepting Shareholders who have accepted the Offer at a lower price will automatically be entitled to such increased Offer Price if the Offer is completed.

Announcement of the result	A notification on the results of the Offer will be made public on Nasdaq Iceland’s and Euronext Amsterdam’s news systems, with the SEC, and on the websites of JBT (www.jbtc.com) and the Company (www.marel.com) one (1) Business Day following the Expiration Date.

JBT will also file such notifications and announcements with the SEC at http://www.sec.gov and otherwise comply with its obligations under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders.

Settlement

Settlement of the Offer will be made as promptly as possible but shall take place no later than three (3) Business Days from the Expiration Date (provided that the Offeror may apply for an extension as permitted under paragraph 8 of Article 103 of the Icelandic Takeover Act).

On the Settlement Date, the Offeror shall promptly settle the Offer in accordance with its terms and applicable Laws, and accept for exchange, and exchange, all Shares validly tendered and not validly withdrawn pursuant to the Offer. The share register of the Company shall be updated immediately following the Offer Closing Time. If Shareholders hold Shares through their custodian, bank or stockbroker, and payment on settlement is to be made in such nominee’s or intermediary’s account, they should contact such custodian, bank or stockbroker for determining when and how payment will be credited to their personal accounts.

Further details on the settlement are set out in Section 4.14 (Settlement).

Blocking of Tendered Shares	By delivering a duly executed Icelandic Acceptance Form or otherwise providing instructions to its financial intermediary, each Accepting Shareholder gives the relevant Settlement Agent or its financial intermediary an authorisation to block the specified Shares in favor of such Settlement Agent or financial intermediary. For further details, see Section 4.15 (Blocking of Tendered Shares).

Financing	The Offer is not subject to any financing condition. The cash consideration payable in respect of the Offer is fully secured by funds available to the Offeror pursuant to financing commitments provided by Wells Fargo Securities, LLC, Wells Fargo Bank, National Association and Goldman Sachs Bank USA on terms which are customary for the financing of public offers.

Questions

Shareholders holding Nasdaq Iceland Shares can contact the Icelandic Settlement Agent, Arion banki hf., with any queries related to the acceptance and/or settlement of the Offer by email at assistance.marel2024@arionbanki.is.

Shareholders who hold Euronext Amsterdam Shares should contact such Shareholder’s financial intermediary to obtain information on the acceptance process. Financial intermediaries and Shareholders can contact the Dutch Settlement Agent, ABN AMRO Bank N.V., with any queries by email at corporate.broking@nl.abnamro.com.

2.2	Icelandic Language Summary

Þessi kafli 2.2 (Icelandic Language Summary) dregur fram mikilvægar upplýsingar um tilboðið, en er aðeins ætlað að vera yfirlit. Til þess að fá ítarlegri lýsingu á skilmálum og skilyrðum tilboðsins ættir þú að lesa þetta tilboðsyfirlit vandlega og í heild sinni, þar á meðal viðauka við það, þar sem þessi kafli 2.2 (Icelandic Language Summary) inniheldur ekki allar upplýsingar sem gætu vakið áhuga þinn og frekari upplýsingar er að finna í öðrum köflum tilboðsyfirlits þessa og viðaukum þess. Hluthöfum er bent á að leita sér óháðrar og sérhæfðrar ráðgjafar til þess að fá vel upplýst álit á tilboðinu, þar á meðal varðandi skattalegar afleiðingar þess að samþykkja tilboðið.

Við hvetjum þig enn fremur til að lesa vandlega og í heild sinni (i) bráðabirgðagreinargerð/lýsingu sem myndar hluta skráningaryfirlýsingar á eyðublaði S-4 sem JBT lagði fyrir Verðbréfaeftirlit Bandaríkjanna (SEC) þann 15. maí 2024 og önnur skjöl sem verða lögð fyrir SEC þegar þau verða tiltæk þar sem þau munu hafa að geyma mikilvægar upplýsingar, og (ii) lýsinguna. Sé misræmi á milli þessa kafla 2.2 (Icelandic Language Summary) og annarra kafla þessa tilboðsyfirlits, skulu aðrir kaflar þessa tilboðsyfirlits gilda.

Hvorki íslenska né hollenska þýðingin á kafla 2.1 (Summary of the Offer) hefur verið samþykkt af Fjármálaeftirliti Seðlabanka Íslands, eða öðru yfirvaldi, þar með talið hollenska fjármálaeftirlitinu (AFM).

Tilboðsgjafi

John Bean Technologies Europe B.V., einkahlutafélag (NL: besloten vennootschap met beperkte aansprakelijkheid) sem stofnað var samkvæmt hollenskum lögum, hefur aðsetur í Rotterdam, Hollandi, heimilisfang við Deccaweg 32, 1042 AD Amsterdam, Hollandi og er skráð í hollensku fyrirtækjaskránni undir númerinu 63675013 og er dótturfélag sem er að fullu í eigu JBT.

Stjórn tilboðsgjafans samanstendur af Sherri Nicole Speaks (framkvæmdastjóri), Noah Nathaniel Popp (framkvæmdastjóri), Olaf Sijirier (framkvæmdastjóri) og Bram Jasper Bergsma (framkvæmdastjóri).

Fyrir frekari upplýsingar um tilboðsgjafann, sjá kafla 9 (Lýsing á tilboðsgjafanum).

Fyrirtækið	Marel hf., hlutafélag sem stofnað var samkvæmt íslenskum lögum, kennitala 620483-0369, með skráða skrifstofu við Austurhraun 9, 210 Garðabæ, Íslandi. Frekari upplýsingar um félagið má finna í kafla 6 (Lýsing á fyrirtækinu), 7 (Upplýsingar um hluthafa fyrirtækisins) og 8 (Mikilvægir atburðir fyrir fyrirtækið frá 31. desember 2022).

Tilboðsverð og greiðslur vegna tilboðs

Hluthöfum bjóðast 3,60 evrur á hvern hlut (miðað við viðmiðunargengi á hvert JBT-tilboðsbréf upp á 96,25 Bandaríkjadali) (kr. 538 á á hvern hlut (miðað við gengi ISK/EUR 149,5)), eftir því sem hægt er að breyta í samræmi við skilmála tilboðsins. Samþykkir hluthafar geta valið að fá, í skiptum fyrir hvern hlut í félaginu, eitt af eftirfarandi:

(i)  3,60 evrur í reiðufé;

(ii)  0,0265 JBT-tilboðsbréf og 1,26 evrur í reiðufé; eða

(iii)   0,0407 JBT-tilboðsbréf.

Samþykkir hluthafar geta valið að fá JBT-tilboðsbréfin skráð annað hvort í (i) NYSE eða (ii) Nasdaq Iceland (háð samþykki á tvískráningu) og ef ekkert sérstakt er valið, skulu samþykkir hluthafar fá JBT-tilboðsbréfin skráð í NYSE. Samþykkir hluthafar sem velja að fá greiðslur eins og lýst er í (i) að ofan munu eingöngu fá JBT-tilboðsbréfin ef hlutföllunarferlið sem lýst er í kafla 4.3 (Tilboðsverð og tilboðsgreiðslur) leiðir til þess að slíkir samþykkir hluthafar fá sambland af reiðufé og JBT-tilboðsbréfum.

Val mun verða háð hlutföllunarferlinu, eins og við á, eins og lýst er frekar í kafla 4.3 (Tilboðsverð og tilboðsgreiðslur) þannig að hluthafar munu fá við uppgjör tilboðsins

(að því gefnu að 100% hluthafa samþykki tilboðið) samanlagða fjárhæð sem nemur um það bil 950 milljónum evra í raiðufé og um það bil 38% eignarhlut í sameinuðu félagi.

Tilboðsverðið er:

•  54% yfir gengi hlutabréfa Marel á Nasdaq Iceland við lok markaða þann 23. nóvember 2023 sem var kr. 350 en það var síðasti viðskiptadagurinn áður en félagið tilkynnti um upphaflegt tilboð JBT; og

•  16% yfir gengi hlutabréfa Marel á Nasdaq Iceland við lok markaða þann 18. janúar 2024 sem var kr. 464 en það var síðasti viðskiptadagurinn áður en JBT tilkynnti fyrirætlanir sínar um að leggja fram valfrjálst tilboð í hlutafé félagsins.

Frekari upplýsingar má finna í kafla 4.3 (Tilboðsverð og greiðslur vegna tilboðs).

Tilboðstímabil	Tilboðið hefst þann 24. júní, 2024 og rennur út kl. 17.00 að íslenskum tíma á þeim degi þegar tíu (10) vikur eru liðnar frá því að tilboðið tekur gildi (hægt er að framlengja slíka dagsetningu á hverjum tíma samkvæmt viðskiptasamningnum, 6. mgr. 103. gr. laga nr. 108/2007 um yfirtökur og gildandi verðbréfamarkaðslöggjöf í Bandaríkjunum), eins og lýst er frekar í kafla 4.5 (Tilboðstímabil). Tilkynning um allar breytingar á tilboðstímabilinu verða kunngerðar í fréttaveitum Nasdaq Iceland og Euronext Amsterdam, hjá SEC og á vefsíðum JBT (www.jbtc.com) og félagsins (www.marel.com). Upplýsingarnar sem er að finna á eða eru aðgengilegar í gegnum vefsíðu félagsins eða JBT eru ekki hluti af þessum kafla 2.2 (Icelandic Language Summary) eða tilboðsyfirliti þessu og ekki er vísað í þær hér. Frekari upplýsingar má finna í kafla 4.5 (Tilboðstímabil).

Meðmæli stjórnar Marel	Félagið hefur skuldbundið sig til þess að birta rökstutt álit stjórnar Marel í samræmi við 5. mgr. 104. gr. laga nr. 108/2007 um yfirtökur og ákvæði 14e-2 samkvæmt bandarískum lögum um verðbréfaviðskipti hvað varðar tilboðið, sem staðfestir, með fyrirvara um skilmála og skilyrði viðskiptasamningsins, að stjórnin (a) styðji tilboðið, þar á meðal tilboðsverðið og aðra skilmála þess, (b) mæli með að hluthafar félagsins samþykki tilboðið og (c) telji að viðskiptin sem felast í tilboðinu muni hafa jákvæð áhrif á hagsmuni félagsins og stjórnendur þess og starfsfólk. Frekari upplýsingar má finna í kafla 5.2 (Meðmæli Marel).

Skilyrði tilboðsins	Réttur tilboðsgjafans og skylda til að samþykkja að kaupa hlutabréf í félaginu sem seld eru samkvæmt tilboðinu og eru ekki réttilega afturkölluð fyrir lok gildistíma tilboðsins er háð því að skilyrðin sem tilgreind eru í kafla 4.4 (Lokunarskilyrði) séu uppfyllt eða fallið sé frá þeim.

Lokafrestur	Bæði JBT og félagið geta rift viðskiptasamningnum ef tilboðinu hefur ekki verið lokið fyrir 4. júlí 2025 eða, ef slíkur frestur er framlengdur samkvæmt ákvæðum viðskiptasamningsins, fyrir 5. október 2025. Komi til slíkrar riftunar fer uppgjör tilboðsins ekki fram og hluthafar sem hafa samþykkt tilboðið verða leystir undan samþykki sínu. Frekari upplýsingar má finna í kafla 4.13 (Skiladagur).

Samþykktarferli

Hluthafar sem vilja samþykkja að selja hluti sína samkvæmt þeim skilmálum og skilyrðum sem kveðið er á um í þessu tilboði eru hvattir til að skila inn samþykki í samræmi við það sem fram kemur í kafla 4.9 (Samþykktarferli) fyrir lok gildistíma tilboðsins kl. 17:00 (að íslenskum tíma).

Samþykktarferli fyrir hluthafa sem eiga hlutabréf skráð á Nasdaq Iceland

Hluthafar sem eiga hlutabréf í félaginu skráð á Nasdaq Iceland og hafa íslensk rafræn skilríki og vilja selja hlutabréf sín samkvæmt skilmálum tilboðsins verða að skila inn samþykki sínu með því að fylla út rafræna samþykkiseyðublaðið sem er aðgengilegt á www.arionbanki.is/marel fyrir kl. 17:00 að íslenskum tíma á síðasta degi tilboðstímabilsins. Hluthafar sem eiga hlutabréf í félaginu skráð á Nasdaq Iceland en hafa ekki íslensk rafræn skilríki, eða geta ekki á annan hátt fyllt út rafræna samþykkiseyðublaðið, verða að fylla út og undirrita það samþykkiseyðublað sem er að finna í viðauka 1 við tilboðsyfirlit þetta og skila því til íslenska uppgjörsaðilans fyrir klukkan 17:00 að íslenskum tíma á lokadegi tilboðstímabilsins með tölvupósti á netfangið marel2024@arionbanki.is eða á skrifstofu íslenska uppgjörsaðilans að Borgartúni 19, 105 Reykjavík, Íslandi.

Samþykktarferli fyrir hluthafa sem eiga hlutabréf skráð á Euronext Amsterdam

Hluthafar sem eiga hlutabréf í félaginu skráð á Euronext Amsterdam eru beðnir um að koma samþykki sínu á framfæri við vörsluaðila, bankastofnun eða verðbréfamiðlara ekki síðar en kl. 17:00 að íslenskum tíma á lokadegi tilboðstímabilsins. Hver hluthafi skal hafa samband við sinn millilið til þess að nálgast upplýsingar um samþykktarferlið, þar á meðal frestinn sem slíkur hluthafi hefur til þess að senda milliliðnum fyrirmæli um að samþykkja tilboðið. Hluthafar skulu fylgja þeim frestum og verkferlum sem ákveðnir eru af þeirra millilið þar sem slíkir frestir geta verið frábrugðnir þeim dagsetningum sem tilgreindar eru í tilboðsyfirliti þessu. Þær fjármálastofnanir sem hafa aðild að Euronext Amsterdam geta boðið til sölu hlutabréf sem skráð eru á Euronext Amsterdam eingöngu til hollenska uppgjörsaðilans og eingöngu skriflega með tölvupósti á netfangið corporate.broking@nl.abnamro.com með því að fylla út og undirrita samþykktareyðublað sem hollenski uppgjörsaðilinn mun láta viðkomandi fjármálastofnunum í té.

Nánari upplýsingar um samþykktarferlið má finna í kafla 4.9 (Samþykktarferli).

Réttur til afturköllunar

Hluthafar sem hafa samþykkt tilboðið geta afturkallað samþykki sitt hvenær sem er á tilboðstímabilinu. Eftir lok gildistíma tilboðsins fellur rétturinn til afturköllunar niður og ekki verður hægt að afturkalla nein samþykki. Frekari upplýsingar má finna í kafla 4.10 (Réttur til afturköllunar).

Samþykkir hluthafar munu áfram verða bundnir af samþykki sínu þó að tilboðstímabilið sé framlengt og/eða tilboðsverðið hækkað nema þeir afturkalli samþykki sitt. Ef tilboðstímabilið er framlengt geta samþykkir hluthafar dregið samþykki sitt til baka fram að lokum þess tilboðstímabils sem hefur verið framlengt. Ef tilboðsgjafinn hækkar tilboðsverðið mun samþykkur hluthafi sem hefur samþykkt tilboðið á lægra verði sjálfkrafa hafa tilkall til slíks hækkaðs tilboðsverðs gangi tilboðið eftir.

Tilkynning um niðurstöður

Tilkynning um niðurstöður tilboðsins verða kunngerðar í fréttaveitum Nasdaq Iceland og Euronext Amsterdam, hjá SEC og á vefsíðum JBT (www.jbtc.com) og félagsins (www.marel.com) einum (1) viðskiptadegi eftir lok gildistíma tilboðsins.

JBT mun senda slíkar tilkynningar og yfirlýsingar til SEC á http://www.sec.gov og á annan hátt uppfylla skyldur sínar samkvæmt bandarískum lögum með tilliti til þess að upplýsa verðbréfaeigendur um allar efnislegar breytingar á útgefnum, sendum eða afhentum upplýsingum til verðbréfaeigenda.

Uppgjör

Uppgjör tilboðsins mun fara fram eins fljótt og auðið er en skal fara fram eigi síðar en þremur (3) viðskiptadögum eftir lok gildistíma tilboðsins (að því gefnu að tilboðsgjafi geti sótt um framlengingu eins og leyfilegt er samkvæmt 8. mgr. 103. gr. laga nr. 108/2007 um yfirtökur).

Við uppgjör tilboðsins skal tilboðsgjafinn gera tilboðið upp tafarlaust samkvæmt skilmálum þess og lögum og samþykkja kaup, og kaupa, öll hlutabréf sem borist hafa samþykki fyrir og hafa ekki verið réttilega afturkölluð samkvæmt tilboðinu. Hlutaskrá fyrirtækisins skal tafarlaust uppfærð eftir að tilboðinu lýkur. Ef hluthafar eiga bréf hjá vörsluaðila sínum, banka eða verðbréfamiðlara og greiðslur vegna uppgjörs eiga að fara inn á reikning slíks milliliðar, skulu þeir hafa samband við viðkomandi millilið til að ákvarða hvenær og hvernig eigi að færa greiðslurnar inn á reikninga þeirra.

Frekari upplýsingar um uppgjörið er að finna í kafla 4.14 (Uppgjör).

Læsing ráðstafaðra hlutabréfa	Með því að skila inn réttilega útfylltu samþykktareyðublaði, eða veita leiðbeiningar á annan hátt til uppgjörsaðila síns, veitir hver samþykkur hluthafi viðkomandi uppgjörsaðila heimild til að læsa hlutabréfunum sem viðkomandi samþykki tekur til þannig að ekki sé unnt að ráðstafa þeim á annan hátt. Frekari upplýsingar má finna í kafla 4.15 (Læsing ráðstafaðra hlutabréfa).

Fjármögnun

Tilboðið er ekki háð neinum fjármögnunarfyrirvara. Fjármagn vegna þess hluta tilboðsins sem er til greiðslu með reiðufé er að fullu tryggt með sjóðum sem tilboðsgjafinn hefur aðgang að samkvæmt fjármögnunarskuldbindingum Wells Fargo Securities, LLC, Wells Fargo Bank, National Association og Goldman Sachs

Bank USA með skilmálum sem eru hefðbundnir við fjármögnun yfirtökutilboða.

Spurningar

Hluthafar sem eiga hlutabréf í félaginu skráð á Nasdaq Iceland geta haft samband við íslenska uppgjörsaðilann, Arion banka hf., með allar fyrirspurnir sem tengjast samþykki og/eða uppgjöri tilboðsins með tölvupósti á netfangið assistance.marel2024@arionbanki.is.

Hluthafar sem eiga hlutabréf skráð á Euronext Amsterdam ættu að hafa samband við viðkomandi millilið sinn til þess að fá upplýsingar um samþykktarferlið. Milliliðir og hluthafar geta haft samband við hollenska uppgjörsaðilann, ABN AMRO Bank N.V., með allar fyrirspurnir með tölvupósti á netfangið corporate.broking@nl.abnamro.com.

2.3	Dutch Language Summary

Deze Paragraaf 2.3 (Dutch Language Summary) bevat een Nederlandse vertaling van de Engelstalige samenvatting van dit Biedingsbericht dat is uitgegeven ter zake van het openbaar Bod dat door de Bieder is uitgebracht op alle Aandelen met inachtneming van de voorwaarden zoals beschreven in dit Biedingsbericht.

De gedefinieerde termen in deze Paragraaf 2.3 (Dutch Language Summary) hebben de betekenis die daaraan is gegeven in Paragraaf 2.3 (Dutch Language Summary). Deze Nederlandse samenvatting vervangt dit Biedingsbericht niet. De Nederlandse samenvatting bevat belangrijke informatie over het Bod, maar is enkel bedoeld als een overzicht. De Nederlandse samenvatting is niet volledig en bevat niet alle informatie die voor Aandeelhouders van belang is om een afgewogen oordeel te kunnen vormen over het Bod. Aandeelhouders worden geadviseerd het volledige Biedingsbericht (inclusief de daarbij behorende bijlagen) zorgvuldig door te lezen en zo nodig onafhankelijk en gespecialiseerd advies in te winnen teneinde een afgewogen en goed geïnformeerd oordeel te kunnen vormen omtrent het Bod, waaronder begrepen de fiscale gevolgen van het aanmelden van Aandelen onder het Bod.

Tevens worden Aandeelhouders geadviseerd om de volgende documenten zorgvuldig en in het geheel door te lezen aangezien zij belangrijke informatie (zullen) bevatten: (i) het voorlopige prospectus en de verklaring van volmacht die onderdeel uitmaken van de Registration Statement Form S-4 zoals op 15 mei 2024 door JBT ingediend bij de SEC, en andere door JBT bij de SEC ingediende documenten wanneer zij beschikbaar komen; en (ii) de Aanbiedingsprospectus.

Waar deze Nederlandse samenvatting afwijkt van de Engelse tekst en samenvatting van dit Biedingsbericht, prevaleert de Engelse tekst en/of samenvatting. De Nederlandse en IJslandse vertalingen van de samenvatting van dit Biedingsbericht zijn niet beoordeeld of goedgekeurd door de IJslandse FSA of enige andere Overheidsinstantie, waaronder begrepen de Nederlandse AFM.

Nederlandstalige samenvatting van het Biedingsbericht

Bieder

De Bieder, John Bean Technologies Europe B.V., is een besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht, statutair gevestigd te Rotterdam, Nederland, met adres Deccaweg 32, 1042 AD Amsterdam, Nederland, geregistreerd onder nummer 63675013. De Bieder is een volledige en directe dochteronderneming van JBT.

Het bestuur van de Bieder bestaat uit de volgende leden: Sherri Nicole Speaks (bestuurder), Noah Nathaniel Popp (bestuurder), Olaf Sijirier (bestuurder) en Bram Jasper Bergsma (bestuurder).

Voor meer informatie over de Bieder wordt verwezen naar Hoofdstuk 9 (Description of the Offeror) van dit Biedingsbericht.

Doelvennootschap	De Doelvennootschap, Marel hf., is een naamloze vennootschap met beperkte aansprakelijkheid naar IJslands recht, statutair gevestigd te Garðabær, IJsland, met adres Austurhraun 9, 210 Garðabær, IJsland, geregistreerd onder nummer 620483-0369. Voor meer informatie over de Doelvennootschap wordt verwezen naar de Hoofdstukken 6 (Description of the Company), 7 (The Company’s Shareholder Information) and 8 (Significant Events since December 31, 2022 for the Company) van dit Biedingsbericht.

Biedprijs en Vergoeding

Voor elk Aangemeld Aandeel biedt de Bieder EUR 3,60 (op basis van een referentieprijs van USD 96,25 per JBT Vergoedingsaandeel) (ISK 538 per Aandeel (op basis van een ISK/EUR wisselkoers van 149,5)). Overeenkomstig de voorwaarden van het Bod kan de Biedprijs aangepast worden. Aangemelde Aandeelhouders kunnen ervoor kiezen om, in ruil voor elk Aandeel, één van de volgende Vergoedingen te ontvangen:

(i)  EUR 3,60 in contanten; of

(ii)  0,0265 nieuw en geldig uitgegeven, volgestorte en onbelaste JBT Vergoedingsaandelen en EUR 1,26 in contanten; of

(iii)   0,0407 nieuw en geldig uitgegeven, volgestorte en onbelaste JBT Vergoedingsaandelen.

Aangemelde Aandeelhouders kunnen kiezen voor JBT Vergoedingsaandelen genoteerd aan ofwel (i) de NYSE of aan (ii) Nasdaq Iceland (mits de Secundaire Notering wordt goedgekeurd). In het geval deze keuze niet expliciet gemaakt wordt ontvangen de betreffende Aangemelde Aandeelhouders JBT Vergoedingsaandelen genoteerd aan de NYSE. Aangemelde Aandeelhouders die kiezen voor de Vergoeding beschreven onder (i) hierboven ontvangen alleen JBT Vergoedingsaandelen als de ruilverhouding zoals verder beschreven in Paragraaf 4.3 (Offer Price and Offer Consideration) erin resulteert dat de betreffende Aangemelde Aandeelhouders een mix van contanten en JBT Vergoedingsaandelen ontvangen.

Keuzes in verband met de Vergoeding zijn onderhevig aan een ruilverhouding, zoals van toepassing en zoals verder beschreven in Paragraaf 4.3 (Offer Price and Offer Consideration) van dit Biedingsbericht. Deze ruilverhouding houdt in dat de Aandeelhouders onmiddellijk voorafgaand aan het Moment van Afwikkeling (ervan uitgaande dat 100% van de Aandeelhouders het Bod aanvaarden) in totaal ongeveer EUR 950 miljoen in contanten zullen ontvangen en een belang van ongeveer 38% in de Gecombineerde Groep zullen houden.

De Biedprijs vertegenwoordigt een premie van:

•  54% boven de slotkoers per Aandeel op Nasdaq Iceland van 23 november 2023 van ISK 350, zijnde de laatste handelsdag voorafgaand aan de openbaarmaking van het Initiële Bod door de Doelvennootschap; en

•  16% boven de slotkoers per Aandeel op Nasdaq Iceland van 18 januari 2024 van ISK 464, zijnde de laatste handelsdag voorafgaand aan de publiekelijke aankondiging van JBT inhoudende haar intentie het Bod uit te brengen.

Voor meer informatie over de Biedprijs en de Vergoeding wordt verwezen naar Paragraaf 4.3 (Offer Price en Offer Consideration) van dit Biedingsbericht.

Aanmeldingstermijn	De Aanmeldingstermijn vangt aan op 24 juni 2024 om (de “Aanvangsdatum”) en eindigt op de datum die tien (10) weken na de Aanvangsdatum valt, om 17:00 uur GMT. In overeenstemming met de Transactieovereenkomst, Artikel 103 lid 6 van de Icelandic Takeover Act en toepasselijke Amerikaanse Wetgeving kan de Aanmeldingstermijn verlengd worden. Aankondigingen ter zake van de eventuele wijziging van de Laatste Dag van Aanmelding worden openbaar gemaakt via de nieuwssystemen van Nasdaq Iceland en Euronext Amsterdam, bij de SEC en op de websites van JBT (www.jbtc.com) en de Doelvennootschap (www.marel.com). De informatie die beschikbaar is op of kan worden geraadpleegd via de websites van JBT of de Doelvennootschap maakt geen onderdeel uit van deze Paragraaf 2.3 (Dutch

Language Summary) of van dit Biedingsbericht en is hierin niet door middel van verwijzing opgenomen. Voor meer informatie over de (verlenging van de) Aanmeldingstermijn en de mogelijkheid tot wijziging van de Laatste Dag van Aanmelding wordt verwezen naar Paragraaf 4.5 (Offer Period) van dit Biedingsbericht.

Aanbeveling van het Marel Bestuur	De Doelvennootschap heeft toegezegd om met betrekking tot het Bod een gemotiveerde verklaring van het Bestuur van de Doelvennootschap in overeenstemming met Artikel 104 lid 5 van de Icelandic Takeover Act en Regel 14e-2 van de Exchange Act te publiceren. In deze verklaring zal, met inachtneming van de voorwaarden van de Transactieovereenkomst, bevestigd worden dat (a) de Doelvennootschap het Bod steunt, waaronder begrepen de Biedprijs en haar overige voorwaarden; (b) de Doelvennootschap aanbeveelt dat houders van Aandelen hun Aandelen aanmelden onder het Bod; en (c) de Doelvennootschap van mening is dat voltooiing van de Transactie bevorderlijk is voor de belangen van de Doelvennootschap en haar leidinggevenden en werknemers. Voor meer informatie over deze aanbeveling van het Bestuur wordt verwezen naar Paragraaf 5.2 (Marel Recommendation) van dit Biedingsbericht.

Voorwaarden bij het Bod	Het recht en de verplichting van de Bieder om het Bod af te wikkelen door elk Aandeel dat vóór de Laatste Dag van Aanmelding geldig is aangemeld en welke aanmelding niet geldig is ingetrokken voor omwisseling te aanvaarden en om te wisselen, is afhankelijk van of wordt voldaan aan, danwel of afstand wordt gedaan van, de Voorwaarden zoals uiteengezet in Paragraaf 4.4 (Closing Conditions) van dit Biedingsbericht.

Uiterlijke Datum	Zowel JBT als de Doelvennootschap kan de Transactieovereenkomst beëindigen als het Moment van Afwikkeling niet heeft plaatsgevonden op 4 juli 2025 of, indien deze datum op grond van de Transactieovereenkomst verlengd wordt, op 5 oktober 2025. In het geval van een dergelijke beëindiging zal het Bod niet worden voltooid en zullen Aangemelde Aandeelhouders worden ontheven van hun aanvaarding van het Bod. Voor meer informatie over de Uiterlijke Datum wordt verwezen naar Paragraaf 4.13 (Drop Dead Date) van dit Biedingsbericht.

Aanvaarding door de Aandeelhouders

Aandeelhouders die hun Aandelen willen aanbieden onder de voorwaarden en conform de bepalingen zoals opgenomen in dit Biedingsbericht worden uitgenodigd hun aanvaarding voorafgaand aan de Laatste Dag van Aanmelding, 17:00 uur GMT, kenbaar te maken in overeenstemming met de procedures zoals uiteengezet in Paragraaf 4.9 (Acceptance Procedure) van dit Biedingsbericht.

Procedure voor Aandeelhouders die Aandelen houden via Nasdaq Iceland

Aandeelhouders die Aandelen houden via Nasdaq Iceland en beschikken over een IJslands elektronisch identiteitsbewijs en hun Aandelen willen aanbieden onder de voorwaarden en conform de bepalingen zoals opgenomen in dit Biedingsbericht dienen hun aanvaarding van het Bod kenbaar te maken door voorafgaand aan de Laatste Dag van Aanmelding, 17:00 uur GMT, het elektronische aanvaardingsformulier zoals beschikbaar op www.arionbanki.is/marel te voltooien. Aandeelhouders die Aandelen houden via Nasdaq Iceland maar niet beschikken over een IJslands elektronisch identiteitsbewijs of wegens andere redenen het voornoemde elektronische aanvaardingsformulier niet kunnen voltooien dienen voorafgaand aan de Laatste Dag van Aanmelding, 17:00 uur GMT, het aanvaardingsformulier dat onderdeel uitmaakt van dit Biedingsbericht (als Appendix 1) in te vullen, te ondertekenen en te versturen aan het IJslandse Afwikkelingskantoor. Het ingevulde aanvaardingsformulier kan aan het IJslandse Afwikkelingskantoor verstuurd worden via het e-mailadres marel2024@arionbanki.is of per post op het adres Borgartún 19, 105 Reykjavík, IJsland.

Procedure voor Aandeelhouders die Aandelen houden via Euronext Amsterdam

Aandeelhouders die Aandelen houden via Euronext Amsterdam en hun Aandelen willen aanbieden onder de voorwaarden en conform de bepalingen zoals opgenomen in dit Biedingsbericht dienen hun aanvaarding van het Bod voorafgaand aan de Laatste Dag van Aanmelding, 17:00 uur GMT, kenbaar te maken bij hun (depositohoudende)bank, effectenbemiddelaar of anderszins financiële tussenpersoon. Aandeelhouders worden geadviseerd contact op te nemen met hun financiële tussenpersoon teneinde informatie te verkrijgen over de wijze van aanvaarding van het Bod binnen de Aanmeldingstermijn, inclusief de deadline waarbinnen de betreffende Aandeelhouder instructies moet sturen aan zijn of haar financiële tussenpersoon om het Bod te aanvaarden. Aandeelhouders dienen de data en het aanvaardingsproces in relatie tot het Bod zoals vastgesteld door hun financiële tussenpersoon in acht te nemen. Deze informatie kan namelijk afwijken van de data en tijdstippen zoals opgenomen in dit Biedingsbericht. Elke Toegelaten Instelling kan Aandelen genoteerd aan Euronext Amsterdam uitsluitend aan het Nederlandse Afwikkelingskantoor aanbieden en alleen schriftelijk per e-mail via corporate.broking@nl.abnamro.com door het invullen en ondertekenen van het aanvaardingsformulier voor financiële tussenpersonen dat door het Nederlandse Afwikkelingskantoor aan de Toegelaten Instellingen verstrekt zal worden.

Voor meer informatie over de aanvaarding van het Bod wordt verwezen naar Paragraaf 4.9 (Acceptance Procedure) van dit Biedingsbericht.

Herroepingsrechten

Op elk moment tijdens de Aanmeldingstermijn kunnen Aangemelde Aandeelhouders hun Aangemelde Aandelen onder het Bod intrekken. Na de Laatste Dag van Aanmelding houden alle eventuele herroepingsrechten op te bestaan en kunnen Aangemelde Aandelen onder het Bod niet meer ingetrokken worden. Voor meer informatie over herroepingsrechten wordt verwezen naar Paragraaf 4.10 (Withdrawal Rights) van dit Biedingsbericht.

Aangemelde Aandeelhouders zullen gebonden blijven aan hun aanvaarding van het Bod in het geval de Aanmeldingstermijn verlengd wordt en/of de Biedprijs verhoogd wordt, tenzij zij hun aanvaarding van het Bod intrekken. Indien de Aanmeldingstermijn verlengd wordt, kunnen de Aangemelde Aandeelhouders de door hen aangemelde Aandelen intrekken tot en met het einde van de (verlengde) Aanmeldingstermijn.

Indien de Bieder de Biedprijs verhoogt, hebben de Aangemelde Aandeelhouders die het Bod tegen een lagere prijs aanvaard hebben automatisch recht op deze verhoogde Biedprijs wanneer het Bod wordt voltooid.

Bekendmaking van het resultaat

Een mededeling over de resultaten van het Bod zal één (1) Werkdag na de Laatste Dag van Aanmelding openbaar worden gemaakt via de nieuwssystemen van Nasdaq Iceland en Euronext Amsterdam, bij de SEC, en op de websites van JBT (www.jbtc.com) en de Doelvennootschap (www.marel.com).

JBT zal dergelijke mededelingen en aankondigingen ook registreren bij de SEC op http://www.sec.gov en zal tevens op andere manieren voldoen aan de op haar rustende verplichtingen onder Amerikaanse Wetgeving met betrekking tot het informeren van effectenhouders over elke wezenlijke verandering in de informatie die wordt gepubliceerd, verzonden of verstrekt aan effectenhouders.

Afwikkeling	De Bieder wikkelt het Bod zo snel mogelijk af, maar niet later dan binnen drie (3) Werkdagen na de Laatste Dag van Aanmelding (met dien verstande dat de Bieder een verlenging van deze periode mag verzoeken overeenkomstig Artikel 103 lid 8 van de Icelandic Takeover Act).

Op de Dag van Afwikkeling zal de Bieder het Bod onverwijld afwikkelen overeenkomstig de voorwaarden van het Bod en toepasselijke Wetgeving, en alle Aandelen die conform de voorwaarden van het Bod geldig zijn aangemeld en niet geldig zijn ingetrokken voor omwisseling aanvaarden, en omwisselen. Het aandeelhoudersregister van de Doelvennootschap zal onmiddellijk na het Moment van Afwikkeling worden bijgewerkt. Indien Aandeelhouders Aandelen houden via een (depositohoudende)bank of effectenbemiddelaar en de betaling als gevolg van de afwikkeling van het Bod gedaan dient te worden op rekening van een dergelijk financieel tussenpersoon, dienen Aandeelhouders contact op te nemen met hun financieel tussenpersoon om te bepalen wanneer en op welke wijze de betaling op hun persoonlijke rekeningen gecrediteerd zal worden.

Voor meer informatie over de afwikkeling van het Bod wordt verwezen naar Paragraaf 4.14 (Settlement) van dit Biedingsbericht.

Blokkeren van Aangemelde Aandelen

Door een rechtsgeldig IJslands aanmeldingsformulier in te dienen of op andere wijze instructies te geven aan zijn of haar financieel tussenpersoon, geeft elke Aangemelde Aandeelhouder het relevante Afwikkelingskantoor of zijn financieel tussenpersoon toestemming om de betreffende Aandelen ten gunste van het relevante Afwikkelingskantoor danwel financieel tussenpersoon te blokkeren.

Voor meer informatie over het blokkeren van Aangemelde Aandelen wordt verwezen naar Paragraaf 4.15 (Blocking of Tendered Shares) van dit Biedingsbericht.

Financiering van het Bod	De Bieder beschikt over voldoende middelen om het Bod te voltooien, het Bod is aldus niet onderworpen aan enige financieringsvoorwaarde. De in contanten te betalen Biedprijs overeenkomstig het Bod is volledig gedekt door fondsen die tot de Bieder beschikbaar staan krachtens financieringstoezeggingen verstrekt door Wells Fargo Securities, LLC, Wells Fargo Bank, National Association en Goldman Sachs Bank USA, op voorwaarden die gebruikelijk zijn voor de financiering van openbare biedingen.

Vragen

Aandeelhouders die Aandelen houden via Nasdaq Iceland kunnen contact opnemen met het IJslandse Afwikkelingskantoor, Arion banki hf., indien zij vragen hebben over de aanvaarding en/of afwikkeling van het Bod. Dit kan per e-mail via assistance.marel2024@arionbanki.is.

Aandeelhouders die Aandelen houden via Euronext Amsterdam dienen contact op te nemen met hun financieel tussenpersoon voor informatie over het aanvaardingsproces. Financiële tussenpersonen en Aandeelhouders die vragen hebben over de aanvaarding en/of afwikkeling van het Bod, kunnen ook contact opnemen met het Nederlandse Afwikkelingskantoor, ABN AMRO Bank N.V. Dit kan per e-mail via corporate.broking@nl.abnamro.com.

Nederlandse definities

Aanbiedingsprospectus	betekent het prospectus in verband met het Bod in overeenstemming met artikel 3 van Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 en de IJslandse wet 14/2020;

Aandeelhouder	betekent een houder van één of meer Aandelen in de Doelvennootschap op enig moment (behoudens de Doelvennootschap zelf);

Aandelen	betekent aandelen uitgegeven door de Doelvennootschap, in totaal gelijk aan 771,007,916 aandelen met nominale waarde van 1 ISK elk (ISIN IS0000000388) (elk een “Aandeel”);

Aangemelde Aandeelhouders	betekent Aandeelhouders die het Bod op geldige wijze hebben aanvaard en die hun Aandelen niet geldig hebben ingetrokken;

Aangemeld Aandeel	betekent elk Aandeel dat voorafgaand aan of op de Laatste Dag van Aanmelding in overeenstemming met het Bod is aangemeld en dat niet is ingetrokken onder het Bod;

Aanmeldingstermijn	betekent de periode gedurende welke de Aandeelhouders hun Aandelen kunnen aanmelden bij de Bieder, vanaf de Aanvangsdatum (24 juni 2024) tot de Laatste Dag van Aanmelding, 17:00 uur GMT;

Aanvangsdatum	betekent de dag waarop de Aanmeldingstermijn aanvangt (24 juni 2024);

AFM	betekent de Stichting Autoriteit Financiële Markten;

Afwikkelingskantoor	betekent het IJslandse Afwikkelingskantoor of het Nederlandse Afwikkelingskantoor;

Bestuur	betekent de raad van bestuur van de Doelvennootschap;

Bieder	betekent John Bean Technologies Europe B.V., een besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht, statutair gevestigd te Rotterdam, Nederland, met adres Deccaweg 32, 1042 AD Amsterdam, Nederland, geregistreerd onder nummer 63675013;

Biedingsbericht	betekent dit biedingsbericht (inclusief bijlagen) zoals door de Bieder verstrekt aan de Aandeelhouders;

Biedprijs	betekent de biedprijs van EUR 3,60 per aandeel (op basis van een referentieprijs van USD 96,25 per JBT Vergoedingsaandeel) (ISK 538 per Aandeel (op basis van een ISK/EUR wisselkoers van 149,5)), welke in overeenstemming met de voorwaarden van het Bod kan worden aangepast;

Bod	betekent het vrijwillig openbaar overnamebod zoals in dit Biedingsbericht beschreven;

Dag van Afwikkeling	betekent de dag waarop de Bieder het Bod afwikkelt, zijnde niet later dan de derde Werkdag na de Laatste Dag van Aanmelding (tenzij verlengd in overeenstemming met Artikel 103 lid 7 van de Icelandic Takeover Act);

Doelvennootschap of Marel	betekent Marel hf., een naamloze vennootschap met beperkte aansprakelijkheid naar IJslands recht, statutair gevestigd te Garðabær, IJsland, met adres Austurhraun 9, 210 Garðabær, IJsland, geregistreerd onder nummer 620483-0369;

Euronext Amsterdam	betekent de beurs van Euronext Amsterdam, een gereglementeerde markt beheerd door Euronext Amsterdam N.V.;

Gecombineerde Groep	betekent de beoogde bedrijfscombinatie van JBT en de Doelvennootschap;

Icelandic Takeover Act	betekent de Icelandic Takeover Act nr. 108/2007, zoals van tijd tot tijd gewijzigd;

IJslands Afwikkelingskantoor	betekent het betaal- en wisselkantoor Arion Banki hf.;

Initieel Bod	betekent het initiële voorstel van JBT aan de Doelvennootschap van 16 november 2023 om 100% van de Aandelen te verkrijgen voor EUR 3,15 per Aandeel;

JBT	betekent John Bean Technologies Corporation;

JBT Vergoedingsaandelen	betekent de aandelen JBT die uitgegeven worden onder het Bod als Vergoeding (elk een “JBT Vergoedingsaandeel”);

Laatste Dag van Aanmelding	betekent de dag waarop de (al dan niet verlengde) Aanmeldingstermijn afloopt;

Moment van Afwikkeling	betekent het moment op de Dag van Afwikkeling waarop de Bieder alle Aandelen die in overeenstemming met de voorwaarden van het Bod geldig zijn aangemeld en niet geldig zijn ingetrokken voor omwisseling aanvaardt, en omwisselt;

Nasdaq Iceland	betekent de beurs van Nasdaq Iceland, een gereglementeerde markt beheerd door Nasdaq Iceland hf.;

Nederlands Afwikkelingskantoor	betekent het betaal- en wisselkantoor ABN AMRO Bank N.V.;

NYSE	betekent de New York Stock Exchange;

Overheidsinstantie	betekent (i) elke overheid, (ii) elke overheids- of regelgevende entiteit, instantie, afdeling, commissie, onderafdeling, raad, administratief agentschap of instrumentaliteit, (iii) elke rechtbank, tribunaal, gerechtelijk orgaan, of arbiter of arbitragepanel of (iv) elke niet-gouvernementele zelfregulerende instantie, effectenbeurs, commissie of autoriteit, in elk van (i) tot (iv) ongeacht of het gaat om supranationale, nationale, federale, staats-, provinciale, gemeentelijke of provinciale instanties, en ongeacht of het gaat om lokale, binnenlandse of buitenlandse instanties;

SEC	betekent de Securities and Exchange Commission;

Secundaire Notering	betekent de beoogde secundaire notering aan Nasdaq Iceland van in ieder geval die JBT Vergoedingsaandelen ten aanzien waarvan Aandeelhouders hebben verkozen aan Nasdaq Iceland genoteerde JBT Vergoedingsaandelen te willen ontvangen onder het Bod (in plaats van aan de NYSE genoteerde JBT Vergoedingsaandelen);

Toegelaten Instelling	betekent de instellingen die toegelaten zijn tot Euronext Amsterdam (elk een “Toegelaten Instelling”);

Transactie	betekent het door de Bieder uitgebrachte Bod aan de Aandeelhouders voor alle Aandelen;

Transactieovereenkomst	betekent de transactieovereenkomst tussen en getekend door de Bieder, JBT en de Doelvennootschap van 4 april 2024 (zoals van tijd tot tijd gewijzigd in overeenstemming met de bepalingen van deze transactieovereenkomst);

Uiterlijke Datum	betekent de dag waarop zowel JBT als de Doelvennootschap de Transactieovereenkomst kan beëindigen als het Moment van Afwikkeling dan niet heeft plaatsgevonden (4 juli 2025 of, indien deze datum in overeenstemming met de Transactieovereenkomst verlengd wordt, 5 oktober 2025);

Vergoeding	betekent de vergoeding zoals geboden aan de Aandeelhouders onder het Bod in (i) contanten; of (ii) een mix van contanten en JBT Vergoedingsaandelen; of (iii) JBT Vergoedingsaandelen;

Voorwaarden	betekent de opschortende voorwaarden zoals beschreven in Paragraaf 4.4 (Closing Conditions) van dit Biedingsbericht;

Werkdag	betekent elke dag, anders dan een zaterdag, zondag of andere dag waarop banken in Reykjavik, IJsland of New York, Verenigde Staten in het algemeen gesloten zijn voor normale bedrijfsvoering;

Wetgeving	betekent alle federale, staats-, lokale, gemeentelijke, buitenlandse of andere wetten, statuten, grondwetten, beginselen van gewoonterecht, verordeningen, codes, regels, voorschriften, uitspraken of andere wettelijke vereisten die zijn uitgevaardigd, vastgesteld, aangenomen, afgekondigd, uitgevoerd of anderszins van kracht zijn geworden door of onder het gezag van een Overheidsinstantie.

3.	BACKGROUND AND RATIONALE FOR THE TRANSACTION AND PROSPECTS FOR MAREL

3.1	Background to the Transaction

JBT Management and the JBT Board regularly review JBT’s results of operations, future growth prospects and positions in the industries in which it operates, as well as strategic options for JBT’s business in light of industry, economic and other conditions. In connection with these reviews, JBT from time to time evaluates potential transactions that would further its strategic objectives, including by engaging with representatives of other companies in its industries, investment bankers and investors to explore potential opportunities to enhance shareholder value.

In or around late 2017 and early 2018, representatives of JBT Management and Marel management held preliminary discussions on a potential strategic transaction between the parties. In early 2018, JBT submitted a non-binding indication of interest to Marel, which ultimately was rejected by Marel.

On October 27, 2023, JBT and Goldman Sachs & Co. LLC (“Goldman Sachs”) discussed the M&A market in general following JBT’s recent disposition of its AeroTech business. Conversations included the possibility of reaching out to Marel in early 2024. Representatives of JBT Management considered Goldman Sachs a valued financial advisor because of Goldman Sachs’ qualifications, expertise and reputation in providing strategic and financial advisory services in various industrial M&A transactions, its knowledge of the businesses and affairs of JBT and its knowledge of the industry in which JBT operates.

On November 7, 2023, Mr. Árni Oddur Thordarson resigned as Chief Executive Officer of Marel and Mr. Árni Sigurðsson was appointed as Interim Chief Executive Officer of Marel. On November 7, 2023, Mr. Brian Deck, President and Chief Executive Officer of JBT, emailed Mr. Sigurðsson to congratulate him on his appointment and suggested a virtual meeting.

On November 9, 2023, Mr. Friðrik Johannsson, chairman of the board of directors of Eyrir Invest hf. (“Eyrir”), Marel’s largest shareholder, contacted Mr. Deck to discuss whether JBT was potentially interested in acquiring Eyrir’s stake in Marel.

During the week of November 13, 2023, Messrs. Deck, Thordarson and Johannsson, along with their respective financial advisors, held multiple telephone conversations to discuss JBT purchasing Eyrir’s stake in Marel. During that series of calls, Mr. Deck indicated to Mr. Johannsson that JBT was not interested in acquiring a minority ownership stake in Marel but noted that JBT might be interested in pursuing a business combination with Marel provided it would not be viewed as a hostile overture, which Mr. Johannsson indicated Eyrir would potentially be supportive of, depending on the valuation.

On November 16, 2023, the JBT Board held a meeting attended by JBT Management and representatives of each of Kirkland & Ellis LLP (“Kirkland”), JBT’s legal advisor, and Goldman Sachs. JBT Management provided an overview on a proposed business combination with Marel, including the rationale and potential structure. Representatives of Goldman Sachs presented, based on publicly available information, a preliminary financial analysis of the proposed transaction. Following discussion, the JBT Board approved the submission to Marel of a non-binding proposal to acquire all of the outstanding Shares for EUR 3.15 per Share (482 Icelandic Krona (“ISK”) per Share based on an ISK/EUR exchange rate of 153.0 as of November 16, 2023), which represented a 32% premium to Marel’s closing share price on November 16, 2023 (the “Initial Proposal”). Also at the meeting, the JBT Board also formed a subcommittee of the JBT Board (the “JBT Subcommittee”), consisting of Alan D. Feldman, Mr. Deck, Maury Devine and Charles L. Harrington, to oversee JBT Management in connection with the proposed business combination.

On November 18, 2023, the JBT Subcommittee held a meeting at which JBT Management further discussed with the JBT Subcommittee the strategic rationale of a potential combination of JBT and Marel, and provided an update on its negotiations with Eyrir, including with respect to Eyrir providing an irrevocable commitment to support a potential business combination between JBT and Marel (the “Eyrir Undertaking”) as well as Eyrir entering into an exclusivity agreement with JBT pursuant to which Eyrir would agree not to transfer its shares in Marel or take certain other actions for a limited period of time.

The Eyrir Undertaking was executed on November 19, 2023, and committed Eyrir to support JBT’s proposal to acquire Marel by means of a voluntary takeover offer, subject to certain terms (including minimum price and valuation). The Eyrir Undertaking was accompanied by an exclusivity agreement, also dated November 19, 2023, pursuant to which Eyrir agreed to an exclusivity period of two months during which it would not engage in any direct or indirect discussions or negotiations, or enter into any agreements, in each case with respect to, the transfer of its shares in Marel to a third party other than JBT.

On November 19, 2023, JBT submitted to Marel (i) the Initial Proposal and (ii) the Eyrir Undertaking.

On November 22, 2023, a subcommittee of the Marel Board, consisting of Arnar Þór Másson, Ton van der Laan and Dr. Svafa Grönfeldt (the “Marel Subcommittee”), met with Marel Executive Management and representatives of J.P. Morgan Securities plc (“J.P. Morgan”), a financial advisor to Marel, and BAA//Fjeldco (“BBA”), Marel’s legal advisor based in Iceland, to evaluate the terms of the Initial Proposal.

On November 24, 2023, following rumors concerning a potential takeover offer for Marel, Marel issued a press release disclosing that it had received a non-binding initial proposal regarding a potential offer for all of Marel’s shares, although the release did not disclose JBT’s name or any of the material terms of such proposal. Later that same day, after having received verbal guidance from the Icelandic FSA and NASDAQ Iceland, Marel issued a second press release which named JBT as the party that submitted the proposal and disclosed the material terms of the Initial Proposal. The second press release naming JBT triggered a requirement under Icelandic law that JBT announce its intention to launch an offer before January 5, 2024 (unless an extension of such period was granted by the Icelandic FSA). Also on November 24, 2023, JBT issued a press release confirming the Initial Proposal. Later that day, the Marel Board held a meeting at which Marel management and representatives of J.P. Morgan and BBA were present to discuss the Initial Proposal.

On November 27, 2023, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland and Goldman Sachs were present. JBT Management provided an overview of developments that occurred in the previous week, including in relation to the Eyrir Undertaking, the Initial Proposal and the subsequent press releases issued on November 24, 2023. Representatives of Goldman Sachs provided an update regarding the status of the transaction and discussed with the JBT Board potential next steps.

On November 27, 2023, the Marel Board held a meeting at which Marel management was present to further discuss the Initial Proposal. The Marel Subcommittee also met that day with Marel management and representatives of J.P. Morgan and BBA to further discuss the Initial Proposal. On November 28, 2023, Marel issued a press release announcing the Marel Board’s determination that the Initial Proposal was not in the best interest of Shareholders since it did not account for the intrinsic value of the business as well as the inherent risk of executing the proposed transaction.

On November 29, 2023, the JBT Board held a meeting that JBT Management and representatives of each of Kirkland, Goldman Sachs, and LEX (JBT’s legal advisor in Iceland) attended. JBT Management briefed the JBT Board on recent developments, including Marel’s rejection of the Initial Proposal. Following a presentation from representatives of Goldman Sachs of a preliminary financial analysis, LEX provided an overview of the likely considerations of Shareholders from an Icelandic law perspective.

On December 5, 2023, Mr. Feldman, Chairman of the JBT Board, and Mr. Deck held a telephonic discussion with Mr. Sigurðsson to request that Marel engage in discussions with JBT on a potential transaction. Mr. Sigurðsson indicated that he would convey this request to and discuss it further with the Marel Board.

On December 6, 2023, following discussions with Mr. Arnar Þór Másson, Chairman of the Marel Board, Mr. Sigurðsson communicated to Mr. Deck by email that while Marel appreciated the outreach from Messrs. Feldman and Deck and would continue to comply with its fiduciary duties, Marel was not actively considering engaging in any material corporate transaction at that time.

Also on December 6, 2023, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland, LEX and Goldman Sachs were present. JBT Management provided an overview of the potential synergies that could be achieved in connection with the proposed transaction with Marel. Representatives of Goldman Sachs provided an update regarding the status of the transaction and discussed with the JBT Board potential next steps, and LEX presented an overview on the role of boards and directors under Icelandic law. Following the departure of the representatives from Goldman Sachs from the meeting, the JBT Board discussed and approved the terms of the proposed engagement letter to be entered into with Goldman Sachs, which was executed on December 7, 2023.

On December 8, 2023, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland, LEX and Goldman Sachs were present. JBT Management presented on the global protein market, including the trends for the global protein food processing equipment market. Representatives of Goldman Sachs provided an overview of the status of the transaction and discussed potential next steps with the JBT Board. Following such discussion, JBT Management informed the JBT Board that they would prepare a revised proposal for review at the next JBT Board meeting.

On December 10, 2023, Goldman Sachs delivered a disclosure letter to JBT regarding its relationships with JBT, Marel and Eyrir.

On December 11, 2023, Marel announced the appointment of Mr. Sigurðsson as Chief Executive Officer.

Also on December 11, 2023, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland, LEX and Goldman Sachs, were present. JBT Management presented on its valuation analysis and representatives of Goldman Sachs presented a preliminary financial analysis. There was a discussion on the terms of a revised proposal (the “Second Proposal”) to Marel for EUR 3.40 per Share (511 ISK per Share based on an ISK/EUR exchange rate of 150.3 as of December 8, 2023), which represented a 46% premium to Marel’s unaffected share price as of November 23, 2023. Following discussion, the JBT Board instructed JBT Management to submit the Second Proposal to Marel.

On December 13, 2023, JBT submitted the Second Proposal to Marel. In addition to the terms described above, the Second Proposal contemplated a secondary listing of JBT stock on Nasdaq Iceland, proportional representation for Marel on the board of the Combined Group and a long-term commitment to a significant Icelandic presence to preserve Marel’s heritage. On the same day, the Marel Subcommittee and representatives of J.P. Morgan met to discuss the Second Proposal and related disclosure to be provided to the market. Later that day, each of JBT and Marel issued press releases confirming conveyance and receipt of the Second Proposal. In its press release, Marel indicated that it was evaluating the Second Proposal.

On December 14, 2023, the Marel Subcommittee met with representatives of J.P. Morgan to further discuss the Second Proposal. On December 15, 2023, the Marel Board held a meeting at which Marel management and representatives of J.P. Morgan were present to evaluate the Second Proposal.

On December 16, 2023, Mr. Sigurðsson confirmed to Mr. Deck that the Marel Board had approved further interaction with JBT in connection with a proposed transaction to gain more clarity on the terms of the Second Proposal and JBT’s undertakings expressed therein, although indicated that the proposed value of the Second Proposal was not sufficient.

On December 18, 2023, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland and Goldman Sachs were present to discuss the steps required to announce an intention to launch an

Icelandic voluntary takeover offer. In light of the January 5, 2024 deadline to publish an intention to make an offer, there was a discussion and agreement on seeking an extension from the Icelandic FSA, which request was made to the Icelandic FSA on December 21, 2023. Representatives of Goldman Sachs presented a preliminary financial analysis and representatives of Kirkland provided an overview of the regulatory landscape and various other legal considerations in connection with a potential transaction.

On December 18, 2023, Baker McKenzie (“Baker”), Marel’s legal advisor, delivered a draft mutual non-disclosure agreement to Kirkland. Thereafter, Kirkland and Baker negotiated the terms of this agreement, which was executed on December 22, 2023. On January 5, 2024, Eyrir executed a joinder to the non-disclosure agreement, pursuant to which it acknowledged and agreed to comply with the terms of such non-disclosure agreement as if it was a party thereunder.

Following execution by JBT and Marel of the non-disclosure agreement, JBT and Marel commenced sharing certain due diligence information (including holding discussions on potential synergies) and in January 2024, each opened up online data sites to facilitate the due diligence of each party. The due diligence review of each of JBT and Marel continued until the signing of the Transaction Agreement and included multiple due diligence calls held between the parties, together with their respective advisors.

On December 22, 2023, December 28, 2023, and January 4, 2024, representatives of JBT and Marel held telephonic meetings to discuss JBT’s proposal, including, among other matters, JBT’s estimated financial projections for Marel.

During December 2023 and January 2024, (i) Messrs. Deck and Sigurðsson held various telephonic conversations to discuss certain governance and social matters, which ultimately resulted in certain statements in the January 19, 2024 intention statement described below and (ii) representatives of JBT and Marel and their respective advisors discussed, among other things, the estimated synergies that could reasonably be expected to result from the proposed transaction.

On January 3, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland, LEX, and Goldman Sachs were present. Mr. Deck updated the JBT Board on the conversations with Mr. Sigurðsson. Representatives of Goldman Sachs provided a status update on the potential transaction and presented on potential next steps and key workstreams. The JBT Board discussed potential synergies between Marel and JBT.

On January 5, 2024, the Icelandic FSA formally granted an extension to the statutory deadline for JBT to announce its intention to launch a voluntary takeover offer from January 5, 2024 to January 19, 2024. Each of JBT and Marel issued respective press releases confirming the extension.

On January 11, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland and Goldman Sachs were present. At the meeting, (i) representatives of JBT Management presented on the protein markets and strategic landscape, (ii) representatives of Goldman Sachs provided a transaction update, including JBT’s share price performance since January 2023 and analyst feedback, and a preliminary financial analysis, and (iii) Kirkland presented on the JBT Board’s fiduciary duties and discussed the use of transaction agreements in Icelandic voluntary takeover offers and the potential terms of such agreements.

On January 12, 2024, representatives of Goldman Sachs, at the instruction of JBT Management, verbally communicated to representatives of J.P. Morgan the possibility of JBT issuing a revised non-binding proposal of EUR 3.50 per Share, with a consideration mix of 65% stock and 35% cash.

On January 15, 2024, in accordance with instructions of the Marel Board, representatives of J.P. Morgan held a telephonic discussion with representatives of Goldman Sachs, at which J.P. Morgan relayed Marel’s perspective that the Marel Board might support a proposal that would include (i) EUR 3.70 per Share, (ii) an antitrust termination fee payable by JBT in the event of failure to obtain the required regulatory approvals, (iii) expense reimbursement by Marel in the event of a Marel change of recommendation and (iv) a number of directors of Marel to serve on the board of the Combined Group in proportion to the pro forma ownership of the Combined Group.

Also on January 15, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland, LEX and Goldman Sachs were present. At the meeting, Mr. Deck provided an update on a conversation with Mr. Sigurðsson in which Mr. Sigurðsson expressed Marel’s intention to reject the January 12 non-binding proposal unless it were improved. Representatives of Goldman Sachs presented a situation update. After discussion, the JBT Board approved a revised offer of EUR 3.60 per Share, based on an implied price per JBT Share of USD 96.25, which revised implied price reflected the JBT Board’s view of a more normalized trading price of JBT Shares based on JBT’s trailing stock price.

On January 17, 2024, Messrs. Deck and Sigurðsson held a telephone discussion at which Mr. Deck proposed a revised proposal with a headline price of EUR 3.60 per Share, based on an implied price per JBT Share of USD 96.25, with a consideration mix of 65% stock and 35% cash (the “Third Proposal”). Messrs. Sigurðsson and Deck discussed the proposal at length, and Mr. Sigurðsson noted that he would elevate the conversation to the Marel Board.

Also on January 17, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland, LEX, and Goldman Sachs were present. Mr. Deck provided an update on his discussions with Mr. Sigurðsson since the previous board meeting.

Additionally on January 17, 2024, the Marel Board also held a meeting attended by Marel management and representatives of J.P. Morgan. Following discussion, the Marel Board agreed to engage with JBT based on the terms of the Third Proposal.

On January 18, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland and Goldman Sachs were present. Following discussion, including questions addressed by JBT Management and JBT’s advisors, the JBT Board approved the publication of an intention to launch the Offer on the terms of the Third Proposal.

Also on January 18, 2024, JBT formally submitted the Third Proposal to Marel. The Third Proposal provided that Shareholders would have the flexibility to elect to receive, in exchange for each Share, (i) cash consideration in the amount of EUR 3.60, (ii) stock consideration consisting of 0.0407 JBT Offer Shares or (iii) cash consideration in the amount of EUR 1.26 and stock consideration consisting of 0.0265 JBT Offer Shares, subject to proration such that the aggregate consideration paid in the Offer was approximately 65% JBT Offer Shares and 35% in cash. The Third Proposal reconfirmed, among other things, JBT’s commitment to Marel’s Icelandic heritage and certain governance matters related to the Combined Group. In addition, the Third Proposal provided that the closing of the Offer would be subject to certain closing conditions, including the Minimum Acceptance Condition, JBT shareholder approval and regulatory approvals.

Also on January 18, 2024, representatives of Goldman Sachs, at the instruction of the JBT Board, met with representatives of J.P. Morgan to clarify the terms of the Third Proposal and each of JBT’s and Marel’s respective forthcoming announcements of the terms of the Third Proposal, as well as the next steps regarding a potential transaction.

On January 19, 2024, JBT announced its intention to launch the Offer on the terms set forth in the Third Proposal. Each of JBT and Marel issued a press release on January 19, 2024, confirming JBT’s announcement of its intention to launch the Offer, with Marel’s press release announcing the Marel Board’s decision to engage with JBT to further discussions and emphasizing the compelling logic of the combination and the attractiveness of the terms of the Third Proposal.

From January 19, 2024, until the signing of the Transaction Agreement, representatives of JBT and Marel and their respective advisors held multiple conversations to negotiate the terms of the Transaction Agreement and related documents and discuss the proposed transaction, including further discussion of potential synergies, the business strategy for the combined group, the optimal organizational structure and other matters. These conversations included in-person meetings in Iceland.

On January 22, 2024, Kirkland shared an initial draft clean team agreement with Baker, and the parties negotiated the terms of this agreement until it was executed on February 2, 2024.

On February 15, 2024, Kirkland delivered an initial draft of the Transaction Agreement to Baker. From February 15, 2024 until the execution of the Transaction Agreement, Baker and Kirkland exchanged drafts of the Transaction Agreement and the form of Offer Document and engaged in negotiations and discussion regarding the terms and conditions of the Transaction Agreement and the Offer, including: (i) the ability of JBT to waive the Minimum Acceptance Condition and close the Offer with a lower percentage of the Shares tendered in the Offer, (ii) the interim operating covenants applicable to each of JBT and Marel, (iii) the triggers for payment of expense reimbursement by each party (and the quantum of the cap on such expense reimbursement), (iv) the applicable Drop Dead Date and the final amount of the potential reverse termination fee that would be payable by JBT in the event of a failure to obtain regulatory approvals in certain circumstances, (v) the timing of signing of the Transaction Agreement relative to launch of the Offer and (vi) the scope of the mutual representations and warranties of the parties.

On February 28, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland and Goldman Sachs were present. At the meeting, JBT Management provided the JBT Board with an update on the status of the transaction workstreams, including the timing of the launch of the Offer, governance matters, regulatory approvals and certain work required by Marel’s accountants to prepare financial information to be included in certain transaction documents, including the Registration Statement.

On March 28, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland, Goldman Sachs and LEX were present. At the meeting, (i) JBT Management provided the JBT Board with an update on the status of the transaction workstreams, including the timing of the signing of the Transaction Agreement and launch of the Offer, (ii) Goldman Sachs reviewed and discussed a preliminary financial analysis with respect to the Transaction, and (iii) representatives of Kirkland presented on the JBT Board’s fiduciary duties and discussed certain key terms of the latest draft Transaction Agreement.

On April 1, 2024, the Marel Board held a meeting at which Marel management, Mr. Deck and representatives of each of Baker and BBA were present. The representatives of Baker, BBA and the Marel Board discussed the key terms of the Transaction Agreement, including further discussion on antitrust and corporate governance considerations. During the meeting, the representatives of Baker, BBA and the Marel Board also discussed the issuance of the Reasoned Statement.

On April 2, 2024, the Marel Board held meetings at which Marel management and representatives of each of J.P. Morgan and Coöperatieve Rabobank (“Rabobank”) were present. At such meetings, J.P. Morgan and Rabobank reviewed with the Marel Board their respective preliminary financial analyses with respect to the proposed consideration payable in the Transaction.

Also on April 2, 2024, the JBT Board held a meeting at which JBT Management and representatives of each of Kirkland and Goldman Sachs were present. Representatives of Kirkland discussed the key terms of the latest draft Transaction Agreement and the proposed financing package, and Goldman Sachs presented a preliminary financial analysis with respect to the Transaction. Following further discussion with and questions from members of the JBT Board, to which representatives of each of Goldman Sachs and Kirkland responded, the JBT Board (i) determined that the Transaction, including the Offer and the issuance of the new JBT Offer Shares in connection therewith, was advisable and in the best interests of JBT and its stockholders and approved the entry into the Transaction Agreement (subject to any changes approved by the Transaction Agreement Committee) and (ii) established a committee comprised of Mr. Deck and Mr. Feldman to negotiate and approve the final terms of the Transaction Agreement, subject to the delivery of Goldman Sachs’ final opinion (the “Transaction Agreement Committee”).

On April 4, 2024, the Transaction Agreement Committee held a meeting at which JBT Management and representatives of each of Kirkland and Goldman Sachs were present. Representatives of Kirkland provided an update on the negotiations with respect to the Transaction Agreement since the prior JBT Board meeting and discussed the key terms of the final Transaction Agreement. Following a presentation by representatives of Goldman Sachs of a financial analysis with respect to the Transaction and at the request of the Transaction Agreement Committee, representatives of Goldman Sachs rendered Goldman Sachs’ oral opinion, subsequently confirmed in writing, that, as of April 4, 2024 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid by JBT for all of the Shares pursuant to the Transaction Agreement was fair from a financial point of view to JBT. For further discussion about Goldman Sachs’ opinion. Following further discussion, the Transaction Agreement Committee approved the terms of and entry into the Transaction Agreement.

Also on April 4, 2024, the Marel Board held a meeting at which Marel management was present to discuss updates on the negotiations with respect to the Transaction Agreement since the prior Marel Board meeting and discussed the key terms of the final Transaction Agreement. The Marel Board also discussed updates to the offer documentation and the Reasoned Statement since the prior Marel Board meeting. Following further discussion, the Marel Board approved the terms of and entry into the Transaction Agreement. In connection with the execution of the Transaction Agreement, J.P. Morgan and Rabobank provided to the Marel Board their respective financial analyses of the proposed consideration and, at the request of the Marel Board, delivered separate written opinions each dated April 4, 2024 to the Marel Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to holders of Shares in the proposed Transaction was fair, from a financial point of view, to such holders (other than as set forth in such opinions).

On April 5, 2024, each of JBT and Marel issued respective press releases announcing the execution of the Transaction Agreement.

3.2	Rationale for the Transaction and Prospects for the Company

Compelling Strategic Rationale

JBT and the Company intend to bring about a business combination of the JBT Group and the Marel Group (such combined enterprise, the “Combined Group”), and it is anticipated that the Combined Group would be named “JBT Marel Corporation”. A combination of JBT and the Company would create a leading and diversified global food and beverage technology solutions provider by bringing together two renowned companies with long histories and complementary product portfolios, highly respected brands, and impressive technology.

The Transaction is consistent with JBT’s strategic plan and M&A objectives of pursuing transactions with strong industrial logic and with synergy potential to generate customer benefits and enhance shareholder value.

The Combined Group would have an expanded global footprint, which would enable global customers to more efficiently access industry leading technology worldwide, and the combination is expected to provide beneficial outcomes for customers through expanded product offerings and application knowledge, leveraged R&D capabilities, and enhanced global customer care support, including a focus on improving equipment uptime and efficiency through its comprehensive and differentiated digital solutions, OmniBlu™ and Innova.

The Combined Group is expected to continue to cater to the trend towards automation solutions in the food and beverage industry and make a greater impact on customer sustainability objectives by offering solutions that provide for more responsible use of the world’s precious food, beverage, water, and energy resources.

Synergy Opportunities

Operating efficiencies are expected to create meaningful cost synergies of more than $125 million within three years following the completion of the transaction across areas such as procurement, manufacturing, and operating expenses. In addition, the Combined Group is expected to benefit from additional revenue synergies given attractive cross-selling, go-to-market effectiveness, scaled innovation, and enhanced global customer care capabilities.

Leverage

The structure and resulting leverage of this highly strategic transaction does not over-leverage the Combined Group and, assuming a transaction close by year-end 2024, the Combined Group is expected to have a pro forma net leverage ratio of less than 3.5x at year-end 2024, which is prior to synergies, and is expected to be well below 3.0x net leverage by year-end 2025, providing significant financial flexibility to the Combined Group to pursue further strategic initiatives.

Governance and Social Matters

Brian Deck, current President and Chief Executive Officer of JBT and member of the JBT Board, will continue to serve as Chief Executive Officer of the Combined Group and member of the board of directors of the Combined Group, and Matthew Meister, current Executive Vice President and Chief Financial Officer of JBT, will continue to serve as Executive Vice President and Chief Financial Officer of the Combined Group. Árni Sigurdsson, current Chief Executive Officer of Marel, will serve as President of the Combined Group. The executive leadership team of the Combined Group following the Closing will consist of a combination of individuals from the current JBT and Marel management teams.

Upon the Closing, the board of directors of the Combined Group will consist of ten members, consisting of Mr. Deck, five independent directors from the pre-Closing JBT Board selected by JBT and four independent directors from the pre-Closing Marel Board selected by the Company. The following table lists the names, ages and positions of those individuals who it is anticipated will become directors of the Combined Group:

Name	Age	Position
Barbara L. Brasier	65	Director
Brian A. Deck	56	Chief Executive Officer and Director
Alan D. Feldman	72	Director
Svafa Grönfeldt	59	Director
Olafur S. Guðmundsson	54	Director
Charles Harrington	65	Director
Lawrence V. Jackson	70	Director
Polly B. Kawalek	69	Director
Antonius T.C. van der Laan	71	Director
Arnar Þór Másson	52	Director

In the Transaction Agreement, JBT and the Company agree to use their respective reasonable best efforts to take, as applicable, all actions necessary:

(a)	Board and Committee Composition:

(i)

to cause the board of directors of the Combined Group (the “JBT Marel Board”) to be set at ten (10) directors and consist (immediately subsequent to the Closing) of four (4) independent directors from the pre-Closing Marel Board selected by Marel (together with their successors, the “Marel Independents”), five (5) independent directors from the pre-Closing JBT Board selected by JBT (together with their successors, the “JBT Independents”), and the JBT Chief Executive Officer (the “JBT CEO”);

(ii)	to cause the JBT Board chairman to be appointed or elected to serve as chairman of the JBT Marel Board;

(iii)

to cause the initial term of three (3) of the Marel Independents to expire at the 2026 JBT Marel Corporation annual stockholder meeting, and the initial term of one (1) of the Marel Independents to expire at the 2025 JBT Marel Corporation annual stockholder meeting, provided that the initial term of any of the Marel Independents shall in no event expire earlier than the next JBT Marel Corporation annual stockholder meeting following their respective appointment;

(iv)	to cause each committee of the JBT Marel Board to consist of three (3) of the JBT Independents and two (2) of the Marel Independents;

(v)

to cause the JBT Board to establish, as of the Closing, and to maintain through the third (3rd) anniversary thereof (the “Board Succession Period”), a nominating committee consisting of two (2) of the Marel Independents and one (1) of the JBT Independents (such committee, the “Special Nominating Committee”) with the exclusive authority, through a majority vote of the committee members then in office, to (A) propose candidates to fill any vacancy arising on the JBT Marel Board resulting from the cessation of service by any Marel Independent for any reason and (B) propose director nominees to be included in the JBT Marel Board slate for election at each annual stockholder meeting of the Combined Group, or at any special stockholder meeting of the Combined Group at which directors are elected, to fill each seat previously held by a Marel Independent;

(b)	Management

(i)	to cause the current JBT CEO to continue as Chief Executive Officer of the Combined Group following the Closing;

(ii)	to cause the Company’s current Chief Executive Officer to serve as the President of the Combined Group following the Closing;

(iii)

to provide that (A) the executive leadership team (“ELT”) of the Combined Group following the Closing shall consist of a combination of individuals from both the current JBT and the Company management teams and (B) such ELT members shall report directly to either the Chief Executive Officer of the Combined Group or the President of the Combined Group;

(iv)	to otherwise collaborate in good faith prior to Closing to determine the best talent for key management positions of the Combined Group;

(c)	Integration Committee

(i)

to form a Management Integration Committee (the “Management Integration Committee”) immediately subsequent to the Closing (A) consisting solely of, and co-chaired by, each of the Chief Executive Officer of the Company and the JBT CEO, (B) which shall report to the JBT Marel Board, and (C) the charter of which will provide that such committee will (1) drive cultural connectivity and internal communication strategy, (2) drive collaboration and (3) optimize ongoing operations to drive performance; and

(d)	Other

(i)	to cause the corporate name of JBT to be changed to “JBT Marel Corporation” effective as of the Closing;

(ii)

(A) if JBT and the Company jointly determine to change the current JBT NYSE stock symbol, to cause the stock symbol to be changed as jointly agreed, and (B) JBT and the Company shall jointly determine the stock symbol for JBT Offer Shares to be listed on Nasdaq Iceland;

(iii)

to cause, following the Closing, (A) the Combined Group’s corporate headquarters to remain in Chicago, Illinois, and (B) the Company’s current facility in Garðabær, Iceland to be designated as the Combined Group’s European headquarters and a global technology center of excellence; and

(iv)	to cause the Combined Group to maintain the Company’s brands in global markets.

For further details, see Sections 5.14 (Secondary Listing) and 5.20 (Governance and Social Matters).

Subject to, and in accordance with, the provisions and limitations in the Transaction Agreement, for individuals employed by the Company or any of its Subsidiaries at the Closing who remain employed immediately following the Closing, JBT has agreed to provide such employees, during the period commencing on the Closing and ending on the first anniversary of the Closing (or, if earlier, the date of employment termination), with (a) an annual base salary or hourly wage rate, as applicable, at least as favorable as that provided to such employees as of immediately prior to Closing, (b) a target annual short-term cash incentive compensation opportunity at least as favorable as that provided to such employees as of immediately prior to the Closing, and (c) certain employee benefits that are substantially comparable in the aggregate to such employee benefits maintained for such employees as of immediately prior to the Closing under the Company’s benefit plans or such employee benefits as by applicable Law and collective bargaining agreement or other contract with any labor union, works council, or other labor organization.

4.	TERMS AND CONDITIONS FOR THE OFFER

4.1	Offerees

The Offer extends to all Shares which are not owned by the Company itself. The Settlement Agents will notify all Shareholders listed in the Company’s share registry, including custody agents, of the Offer at the beginning of the day on June 24, 2024, except for Shareholders in such jurisdictions in which, to the knowledge of the Offeror, the distribution of the Offer Document and making of the Offer would be contrary to Law or otherwise restricted.

This Offer Document can be obtained on the websites of the Company (www.marel.com) and JBT (www.jbtc.com). The information contained on or accessible through the Company’s website or JBT’s website does not constitute part of this Offer Document and is not incorporated herein by reference.

4.2	Degree of Control

As of the Commencement Date, the Offeror, or parties acting in concert with the Offeror within the meaning of Article 100 of the Icelandic Takeover Act, do not hold any Shares, other than as described in Section 3.1 (Background to the Transaction).

4.3	Offer Price and Offer Consideration

Offer Price

The Offer Price represents a premium of:

•	54% to the closing price of the Shares on Nasdaq Iceland as of November 23, 2023, of ISK 350, being the last trading day prior to the Company’s disclosure of the Initial Offer; and

•	16% to the closing price of the Shares on Nasdaq Iceland as of January 18, 2024, of ISK 464, being the last trading day prior to JBT’s announcement of its intention to launch the Offer.

Offer Consideration

The consideration offered to the Shareholders is any of (at the election of each Shareholder):

(a)

cash consideration in the amount of EUR 3.60 per Share (the “All-Cash Offer Consideration,” and the Shares with respect to which such election has been made and not validly withdrawn, the “Cash Electing Shares”);

(b)

cash consideration in the amount of EUR 1.26 along with a stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares per Share (the “Mixed Offer Consideration,” and the Shares with respect to which such election has been made and not validly withdrawn, the “Mixed Election Shares”); or

(c)

stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares per Share (the “All-Stock Offer Consideration,” and together with the All-Cash Offer Consideration and the Mixed Offer Consideration, the “Consideration,” and the Shares with respect to which the All-Stock Offer Consideration election has been made and not validly withdrawn, the “Stock Electing Shares”).

As described in Section 4.14 (Settlement), Accepting Shareholders can choose to receive JBT Offer Shares listed on either (i) the NYSE or (ii) Nasdaq Iceland, subject to the approval of the Secondary Listing, and provided that, if no explicit selection is made, Accepting Shareholders shall receive JBT Offer Shares listed on NYSE. Accepting Shareholders who elect the All-Cash Offer Consideration will only receive JBT Offer Shares if the proration process described below results in such Accepting Shareholders receiving a mix of cash and JBT Offer Shares.

Fractional Shares

No fractional JBT Offer Shares will be exchanged for any Shares tendered in the Offer by any Shareholder. Notwithstanding any other provision of the Transaction Agreement, each Accepting Shareholder who would otherwise have been entitled to receive a fraction of a share of JBT Offer Shares shall receive in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale for the account of all such holders of JBT Offer Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares shall be executed on the NYSE and shall be executed in round lots, to the extent practicable. The receipt of the net proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer taxes and other out-of-pocket transaction costs for such Accepting Shareholders. The net proceeds of such sale will be converted into Euros (at the spot USD to Euro exchange rate) and distributed to the Accepting Shareholders with each such Accepting Shareholder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional JBT Offer Share will be determined on the average net proceeds per Share. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Accepting Shareholders in lieu of fractional interests, such amounts shall be made available to such Accepting Shareholders. Any such sale shall be made on the Settlement Date. For Euronext Amsterdam Shares, fractional shares are settled in accordance with the customary arrangement Shareholders would have with their financial intermediary.

Proration

The All-Stock Offer Consideration and the All-Cash Offer Consideration shall be subject to the following adjustment:

(a)

if the Cash Election Amount exceeds the Available Cash Election Amount, then (i) all Stock Electing Shares shall be converted to the right to receive the All-Stock Offer Consideration, (ii) all Mixed Election Shares shall be converted into the right to receive the Mixed Offer Consideration, and (iii) the following consideration shall be paid in respect of each Cash Electing Share:

(1)	an amount of cash equal to the quotient of (x) the Available Cash Election Amount divided by (y) the number of Cash Electing Shares; and

(2)	a number of JBT Offer Shares equal to the quotient of (x) the difference of the Available Stock Election Amount less the Stock Election Amount divided by (y) the number of Cash Electing Shares; and

(b)

if the Available Cash Election Amount exceeds the Cash Election Amount, then (i) all Cash Electing Shares shall be converted into the right to receive the All-Cash Offer Consideration, (ii) all Mixed Election Shares shall be converted into the right to receive the Mixed Offer Consideration, and (iii) the following consideration shall be paid in respect of each Stock Electing Share:

(1)	an amount of cash equal to the quotient of (x) the difference of the Available Cash Election Amount less the Cash Election Amount divided by (y) the number of Stock Electing Shares; and

(2)	a number of JBT Offer Shares equal to the quotient of (x) the Available Stock Election Amount divided by (y) the number of Stock Electing Shares.

For purposes of this Section 4.3 (Offer Price and Consideration):

“Available Cash Election Amount” means (i) the product of EUR 1.26 multiplied by the total number of Shares tendered into the Offer as at the Expiration Date, minus (ii) the aggregate amount of cash to be paid in respect of all Mixed Election Shares.

“Available Stock Election Amount” means (i) the product of 0.0265 multiplied by the total number of Shares tendered into the Offer as at the Expiration Date minus (ii) the aggregate amount of JBT Offer Shares to be paid in respect of all Mixed Election Shares.

“Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) EUR 3.60 (before giving effect to any proration as described above).

“Stock Election Amount” means the product of (i) the number of Stock Electing Shares multiplied by (ii) 0.0407 (before giving effect to any proration as described above).

By way of illustrative example only, assuming (i) all Shareholders are Accepting Shareholders and (ii) there are 753,950,271 Shares issued and outstanding as of the Expiration Date (excluding any Marel Treasury Shares):

(a)

if 50% of Accepting Shareholders elect to receive the All-Cash Offer Consideration (which would result in an aggregate total of EUR 1,357 million in cash), 10% of Accepting Shareholders elect to receive the Mixed Offer Consideration (which would result in an aggregate total of EUR 95 million in cash and 1.998 million JBT Offer Shares) and 40% of Accepting Shareholders elect to receive the All-Stock Offer Consideration (which would result in an aggregate total of 12.274 million JBT Offer Shares), then the Cash Election Amount would equal EUR 1,357 million and the Stock Election Amount would equal 12.274 million JBT Offer Shares. In such circumstances, the Cash Election Amount would exceed the Available Cash Election Amount of EUR 855 million, and the Stock Election Amount would be less than the Available Stock Election Amount of 17.982 million JBT Offer Shares, and the effect of the proration as described above will result in Accepting Shareholders who elected to receive:

(1) the All-Stock Offer Consideration, receiving the All-Stock Offer Consideration in an aggregate amount of 12.274 million JBT Offer Shares;

(2) the Mixed Offer Consideration, receiving the Mixed Offer Consideration in an aggregate amount of EUR 95 million in cash and 1.998 million JBT Offer Shares; and

(3) the All-Cash Offer Consideration, receiving a mix of cash and JBT Offer Shares in an aggregate amount of EUR 855 million in cash and 5.707 million JBT Offer Shares (i.e., EUR 2.268 in cash and 0.015 JBT Offer Shares per Share).

(b)

if 25% of Accepting Shareholders elect to receive the All-Cash Consideration (which would result in an aggregate total of EUR 679 million in cash), 20% of Accepting Shareholders elect to receive the Mixed Offer Consideration (which would result in an aggregate total of EUR 190 million in cash and 3.996 million JBT Offer Shares) and 55% of Accepting Shareholders elect to receive the All-Stock Offer Consideration (which would result in an aggregate total of 16.877 million JBT Offer Shares), then the Cash Election Amount would equal EUR 679 million and the Stock Election Amount would equal 16.877 million JBT Offer Shares. In such circumstances, the Cash Election Amount would be less than the Available Cash Election Amount of EUR 760 million, and the Stock Election Amount would exceed the Available Stock Election Amount of 15.984 JBT Offer Shares, and the effect of the proration as described above would result in Accepting Shareholders who elected to receive:

(1) the All-Stock Offer Consideration, receiving a mix of cash and JBT Offer Shares in an aggregate amount of EUR 81 million in cash and 15.984 million JBT Offer Shares (i.e., EUR 0.196 in cash and 0.039 JBT Offer Shares per Share);

(2) the Mixed Offer Consideration, receiving the Mixed Offer Consideration in an aggregate amount of EUR 190 million in cash and 3.996 million JBT Offer Shares; and

(3) the All-Cash Offer Consideration, receiving the All-Cash Offer Consideration in an aggregate amount of EUR 679 million in cash.

4.4	Closing Conditions

The Offeror’s right and obligation to accept for exchange, and to exchange, any Share validly tendered and not validly withdrawn prior to the Expiration Date is subject to the satisfaction or waiver of the conditions set forth below (collectively, the “Closing Conditions”).

(a)

Mutual Conditions. The following conditions may (to the extent permitted by applicable Laws) be waived, in whole or in part at any time or from time to time prior to the Expiration Date, by the Offeror only following approval by both JBT and the Company (without prejudice to the Minimum Acceptance Condition, which permits the Offeror to reduce the percentage in its sole discretion):

(i)

Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the Transaction under the HSR Act shall have expired or been terminated (which waiting period expired at 11:59 p.m., Eastern time, on May 8, 2024), (ii) all other waivers, clearances, approvals and waiting periods under the Antitrust Laws of the United States, in the European Union, Australia, New Zealand, Saudi Arabia, South Africa, Turkey and the United Kingdom (the “Specified Antitrust Jurisdictions”) and under Foreign Investment Laws of the European Union, Iceland, France and any other jurisdiction identified to the Company by JBT in accordance with the Transaction Agreement (“Specified FDI Jurisdictions,” and together with the Specified Antitrust Jurisdictions, the “Specified Regulatory Jurisdictions”) shall have been obtained, terminated or expired, as applicable, and (iii) no voluntary agreement between JBT, the Offeror or the Company, on the one hand, and any Governmental Authority, on the other hand, not to consummate the Transaction shall be in effect (the “Regulatory Approvals Condition”);

(ii)

No Legal Prohibition. No Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transaction or the acquisition of Shares by JBT or the Offeror illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction or the acquisition of Shares by JBT or the Offeror, or (ii) issued or granted any order that is in effect and has the effect of making the Transaction or the acquisition of Shares by JBT or the Offeror illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction or the acquisition of Shares by JBT or the Offeror (the “No Legal Prohibition Condition”);

(iii)

Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement (the “Registration Statement Condition”);

(iv)

JBT Stockholder Approval. The JBT Stockholder Approval shall have been obtained after a vote of the JBT stockholders has been taken and completed at the JBT Stockholders Meeting or at any adjournment or postponement thereof (the “JBT Stockholder Approval Condition”);

(v)	NYSE Listing. The NYSE shall have approved (and not subsequently withdrawn) the listing of the JBT Offer Shares, subject to official notice of issuance (the “NYSE Listing Condition”); and

(vi)

Minimum Acceptance. The Offer shall have been validly accepted by eligible Shareholders representing (when taken together with any Shares acquired or agreed to be acquired by the Offeror other than through the Offer) at least 90% (or, in the Offeror’s sole discretion, a lower percentage; provided, however, that such percentage shall not be reduced below 80% without the Company’s consent) of the issued and outstanding share capital and voting rights of the Company (excluding, for clarity, Shares owned by any Marel Group Company) as at the Offer Closing Time and such acceptances not being withdrawn or subject to any third party consents in respect of pledges or other rights (such condition, the “Minimum Acceptance Condition”).

(b)

Conditions Waivable by the Offeror. The following conditions may (to the extent permitted by applicable Laws) be waived by the Offeror, in its sole discretion, in whole or in part at any time or from time to time prior to the Expiration Date:

(i)

Company Representations and Warranties. (A) The Company Capitalization Representations shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except for de minimis inaccuracies, (B) the Company Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) in all material respects at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time, (C) the representation and warranty in Section 1.7 of Part II of Annex 10.1 of the Transaction Agreement (related to the absence of certain changes) shall be true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time and (D) the representations and warranties of the Company set forth in Part II of Annex 10.1 of the Transaction Agreement other than those described in the preceding clauses (A), (B) and (C) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Marel Group; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (A), (B), (C) or (D) as applicable) only as of such date or period;

(ii)

Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects the agreements or covenants required to be performed, or complied with, by it under the Transaction Agreement at or prior to the Offer Closing Time; and

(iii)	No Material Adverse Effect with respect to the Marel Group. Since the date of the Transaction Agreement, a Material Adverse Effect shall not have occurred with respect to the Marel Group.

(c)

Conditions waivable by the Company. The following conditions may (to the extent permitted by applicable Laws) be waived by the Company, in its sole discretion, in whole or in part at any time or from time to time prior to the Expiration Date:

(i)

JBT Representations and Warranties. (A) The JBT Capitalization Representations shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except for de minimis inaccuracies, (B) the JBT Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) in all material respects at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time and (C) the representation and warranty in Section 1.8 of Part I of Annex 10.1 of the Transaction Agreement (related to the absence of certain changes) shall be true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time and (D) the representations and warranties of JBT and the Offeror set forth in Part I of Annex 10.1 of the Transaction Agreement other than those described in the preceding clauses (A), (B) and (C) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except where the failure to be so true and correct

(disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the JBT Group; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (A), (B), (C) or (D) as applicable) only as of such date or period;

(ii)

Performance of Obligations of JBT and the Offeror. Each of JBT and the Offeror shall have performed and complied with in all material respects the agreements or covenants required to be performed, or complied with, by it under the Transaction Agreement at or prior to the Offer Closing Time; and

(iii)	No Material Adverse Effect with respect to the JBT Group. Since the date of the Transaction Agreement, a Material Adverse Effect shall not have occurred with respect to the JBT Group.

(d)

Dutch Consultation Condition. A Dutch WC Completion Event shall have occurred in respect of each of the Company Dutch WC and the JBT Dutch WC, and respective resolutions having been adopted by the Company and JBT that are compliant with the applicable Dutch WC Completion Event.

4.5	Offer Period

The Offer Period starts on the Commencement Date. In accordance with paragraph 6 of Article 103 of the Icelandic Takeover Act and the terms of the Transaction Agreement, the Parties agree that the Offer will have an initial acceptance period of ten (10) weeks after the Commencement Date, provided, however, that:

(a)	the Expiration Date shall occur no earlier than twenty (20) business days (as defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the date of) the Commencement Date;

(b)

the Offeror shall extend the Offer Period as required by any Law, or any rule, regulation or other applicable legal requirement of the Icelandic FSA or the SEC or of Nasdaq Iceland, the NYSE or the Euronext Amsterdam, in any such case, which is applicable to the Offer or to the extent necessary to resolve any comments of the Icelandic FSA or the SEC applicable to the Disclosure Documents; and

(c)

at or prior to any then-applicable Expiration Date, the Offeror shall (subject to any required approval from the Icelandic FSA) extend the Offer Period (i) by one or more additional periods of not less than ten (10) days per extension (or such shorter period as mutually agreed by the Parties in writing) if additional time is required to permit satisfaction of the Closing Conditions (other than the Minimum Acceptance Condition) or (ii) by at least an additional three (3) periods of not less than ten (10) days each if all the Closing Conditions (other than the Minimum Acceptance Condition) have either been satisfied or waived in accordance with Section 12 of the Transaction Agreement or if, by their nature, are to be satisfied at the Expiration Date, would have been satisfied at the Expiration Date or else validly waived; provided, however, that (A) in no event shall the Offeror be required to extend the Offer Period beyond the Drop Dead Date and (B) any such extension shall not be deemed to impair, limit or otherwise restrict in any manner the rights of the Offeror to terminate the Transaction Agreement in accordance with the terms thereof,

(in each case, the offer period running between and including the Commencement Date and the Expiration Date, as extended by the Offeror pursuant to the Transaction Agreement and paragraph 6 of Article 103 of the Icelandic Takeover Act, the “Offer Period”). For clarity, (but without prejudice to the termination right in Section 13.2(a) of the Transaction Agreement (as summarized in Section 5.11(b)(i)) or the requirements to extend in the immediately preceding sentence), the Offeror may, in its reasonable discretion (subject to any required approval from the Icelandic FSA), extend the acceptance period for any duration (or repeated periods) in order to permit time for the satisfaction of the Closing Conditions.

Pursuant to the Transaction Agreement, JBT agrees to (i) use its reasonable best efforts to obtain any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from the Icelandic FSA required by the Icelandic FSA (any of the foregoing, an “FSA Extension Approval”) to extend any Offer Period as promptly as practicable prior to any then-applicable Expiration Date; provided that nothing shall require JBT or the Offeror to amend the terms of the Offer, this Offer Document or the Offering Prospectus (other than such administrative amendments as are reasonably required to document and implement any extension in accordance with the terms of the Transaction Agreement or a Requirement Amendment) or the terms of the Transaction Agreement, except to the extent of a Required Amendment, and (ii) keep the Company informed on a reasonably current basis of the status of the Offer, including with respect to any FSA Extension Approval or the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto.

4.6	Changes to the Offer Price and Consideration

The Offeror does not intend to increase the Offer Price but reserves the right to do so in accordance with applicable rules, including Article 100 of the Icelandic Takeover Act and U.S. securities laws. However, any increase of the Offer Price shall not constitute a new tender offer. Shareholders who have validly accepted the Offer will continue to be bound by their acceptances if the Offer Price is increased, subject to the withdrawal rights as described in Section 4.10 (Withdrawal Rights).

Pursuant to Article 100 of the Icelandic Takeover Act, if the Offeror, or parties acting in concert with the Offeror within the meaning of Article 100 of the Icelandic Takeover Act, pays a higher price or offers better terms for the Shares (a) during the Offer Period, the Offeror is required to adjust the Offer and offer that higher price to Shareholders, or (b) during a three (3) month period following the Expiration Date, those Shareholders who accepted the Offer shall be paid a supplemental payment corresponding to the difference in price.

In the unlikely event that the Offeror increases the Offer Price, Shareholders who have accepted the Offer at a lower Offer Price will automatically be entitled to such increased Offer Price if the Offer is completed. If the Offeror increases the Offer Price within the last two weeks of the Offer Period, the Offeror will hold the Offer open so that it expires at least two weeks from the date on which the notice of such increase is first published, and otherwise as required by Icelandic Law and Rule 14e-1 of the Exchange Act.

If the Offeror increases or decreases the percentage of Shares sought in the Offer or the Consideration, or changes the type of Consideration offered to the Shareholders, then pursuant to Rule 14e-1 of the Exchange Act, the Offeror must extend the Offer Period for at least ten (10) Business Days from the date on which notice of such increase or decrease is first published, sent or given to securityholders.

4.7	Notification of extension/increase

Notification of any changes to the Offer Price, Consideration or the terms of the Offer will be made public in accordance with paragraph 3 of Article 107 and Article 114 of Icelandic Takeover Act and applicable U.S. securities laws. A copy of the notification and a supplement to this Offer Document, as applicable, will be sent to all Shareholders listed in the Company’s share registry on the date of such notification.

Notification of any changes to the Expiration Date will be made public on Nasdaq Iceland’s and Euronext Amsterdam’s news systems, with the SEC, and on the websites of JBT (www.jbtc.com) and the Company (www.marel.com). The information contained on or accessible through the Company’s website or JBT’s website does not constitute part of this Offer Document and is not incorporated herein by reference.

4.8	Revocation of the Offer

Pursuant to Article 105 of the Icelandic Takeover Act, the Offer may be revoked by the Offeror if any of the following conditions are satisfied:

(a)	another public offer pursuant to the Icelandic Takeover Act is made which is equivalent to or more favorable than the Offer;

(b)	a Closing Condition is not fulfilled or, to the extent applicable, waived in accordance with the terms of the Transaction Agreement;

(c)	the Company increases its share capital; or

(d)	other special circumstances warrant revocation of the Offer.

Revocation of the Offer is subject to the approval of the Icelandic FSA and any withdrawal of the Offer will be made public in accordance with Article 114 of the Icelandic Takeover Act.

The Transaction Agreement may be terminated as described in Section 5.11 (Termination) and, upon such termination, the Offeror may withdraw this Offer Document and revoke the Offer at its sole discretion.

4.9	Acceptance Procedure

Shareholders who wish to tender their Shares on the terms and conditions set out in this Offer are urged to submit their acceptance in accordance with the procedures set out herein prior to the Expiration Date at 5.00 p.m. (Icelandic time).

Shareholders who hold Shares registered in the name of a custodian, bank or stockbroker or other nominee, must contact such Persons to accept the Offer. The relevant custodian, bank or stockbroker may set an earlier deadline for communication by Shareholders in order to permit the custodian, bank or stockbroker to communicate its acceptances to the relevant Settlement Agent in a timely manner. Accordingly, Shareholders should contact their custodian, bank or stockbroker to obtain information about the deadline by which such Shareholder must send instructions to such financial intermediary to accept the Offer and should comply with the dates set by such financial intermediary, as such dates may differ from the dates and times noted in this Offer Document.

Any Acceptance that is not correctly completed or that is received after the Expiration Date can be rejected without further notice. There shall be no obligation on the Offeror, the Settlement Agents or any person acting on its or their behalf to give notice of any defects or irregularities in any Acceptance and no liability shall be incurred by any of them for failure to give any such notification. Furthermore, neither the Offeror nor the Settlement Agents will be responsible for delays in the postal system or for any Acceptance forwarded by e-mail that are not received in time due to technical or any other reason. All questions as to the form of all documents and the validity (including the time of receipt) and acceptance of such documents will be determined by the Offeror, in its sole discretion, which determination will be final and binding.

The Offeror reserves the right to approve acceptances that are received after the Expiration Date. However, the Offeror will ensure due compliance with the duty to treat Shareholders equally under the Icelandic Takeover Act and applicable Law when exercising its discretion pursuant to the foregoing.

Accepting Shareholders must indicate the number of Shares that they wish to tender in its Acceptance, however JBT’s expectation is that Accepting Shareholders will tender all of their Shares in the Offer. All Shares to be tendered to the Offeror pursuant to the Offer must be free from any and all charges, liens and other encumbrances. Any third party with registered encumbrances or other third-party rights over the relevant securities account(s) must complete and submit its Acceptance and thereby waive its rights in the Shares sold in the Offer and approve the transfer of the Shares to the Offeror free and clear of any such encumbrances and any other third-party rights. Shares shall be transferred inclusive of any dividends declared or any other distributions in respect of the transferred Shares that have not been paid by the Company prior to settlement of the Offer. The Offeror reserves the right to ascertain whether any pledges or encumbrances are in place before making a payment.

Accepting Shareholders will remain the legal owners of their Shares and retain voting rights and other shareholder rights related thereto to the extent permitted under applicable Law until the Settlement Date. Upon settlement of the Offer and the registration of the Offeror as the owner of the Shares in the Company’s share registry, the Offeror will be able to exercise the voting rights attached to the Shares sold in the Offer.

Acceptance Procedure for Shareholders holding Nasdaq Iceland Shares

Shareholders who hold Nasdaq Iceland Shares and have an Icelandic electronic ID, and who wish to tender their Shares on the terms and conditions of the Offer must submit their acceptance of the Offer by completing the acceptance form available on www.arionbanki.is/marel, in the form and substance prescribed thereby (the “Icelandic Electronic Acceptance Form”) prior to 5.00 p.m. (Icelandic time) on the Expiration Date.

Shareholders who hold Nasdaq Iceland Shares, but who do not possess an Icelandic electronic ID, or cannot otherwise complete the Icelandic Electronic Acceptance Form, must complete and sign the acceptance form enclosed with this Offer Document as Appendix 1 (together with the Icelandic Electronic Acceptance Form, the “Icelandic Acceptance Forms”) and return to it to the Icelandic Settlement Agent prior to the Expiration Date. The completed acceptance form can be submitted to the Icelandic Settlement Agent via email at marel2024@arionbanki.is or delivered to the offices of the Icelandic Settlement Agent at Borgartún 19, 105 Reykjavík, Iceland.

Following receipt of an Icelandic Acceptance Form, the Icelandic Settlement Agent will forward the instructions of the Accepting Shareholder to the custodian specified by it to give effect to the acceptance in accordance with the terms of this Offer Document.

By delivering a duly executed Icelandic Acceptance Form, the Accepting Shareholder irrevocably authorises the Icelandic Settlement Agent to debit such Accepting Shareholder’s securities account and to transfer the Nasdaq Iceland Shares to the Offeror against payment of the cash consideration and/or delivery of JBT Offer Shares upon settlement of the Offer.

In accordance with Icelandic Law, the Icelandic Settlement Agent must categorise all new customers in one of three customer categories: eligible counterparties, professional clients and non-professional clients. All Shareholders delivering an Icelandic Acceptance Form that are not existing clients of the Icelandic Settlement Agent, will be categorised as non-professional clients. For further information about the categorisation, the Shareholder may contact the Icelandic Settlement Agent. The Icelandic Settlement Agent will treat the delivery of the Icelandic Acceptance Form only as an execution instruction from the Accepting Shareholder to sell its Nasdaq Iceland Shares under the Offer, since the Icelandic Settlement Agent is not in the position to determine whether the acceptance and selling of Nasdaq Iceland Shares is suitable or not for the Accepting Shareholder.

Shareholders can contact the Icelandic Settlement Agent with any queries by email at assistance.marel2024@arionbanki.is.

Acceptance Procedure for Shareholders holding Euronext Amsterdam Shares

Shareholders who hold Euronext Amsterdam Shares are requested to make their acceptance known through their custodian, bank or stockbroker no later than by 5.00 p.m. (Icelandic time) on the Expiration Date. Each Shareholder should contact its financial intermediary to obtain information on the acceptance process, including the deadline by which such Shareholder must send instructions to the financial intermediary to accept the Offer. Shareholders should comply with the dates and acceptance process set by their financial intermediary.

The institutions admitted to Euronext Amsterdam (each an “Admitted Institution”) can tender Euronext Amsterdam Shares only to the Dutch Settlement Agent and only in writing via email at corporate.broking@nl.abnamro.com by completing and signing the intermediary acceptance response form which will be provided by the Dutch Settlement Agent to the Admitted Institutions (the “Dutch Acceptance”). In submitting the acceptance on behalf of their clients, the Admitted Institutions should confirm (i) the total number of Euronext Amsterdam Shares that their client(s) (i.e., the underlying Accepting Shareholder(s)) wishes to tender in the Offer, (ii) the Consideration elected by such Accepting Shareholder(s), and (iii) whether the Accepting Shareholder(s) chooses to receive JBT Offer Shares listed on NYSE or Nasdaq Iceland (subject to the approval of the Secondary Listing, and provided that, if no explicit selection is made, their clients shall receive JBT Offer Shares listed on NYSE). In addition, in respect of Accepting Shareholders who wish to tender more than 100,000 Euronext Amsterdam Shares, the Admitted Institutions are required to submit a statement to the Dutch Settlement Agent containing the name of the Accepting Shareholder, the number of Euronext Amsterdam Shares such Accepting Shareholder wishes to tender and declare that:

(a)	they hold the Euronext Amsterdam Shares tendered by the relevant Accepting Shareholder in their administration;

(b)

on behalf of the relevant Accepting Shareholder, such Accepting Shareholder who accepts the Offer irrevocably represents and warrants that the Euronext Amsterdam Shares tendered by the Accepting Shareholder are being tendered in compliance with the restrictions set out this Offer Document; and

(c)	the relevant Admitted Institution undertakes to effect the transfer of the relevant Euronext Amsterdam Shares to the Offeror on or before the Settlement Date.

Although under normal circumstances the relevant Admitted Institution will ensure that the Euronext Amsterdam Shares are transferred to the Offeror, if so instructed, Accepting Shareholders are advised that each Accepting Shareholder is responsible for the transfer of such Euronext Amsterdam Shares to the Offeror.

The payment of the cash consideration and/or delivery of the JBT Offer Shares to an Admitted Institution for the benefit of an Accepting Shareholder will only occur when all Euronext Amsterdam Shares of such Accepting Shareholder are delivered. No split settlement will be facilitated.

The tendering of Euronext Amsterdam Shares by an Accepting Shareholder in acceptance of the Offer will constitute irrevocable instructions by the relevant Accepting Shareholder to the relevant Admitted Institution to:

(a)

block any attempt to transfer such Euronext Amsterdam Shares, so that on or prior to the Settlement Date no transfer of such Euronext Amsterdam Shares may be effected (other than any action required to effect the transfer to the Offeror);

(b)

debit the securities account in which such Euronext Amsterdam Shares are held on the Settlement Date in respect of all of the Euronext Amsterdam Shares, against payment of the cash consideration and/or delivery of the JBT Offer Shares by the Dutch Settlement Agent on the Offeror’s behalf; and

(c)	effect the transfer of such Euronext Amsterdam Shares to the Offeror.

Financial intermediaries and Shareholders can contact the Dutch Settlement Agent with any queries by email at corporate.broking@nl.abnamro.com.

4.10	Withdrawal Rights

At any time during the Offer Period, Accepting Shareholders may withdraw their tendered Shares. Following the Expiration Date, withdrawal rights will cease, and any Shares tendered into the Offer will not be able to be withdrawn.

Accepting Shareholders will continue to be bound by their acceptances if the Offer Period is extended and/or the Offer Price is increased, unless they withdraw their acceptance. If the Offer Period is extended, the Accepting Shareholders may withdraw their tendered Shares until the end of the Offer Period as extended. If the Offeror increases the Offer Price, the Accepting Shareholders who have accepted the Offer at a lower price will automatically be entitled to such increased Offer Price if the Offer is completed.

To withdraw previously tendered Nasdaq Iceland Shares, Accepting Shareholders must declare their withdrawal to the Icelandic Settlement Agent by withdrawing their acceptance through the Icelandic Electronic Acceptance Form available on www.arionbanki.is/marel or by delivering written notice to the offices of the Icelandic Settlement Agent at Borgartún 19, 105 Reykjavík, Iceland.

To withdraw previously tendered Euronext Amsterdam Shares, Accepting Shareholders must declare their withdrawal in writing to their relevant custodian bank for a specified number of tendered Euronext Amsterdam Shares, where in the event that no number is specified, the withdrawal shall be deemed to have been declared for all of the tendered Euronext Amsterdam Shares of such Accepting Shareholders.

4.11	Announcement of the Result

A notification on the results of the Offer will be made public on Nasdaq Iceland’s and Euronext Amsterdam’s news systems, with the SEC, and on the websites of JBT (www.jbtc.com) and the Company (www.marel.com) one (1) Business Day following the Expiration Date.

JBT will also file such notifications and announcements with the SEC at http://www.sec.gov and otherwise comply with its obligations under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders.

The information contained on or accessible through the Company’s website, JBT’s website or the SEC’s website does not constitute a part of this Offer Document and is not incorporated herein by reference.

4.12	Regulatory Approvals

The Transaction is subject to the Regulatory Approvals, as described in Sections 4.4(a)(i) and 5.10 (Regulatory Approvals).

4.13	Drop Dead Date

Either JBT or the Company may terminate the Transaction Agreement if the Offer Closing Time has not occurred by (i) July 4, 2025 (such date, the “Initial Drop Dead Date”) or (ii) if the Initial Drop Dead Date is extended pursuant to Section 13.2(b) of the Transaction Agreement (as described in Section 5.11(b)(ii) herein), October 5, 2025 (the “Extended Drop Dead Date”) (the Initial Drop Dead Date, or if extended, the Extended Drop Dead Date, the “Drop Dead Date”). In the event of such termination, the Offer will not be completed and Accepting Shareholders who have tendered their Shares will be released from their acceptance of the Offer.

4.14	Settlement

Settlement of the Offer will be made as promptly as possible but shall take place no later than three (3) Business Days from the Expiration Date (provided that the Offeror may apply for an extension as permitted under paragraph 8 of Article 103 of the Icelandic Takeover Act) (the “Settlement Date”).

On the Settlement Date, the Offeror shall promptly settle the Offer in accordance with its terms and applicable Laws, and accept for exchange, and exchange, all Shares validly tendered and not validly withdrawn pursuant to the Offer (such settlement and exchange, the “Closing,” and the time that the Offeror accepts for exchange, and exchanges, all of the Shares validly tendered and not validly withdrawn, the “Offer Closing Time”). The share register of the Company shall be updated immediately following the Offer Closing Time.

If Shareholders hold Shares through their custodian, bank or stockbroker, and payment on settlement is to be made in such nominee’s or intermediary’s account, they should contact such custodian, bank or stockbroker for determining when and how payment will be credited to their personal accounts.

Settlement of the cash consideration for Nasdaq Iceland Shares

For Accepting Shareholders who hold Nasdaq Iceland Shares, settlement of the All-Cash Offer Consideration and the cash consideration portion of the Mixed Offer Consideration will be made in cash in euros and transferred to the bank account/custody account that at the time of acceptance was registered as the account for payment of dividends to the relevant Accepting Shareholder.

If there are no records of a bank account that can be used for settlement, the Accepting Shareholder must specify on the Icelandic Acceptance Form the bank account into which payment should be made.

For Accepting Shareholders who hold Nasdaq Iceland Shares and who do not hold a bank account with an Icelandic bank, payment details for offshore payments must be included in addition to the bank account number, such as IBAN, SWIFT or similar payment codes depending on the jurisdiction where the bank account is located. The Icelandic Settlement Agent should be contacted in this respect.

The Icelandic Settlement Agent will endeavour to contact all Accepting Shareholders who hold Nasdaq Iceland Shares who have not registered bank accounts with their securities accounts or who have not included account details in the Icelandic Acceptance Form, through their respective custodians, for the purposes of obtaining such bank account information. Settlement for such Accepting Shareholders who (i) have not registered bank accounts with their securities accounts or included account details in the Icelandic Acceptance Form, (ii) have no bank account registered in its name or (iii) do not have a bank account, will be made by Icelandic Settlement Agent by forwarding the All-Cash Offer Consideration or the cash consideration, as the case may be, to the custodians where such Accepting Shareholders hold their respective Nasdaq Iceland Shares in respect of which acceptance has been received and where such Accepting Shareholders may claim their funds upon further request made by them. In doing so, the Icelandic Settlement Agent may select the payment method that the Icelandic Settlement Agent in its sole opinion deems the most appropriate, and the Icelandic Settlement Agent may (but has no obligation to) for such purpose convert the funds into any applicable currency. A payment made by the Icelandic Settlement Agent to an Accepting Shareholder in the aforesaid manner shall be deemed as final settlement of any cash consideration for the relevant Nasdaq Iceland Shares and shall entitle the Icelandic Settlement Agent to transfer the relevant Nasdaq Iceland Shares to the Offeror.

Settlement of the cash consideration for Euronext Amsterdam Shares

For Accepting Shareholders who hold Euronext Amsterdam Shares, settlement of the All-Cash Offer Consideration and the cash consideration portion of the Mixed Offer Consideration will be made by the Dutch Settlement Agent to the Admitted Institutions on the Settlement Date. The Admitted Institutions will thereafter credit the relevant cash consideration on the account of their underlying client(s) (i.e., the Accepting Shareholder(s)).

The Offeror cannot guarantee that Accepting Shareholders will actually receive the payment on the Settlement Date from the Admitted Institution with whom they hold their Euronext Amsterdam Shares. However, for the avoidance of doubt, Accepting Shareholders should receive the payment as soon as reasonably practicable following the Settlement Date.

Settlement of JBT Offer Shares

Subject to the terms of the Offer, each Accepting Shareholder who elected the All-Stock Offer Consideration or the Mixed Offer Consideration will receive JBT Offer Shares on the Settlement Date. Accepting Shareholders who elected the All-Cash Offer Consideration may receive, on the Settlement Date, JBT Offer Shares as a result of the proration process described in Section 4.3 (Offer Price and Consideration).

On the Settlement Date, Accepting Shareholders who are due to receive JBT Offer Shares and elected to receive (a) JBT Offer Shares listed on the NYSE, will receive JBT Offer Shares listed on the NYSE, or (b) JBT Offer Shares listed on Nasdaq Iceland will receive (i) JBT Offer Shares listed on Nasdaq Iceland if the Secondary Listing has been approved prior to the Offer Closing Time or (ii) JBT Offer Shares listed on the NYSE if the Secondary Listing has not been approved prior to the Offer Closing Time. If no explicit selection is made in the relevant Acceptance, Accepting Shareholders shall receive JBT Offer Shares listed on the NYSE on the Settlement Date. Trading of the JBT Offer Shares is expected to commence on the Settlement Date.

4.15	Blocking of Tendered Shares

By delivering a duly executed Icelandic Acceptance Form or otherwise providing instructions to its financial intermediary, each Accepting Shareholder gives the relevant Settlement Agent or its financial intermediary an authorisation to block the specified Shares in favor of such Settlement Agent or financial intermediary. The relevant Settlement Agent or financial intermediary is at the same time authorised to transfer such Shares to the Offeror against payment of the cash consideration and/or delivery of the JBT Offer Shares. In the event the Offer is cancelled, revoked or terminated, the blocking will be terminated. In the event that an Accepting Shareholder validly withdraws its acceptance of the Offer as described in Section 4.10 (Withdrawal Rights), the blocking will be terminated with respect to its respective Shares. It is not possible for the Accepting Shareholder to dispose or grant any encumbrance, security or option over the Shares when they are blocked. The Accepting Shareholder is free to dispose any other securities registered in the same securities account as the blocked Shares, provided such securities are not in the capital of the Company. Accepting Shareholders will, subject to applicable Law, remain owners of their Shares and retain their right to vote their Shares and other shareholder rights, until the Settlement Date.

4.16	Potential Post-Offer Reorganization Transactions

Following the Offer Closing Time, the Offeror may or will (as applicable) pursue post-completion actions with respect to the Company.

Squeeze Out

The Offeror (or a permitted assignee of the Offeror) may launch the Squeeze Out within three months of the Offer Closing Time provided that the Minimum Acceptance Condition has been satisfied and to the extent permitted under applicable law, as further described in Section 5.15 (Squeeze Out). The price and consideration offered to the remaining owners of the Shares that were not acquired in the Offer is, in case of the Squeeze-Out, subject to an agreement between the Offeror and the remaining Shareholders and, if no agreement can be reached, is determined by independent court-appointed appraisers or a court. However, in the event that the Squeeze-Out is initiated within three months of the Offer Closing Time, the Offer Price is deemed to be a fair price for purposes of the Squeeze Out.

Merger

Following the Offer Closing Time, if the Offeror owns less than 90% of the issued and outstanding Shares, the Offeror may initiate the Merger or take other corporate actions to acquire all of the outstanding Shares or the Marel business, as further described in Section 5.16 (Merger). In the Merger, if effected as a domestic merger with the Company as disappearing company and a wholly owned subsidiary incorporated under Icelandic Law as acquiring company, the effect of the transaction or combined transactions will be that the remaining owners of the Shares that were not acquired in the Offer would be entitled to substantially the same consideration for their Shares as was offered in the Offer. However, those Shareholders that vote against such Merger during a shareholders’ meeting are entitled to have their Shares redeemed so long as (i) they request so in writing within a month following the shareholders’ meeting where the Merger was voted upon and that (ii) they state their willingness to that effect during the relevant shareholders’ meeting if so requested. If no agreement can be reached between the Offeror and the relevant Shareholders on the price and consideration for the Shares to be redeemed, the relevant Shareholders will be entitled to a price and a consideration as determined by independent court-appointed appraisers or a court. In the Merger, if effected as a cross border merger with the Offeror (or a wholly owned subsidiary of the Offeror) as disappearing company and the Company as acquiring company, the remaining owners of the Shares that were not acquired in the Offer would continue to be a Shareholder but may as a consequence of such Merger be diluted such that the Offeror, after the Merger, holds 90% or more of the issued and outstanding Shares, after which such remaining owners may be squeezed out in a squeeze-out process in accordance with Article 24 of the Icelandic Act on Public Limited Liability Companies no. 2/1995 for the remaining Shares.

Delisting

The tender of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of Shareholders, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public listing and market for Shares and the availability of quotations reported in the open market depend upon the number of publicly held Shares, the aggregate market value of the publicly held Shares at such time, the interest of maintaining a market in the Shares on the part of any securities firms and other factors beyond the control of JBT and the Company.

In connection with the Transaction and the Merger or Squeeze Out, JBT, through the Offeror, and Marel intend to delist the Shares from Nasdaq Iceland and Euronext Amsterdam as soon as practicable after the Offer Closing Time. JBT, through the Offeror, and Marel may initiate a delisting of the Shares depending on the stake of JBT, prevailing market conditions and other economic considerations. A delisting would require the approval of Shares at a shareholders’ meeting in respect of the Nasdaq Iceland Shares, and following such meeting, an application would be submitted to Euronext Amsterdam and Nasdaq Iceland to delist. However, if the Offeror implements any post-offer reorganization transactions, the listing of the Shares on Euronext Amsterdam and Nasdaq Iceland may be terminated as a result of the Company ceasing to exist or as determined by the relevant stock exchange. A delisting would result in the revocation of trading of Shares on Euronext Amsterdam and Nasdaq Iceland and, thus could make the Shares effectively illiquid. The Offeror does not intend to compensate for such adverse effect.

4.17	Other Terms and Conditions

Accepting Shareholders will be eligible to vote at any general meeting the Company may hold during the Offer Period, and such Accepting Shareholders will retain their right to any dividends or other distributions with respect to their Shares until payment and delivery has been completed and the Offeror has been registered as the owner of the Shares in the Company’s share register.

4.18	Financing

The Offer is not subject to any financing condition. The cash consideration payable in respect of the Offer is fully secured by funds available to the Offeror pursuant to financing commitments provided by Wells Fargo Securities, LLC, Wells Fargo Bank, National Association and Goldman Sachs Bank USA on terms which are customary for the financing of public offers.

4.19	Tax Considerations

Below is a summary of certain Icelandic tax considerations relevant to the disposal of Shares pursuant to the acceptance of the Offer. The statements below regarding Icelandic taxation are based on Laws in force in Iceland as of the date of this Offer Document, which may be subject to any changes in Law occurring after such date.

The summary does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to dispose of Shares. The tax consequences (Icelandic or otherwise) for Shareholders in connection with an acceptance of the Offer depend on each Shareholder’s individual circumstances. Shareholders are advised to seek specialist advice from tax advisers on the taxation of Shares in connection with this Offer.

Acceptance of the Offer will be regarded as a realisation of Shares for Icelandic tax purposes, regardless of whether the Consideration is All-Stock Offer Consideration, All-Cash Offer Consideration or Mixed Offer Consideration. Realisation will, as the main rule, be deemed to have taken place when the Offer has been accepted by the Shareholder and all Closing Conditions have been either satisfied or validly waived on the Expiration Date.

Shareholders who are resident in Iceland for tax purposes

Capital gains from the sale of Shares are subject to 22.0% tax in the case of individuals tax resident in Iceland, subject to certain rights to deduct capital losses resulting from the sale of shares or similar assets, with the first total ISK 300,000 of such capital gains income exempt from taxation. Limited liability companies (e.g., ehf. and hf.), which are tax resident in Iceland, enjoy an effective participation exemption, allowing them to deduct the full amount of the capital gains.

Shareholders who are not resident in Iceland for tax purposes

With respect to Shareholders who are not resident in Iceland, Article 3(7) of the Icelandic Income Tax Act no. 90/2003 provides that any income received from the Shares, including capital gains, by any person or entity residing outside Iceland constitutes taxable income in Iceland. The tax rate applicable to income from any disposal of the Shares is (i) 22.0% for individuals and (ii) 20% for legal entities.

The tax liability under Icelandic Law may be reduced under certain applicable tax treaties. If a Shareholder would like to take advantage of such applicable tax treaties by relief at source, the Shareholder is required to obtain a confirmation from the Icelandic tax authorities regarding the applicable treaty protection. The confirmation is obtained via a filing of Icelandic tax form RSK 5.42.

Irrespective of the availability of any tax treaty protection, limited liability companies resident in the European Economic Area, a state party to European Free Trade Association or in the Faroe Islands enjoy the effective statutory participation exemption which comparable Icelandic entities do, allowing them to deduct the full amount of the capital gains received. This exemption requires the filing of a tax return in Iceland to obtain a refund of taxes withheld.

4.20	Transaction costs

Accepting Shareholders may have to pay brokerage fees in connection with the acceptance of the Offer. Admitted Institutions may also charge a fee to their clients (i.e., Accepting Shareholders) in connection with participating in the Offer. The Parties will not cover any costs that a Shareholder may incur in connection with acceptance of the Offer. JBT may, however, pay a customary commission to the custodian banks.

4.21	Bank Guarantee

On the June 18, 2024, a bank guarantee (the “Bank Guarantee”) was issued in response to the requirement under the Icelandic Takeover Act that provides for Goldman Sachs Bank Europe SE (the “Guarantor”) to guarantee the payment of the cash portion of the Consideration for the Offer. The Accepting Shareholders may make claims under the Bank Guarantee in writing to the Icelandic Settlement Agent no earlier than the day following the Due Date, which is the last day of the settlement period of the Offer pursuant to the Offer Document and Article 103(7) of the Icelandic Takeover Act, and any payment of any claim by the Guarantor shall be made within 5 Business Days after the Guarantor has received written notice from the Icelandic Settlement Agent that it has received the evidence and statement required under the Bank Guarantee for payment of such claim. Upon the making of any such payments by the Guarantor to the Icelandic Settlement Agent, the Icelandic Settlement Agent shall be responsible for allocating such payment to the respective Accepting Shareholder.

The Bank Guarantee terminates at 4.30p.m. (Icelandic time) on the earlier of (i) July 2, 2025, which date will be automatically extended to October 2, 2025 if the Drop Dead Date is extended to the Extended Drop Dead Date (in accordance with the Transaction Agreement) and (ii) the 15th Business Day following the Due Date and all claims must be received before that time. Any claim received after that time will be rejected and the Guarantor bears no obligation to make payments for any such claim.

4.22	Applicable Law and Jurisdiction

This Offer Document is governed by Icelandic Law, and any disputes which may arise from the substance and the execution of the Offer shall be resolved by the District Court of Reykjavík, Iceland, unless otherwise agreed by (and as between) the Parties pursuant to the Transaction Agreement.

4.23	Approval of the Offer Document

This Offer Document was approved by the Icelandic FSA on June 19, 2024 with reference to paragraph 2 of Article 113 of the Icelandic Takeover Act.

4.24	Language

This Offer Document has been prepared in English and translated into Icelandic. In case of inconsistencies, the Icelandic FSA has approved with reference to paragraph 3 of Article 113 of the Icelandic Takeover Act that the English text shall prevail.

4.25	Advisors

Goldman Sachs is acting as financial advisor, Kirkland and LEX are acting as legal counsel and Arion banki hf. is acting as lead manager to JBT in connection with the Offer.

5.	SUMMARY OF CERTAIN PROVISIONS OF THE TRANSACTION AGREEMENT

5.1	Introduction

On April 4, 2024, the Parties entered into the Transaction Agreement. The Transaction Agreement includes, among other things, provisions relating to the Transaction, and certain interim operating covenants by the Company and JBT, as further described below. The below description of the Transaction Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transaction Agreement. A copy of the Transaction Agreement is included as Exhibit No. 2.1 to the Form 8-K filed by JBT on April 5, 2024, which is available on JBT’s website, www.jbtc.com. The information contained on or accessible through the JBT’s website does not constitute a part of this Offer Document and is not incorporated by reference herein.

5.2	Marel Recommendation

The Company has undertaken in the Transaction Agreement to publish a reasoned statement of the Marel Board pursuant to paragraph 5 of Article 104 of the Icelandic Takeover Act (together with any amendments made in accordance with the Transaction Agreement or supplements thereto and including exhibits thereto, the “Reasoned Statement”) and Rule 14e-2 under the Exchange Act regarding the Offer on the Commencement Date, or else as promptly as practicable following the date of this Offer Document and in any event no later than the Business Day hereafter, substantially in the form delivered by the Company or its Representatives to JBT prior to the date of the Transaction Agreement (other than with respect to sections not yet included in such draft); provided, however, that the Company may amend or supplement such provided form of Reasoned Statement to the extent that the Marel Board determines in good faith that such amendments or supplements are reasonably required; provided further, that the Company shall afford JBT a reasonable opportunity to review and comment on any such amendments or supplements prior to the publication of the Reasoned Statement, with the Company giving due and good faith consideration to any such reasonable comments. The Company shall use its reasonable best efforts to cause the Reasoned Statement to comply in all material respects with the requirements of applicable Law. For the avoidance of doubt, nothing shall be deemed to impair, limit or otherwise restrict in any manner the rights and obligations of the Company and the Marel Board pursuant to the paragraph below and the terms and provisions of the Transaction Agreement related to a Change in Marel Board Recommendation, Company Acquisition Proposals and Company Intervening Events, and any amendment or supplement to the provided form of Reasoned Statement made pursuant to this paragraph shall be consistent in all respects with the rights and obligations set forth in the paragraph below and terms and provisions of the Transaction Agreement related to a Change in Marel Board Recommendation, Company Acquisition Proposals and Company Intervening Events.

Subject to the terms and conditions of the Transaction Agreement, the Marel Board is required to confirm in its Reasoned Statement that, in its opinion, (a) it supports the Offer, including the price and other terms thereof; (b) it recommends that the holders of Shares tender their Shares into the Offer (such recommendation on the terms and conditions of the Transaction Agreement, the “Marel Recommendation”); and (c) it believes that the consummation of the Transaction will have a positive effect on the interests of the Company and its management and employees.

In the event that on or after the date of the Transaction Agreement until the Expiration Date, the Marel Board (a) fails to include the Marel Recommendation in its Reasoned Statement, (b) withdraws, modifies or qualifies the Marel Recommendation in a manner that is adverse to JBT or the Offeror (or makes any public statement of its intent to withdraw, modify or qualify the Marel Recommendation in such adverse manner), (c) approves, adopts or recommends a Company Acquisition Proposal, or (d) after receipt by the Company of a Company Acquisition Proposal or public announcement of a Company Acquisition Proposal, fails to reaffirm the Marel Recommendation within ten (10) Business Days after any written request by JBT to do so (provided that, JBT may make no more than one (1) such request for each such Company Acquisition Proposal (provided further that, JBT may make one (1) such additional request for each material modification to each such Company Acquisition

Proposal)), such failure to make such recommendation, any such withdrawal, modification or qualification (or public statement of intent of the same), any such approval, adoption or recommendation, or any such failure to reaffirm, is referred to as a “Change in Marel Recommendation”.

From the date of the Transaction Agreement until the Expiration Date, except as otherwise provided by the Transaction Agreement, the Marel Board shall not (a) effect a Change in Marel Recommendation or (b) authorize, cause or permit Marel or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Company Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 5.1(c) of the Transaction Agreement (and as summarized in Section 5.4 (Acquisition Proposals) below)).

5.3	JBT Recommendation

JBT has undertaken in the Transaction Agreement to (a) in accordance with applicable Law and JBT’s organizational documents, all action necessary to convene and hold a special meeting of its stockholders for the purpose of obtaining the JBT Stockholder Approval (the “JBT Stockholders Meeting”) as promptly as reasonably practicable following the date of the Transaction Agreement, which shall be no earlier than twenty (20) Business Days after, but not later than thirty (30) Business Days after (unless otherwise deferred pursuant to the Transaction Agreement), the Registration Statement is declared effective and (b) use its reasonable best efforts to obtain the JBT Stockholder Approval as promptly as practicable after the date of the Transaction Agreement.

In the event that the JBT Board (a) fails to include in the Proxy Statement/Prospectus the JBT Board’s recommendation that the JBT stockholders vote in favor of the issuance of the JBT Offer Shares in the transactions contemplated by the Transaction Agreement (the “JBT Recommendation”), (b) withdraws, modifies or qualifies the JBT Recommendation (or makes any public statement of its intent to withdraw, modify or qualify the JBT Recommendation in such adverse manner), (c) approves, adopts or recommends a JBT Acquisition Proposal, or (d) after receipt by JBT of a JBT Acquisition Proposal or public announcement of a JBT Acquisition Proposal, fails to reaffirm the JBT Recommendation within ten (10) Business Days after any written request by the Company to do so, provided, that the Company may make no more than one (1) such requests for each such JBT Acquisition Proposal (provided further that the Company may make one (1) such additional request for each material modification to any JBT Acquisition Proposal), such failure to make such recommendation, any such withdrawal, modification or qualification (or public statement of intent of the same), any such approval, adoption or recommendation or any such failure to reaffirm shall be referred to herein as a “Change in JBT Recommendation”.

Except as otherwise permitted by the Transaction Agreement, the JBT Board shall not (i) effect a Change in JBT Recommendation or (ii) authorize, cause, or permit JBT or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any JBT Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 5.2(c) of the Transaction Agreement (and as summarized in Section 5.4 (Acquisition Proposals) below)).

5.4	Acquisition Proposals

Each of JBT and the Company has agreed that neither it or any of its Subsidiaries nor any of their respective officers or directors (including any member of the JBT Board or Marel Board, as applicable) shall, and that it shall instruct and cause its Subsidiaries’ and Representatives not to, directly or indirectly (in each case other than with JBT, the Offeror and their respective Affiliates and Representatives, and in the case of the Company, Eyrir (provided, however, that any contact with Eyrir or its Affiliates or Representatives shall be limited to communication that is related to, and in furtherance of the consummation of, the Transaction, except as may otherwise be permitted pursuant to the Transaction Agreement)): (a) initiate, solicit, propose or knowingly encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (c) provide any non-public information or data to any Person in relation to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, Transaction Agreement, option agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

Subject to applicable Law, the Company or JBT, as applicable, shall promptly (and, in any event, within twenty-four (24) hours) after (a) receipt of an Acquisition Proposal, (b) receipt of any request for information in connection with an Acquisition Proposal, or (c) any discussions or negotiations with respect to an Acquisition Proposal that are sought to be initiated or continued with such party, provide (A) the other party with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person making any such Acquisition Proposal, proposal, offer or request, and the most current version of the relevant transaction agreement or transaction proposal and any material agreements or documents ancillary thereto, including any schedule, exhibit and annex thereto, and (B) thereafter, promptly provide the other party with oral and written notice setting forth all such information as is reasonably necessary to keep such party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

Notwithstanding the restrictions described above, JBT and the JBT Board, and the Company or the Marel Board, as applicable, directly or indirectly, including through any Affiliates or directors or other Representatives, shall be permitted to (a) make any disclosures in compliance with applicable Law as further described in the Transaction Agreement, provided that if such disclosure has the effect of withdrawing, modifying or qualifying, with respect to Marel, the Marel Recommendation in a manner adverse to JBT or the Offeror, or with respect to JBT, the JBT Recommendation in a manner adverse to Marel, such disclosure shall be deemed to be a Change in Marel Recommendation and JBT shall have the right to terminate the Transaction Agreement as described in Section 5.11 (Termination) below, unless the Company expressly reaffirms the Marel Recommendation in such disclosure, (b) after complying with the provisions set out in the Transaction Agreement (and summarized in Section 5.5 (Change in Recommendation) below), with respect to the Company, prior to the Offer Closing Time, and with respect to JBT, prior to obtaining the JBT Stockholder Approval (i) effect a Change in Recommendation in response to a Superior Proposal and terminate the Transaction Agreement in accordance with the terms thereof if (A) such Change in Recommendation is made in response to an Acquisition Proposal that the JBT Board or Marel Board, as applicable, concludes in good faith (after consultation, as applicable, with its outside legal counsel and financial advisor) constitutes a Superior Proposal, (B) the JBT Board or Marel Board, as applicable, determines in good faith (after consultation, as applicable, with its outside legal counsel and financial advisor) that the failure to effect such Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under the applicable Laws of Delaware (in the case or JBT) or Iceland (in the case of the Company), and (C) such Acquisition Proposal did not result in a breach, in any material respect, of the conditions set out in the Transaction Agreement, or (ii) effect a Change in Recommendation in response to an Intervening Event if the JBT Board or Marel Board, as applicable, determines in good faith (after consultation, as applicable, with its outside legal counsel and financial advisor) that the failure to effect such Change in Recommendation would reasonably be inconsistent with its fiduciary duties under the applicable Laws of Delaware (in the case or JBT) or Iceland (in the case of the Company), (c) with respect to the Company, prior to the Offer Closing Time, and with respect to JBT, prior to obtaining the JBT Stockholder Approval, engage, enter into or participate in any discussions or negotiations with, or provide any information or data to, any Person (provided that any such non-public information or data to, any Person (and in any event within one (1) Business Day thereafter)) in response to an Acquisition Proposal by any such Person that did not result from a breach, in any material respect, of the Transaction Agreement if the JBT Board or Marel Board, as applicable, determines in good faith (after consultation, as applicable, with its outside legal counsel and financial advisor) that (i) the Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a

Superior Proposal, and (ii) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under the applicable laws of Delaware (in the case or JBT) or Iceland (in the case of the Company), provided that prior to providing any information or data to any Person in connection with such Acquisition Proposal, the JBT Board or Marel Board, as applicable, receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive than those contained in the Confidentiality Agreement (which shall not, for the sake of clarity, be required to contain any “standstill,” “no contact” or similar provisions) and which does not restrict or prohibit JBT’s or Marel’s, as applicable, compliance with the terms summarized in this Section 5.4 (Acquisition Proposals), JBT, the JBT Board or the Company, the Marel Board and their respective Affiliates and Representatives may (A) seek to clarify and understand the terms and conditions of any inquiries, proposals or offers made by any Person to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to an Acquisition Proposal or a Superior Proposal, (B) inform a Person that has made such inquiry, proposal or offer of its obligations relating to Acquisition Proposals and Superior Proposals as summarized in this Section 5.4 (Acquisition Proposals), or (C) waive (on a confidential non-public basis) any “standstill,” “no contact” or similar provisions in any agreement to the extent that failure to waive such provisions would reasonably be expected to be inconsistent with the JBT Board’s fiduciary duties under the applicable laws of Delaware or Marel Board’s fiduciary duties under the applicable Laws of Iceland, as applicable; and (d) with respect to the Company, within five (5) Business Days of the Commencement Date, effect a Change in Marel Recommendation if the material terms of this Offer Document differ in any material respect from the terms set forth in the Transaction Agreement (provided that, any differences arising out of any Required Amendments shall not be considered), and the Marel Board determines in good faith (after consultation, as applicable, with its outside legal counsel and financial advisor) that the failure to effect such Change in Marel Recommendation in response to such material difference would reasonably be expected to be inconsistent with the Marel Board’s fiduciary duties under the applicable Laws of Iceland.

Each of JBT and the Company agrees that (a) it will, and will cause its officers and directors and its Subsidiaries and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the Transaction Agreement with any Person (other than JBT and its Subsidiaries and its and their respective Representatives) conducted with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal and (i) promptly inform its and its Subsidiaries’ Representatives of and (ii) be responsible for any breach by any of its and its Subsidiaries’ Representatives of, the obligations undertaken in the Transaction Agreement (and any such breach by its and its Subsidiaries’ directors, officers, agents and Representatives shall be deemed to be a breach of its obligations); and (b) it shall not, subject to the provisions of the Transaction Agreement, terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party and that was entered into in connection with a potential Acquisition Proposal, and shall enforce, under applicable Law, the terms of any such agreement, including by obtaining injunctions to enforce specifically the terms thereof.

5.5	Change in Recommendation

Prior to effecting a Change in Recommendation, JBT (on behalf of the JBT Board) or Marel (on behalf of the Marel Board), as applicable, shall provide written notice to the other party of its intention to effect a Change in Recommendation at least five (5) Business Days prior to effecting a Change in Recommendation (a “Change in Recommendation Notice”). In respect of an Intervening Event, the Change in Recommendation Notice will describe in reasonable detail the facts and circumstances that are the basis for the proposed action, and in respect of a Superior Proposal, the notice will identify the Person making such superior proposal and describe the material terms and conditions of any such Superior Proposal that is the basis of the proposed action (and attach copies of all agreements and other material documents evidencing such proposal). The parties shall negotiate (to the extent it has been notified by the other party of its desire to do so in writing) in good faith during such five (5) Business Day period with respect to any modifications to the terms of the Transaction that are proposed by JBT or the Company, as applicable, which shall be considered in good faith (after consultation, as applicable, with its outside legal counsel and financial advisor(s)), whether, (a) such Acquisition Proposal still constitutes a

Superior Proposal for JBT or the Company, as applicable or (b) such Intervening Event still constitutes an Intervening Event, and whether the failure to take action to effect a Change in Recommendation would still reasonably be expected to be inconsistent with the JBT Board’s fiduciary duties under the applicable Laws of Delaware, or the Marel Board’s fiduciary duties under the applicable Laws of Iceland, as applicable, in each case, notwithstanding such proposed modifications; provided, however, that with respect to a Superior Proposal, in the event of a subsequent modification to the material terms of such Superior Proposal during such negotiation period, JBT or Marel, as applicable, shall provide the other party with a new Change in Recommendation Notice, except that such new negotiation period shall be at least three (3) Business Days prior to the JBT Board or Marel Board, as applicable, effecting a Change in Recommendation (rather than the five (5) Business Days otherwise contemplated by the foregoing).

5.6	Marel Interim Operations

Until the earlier of the Offer Closing Time (or, if later, the closing of the Squeeze Out) and the valid termination of the Transaction Agreement as summarized in Section 5.11 (Termination) below, except (i) with the prior written consent of JBT (not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law (including (x) paragraph 2 of Article 104 of the Icelandic Takeover Act and (y) that the Marel Board may convene a Shareholders meeting to decide on any action otherwise prohibited by Section 6.1 of the Transaction Agreement (as described in this Section 5.6 (Marel Interim Operations) if the Marel Board reasonably determines in good faith (after consultation with the Company’s outside legal counsel) that failure to submit such proposal to a vote of the Shareholders would reasonably be expected to be inconsistent with the Marel Board’s fiduciary duties under the applicable Laws of Iceland), (iii) as set forth in the Company Disclosure Letter or (iv) as expressly contemplated by the Transaction Agreement or this Offer Document or (v) as mandated by the Shareholders pursuant to a validly passed shareholder resolution (such mandated action by the Company or its Subsidiaries that, disregarding the preceding clause (ii) solely with respect to clauses (x) and (y) thereof, would otherwise have been prohibited by Section 6.1 of the Transaction Agreement (as described in this Section 5.6 (Marel Interim Operations), “Mandated Marel Shareholder Action”), (provided, however, that (w) subject to the preceding clause (ii), neither the Marel Board nor the Company shall knowingly encourage any Shareholder to submit to the Company any shareholder resolutions requiring the Marel Group to take any action otherwise prohibited by Section 6.1 of the Transaction Agreement (as summarized in this Section 5.6 (Marel Interim Operations)), (x) the Company shall notify JBT promptly after (and in any event within two (2) Business Days after) a notice to shareholders meeting has been sent containing a Shareholder proposal to approve any action otherwise prohibited by Section 6.1 of the Transaction Agreement, (y) subject to the determination in the preceding clause (x), the Company and its Representatives shall be entitled to take such steps as are reasonably necessary to hold a Shareholder vote on, and otherwise effect if approved by such vote, a Mandated Marel Shareholder Action, and (z) JBT shall have the right to attend any meeting of the Shareholders whereupon a vote upon any action otherwise prohibited by Section 6.1 of the Transaction Agreement is to be taken and to address the Shareholders prior to such vote otherwise in accordance with the applicable rules for such meeting, (1) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its business in the ordinary course of business consistent with past practice, (y) preserve intact the material components of its current business organizations and relationships and goodwill with material suppliers, material customers, Governmental Authorities and other material business relations and (z) keep available the services of its present executive officers, and (2) the Company shall not, and shall cause its Subsidiaries not to:

(a)

amend its or its Subsidiaries’ organizational documents other than, with respect to each Subsidiary of the Company, amendments to organizational documents that would not prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated by the Transaction Agreement (including the Transaction);

(b)

(i) split, combine, subdivide, or reclassify any shares of its capital stock (other than transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding Equity Securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Equity Securities, other than (A) the declaration and payment by the Company of an annual cash dividend on the outstanding Shares in an aggregate amount per annum not to exceed the lesser of (1) EUR 10 million and (2) 20% of the Marel Group’s “net result” (as calculated consistent with the Company’s annual report for the operational year 2023) for such fiscal year, with the timing of the declaration, record and payment dates in any given fiscal year to be materially consistent with the timing of the declaration, record or payment dates (as applicable) for the Company’s 2023 fiscal year and (B) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (iv) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than (A) repurchases of Shares in connection with the exercise, vesting or settlement of Marel Stock Options (including in satisfaction of any amounts required to be deducted or withheld under applicable Law) in accordance with the terms of such Marel Stock Options (1) outstanding as of the date of the Transaction Agreement (in accordance with their existing terms) or (2) granted after the date of the Transaction Agreement (to the extent expressly permitted by the Company Disclosure Letter) and (B) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(c)

issue, sell, pledge or encumber or authorize the issuance, sale, pledge or encumbrance of, any Equity Securities, other than (i) the issuance of any Shares upon the exercise, vesting or settlement of the Marel Stock Options, or the withholding of Shares to satisfy tax obligations pertaining to the exercise, vesting or settlement of Marel Stock Options that, in each case, are (A) outstanding as of the date of the Transaction Agreement (in accordance with their existing terms as of the date of the Transaction Agreement), or (B) granted after the date of the Transaction Agreement (to the extent expressly permitted by the Company Disclosure Letter), or (ii) in connection with transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(d)

sell, lease, license, transfer or otherwise dispose of any Subsidiary of the Company or any assets, securities or properties of the Marel Group, other than (i) sales or dispositions of inventory, goods, services, tangible personal property (including equipment) or other immaterial assets, in each case in the ordinary course of business consistent with past practice, (ii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries, (iii) any non-exclusive license of intellectual property entered into by the Company or by any of its Subsidiaries in the ordinary course of business consistent with past practice or (iv) any such sales, leases, licenses, transfers and dispositions for which the aggregate consideration for all such sales, leases, licenses, transfers and dispositions does not exceed $25,000,000;

(e)

(i) acquire, lease or sublease any assets or properties (including any real property), (ii) acquire any equity interest or business of any Person or (iii) acquire another business or merge with or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate; in each case of (i), (ii) and (iii), for aggregate consideration (across all transactions contemplated in (i), (ii) and (iii) collectively) in excess of $30,000,000 per calendar year, provided, however, that nothing in this paragraph (e) shall restrict any acquisitions, leases or subleases of inventory or equipment in the ordinary course of business consistent with past practice;

(f)

(i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions by the Company or any Subsidiary of the Company to or in, as applicable, the Company or one or more of its wholly owned Subsidiaries, or (B) capital contributions required under the terms of contracts in effect as of the date of the Transaction Agreement, or (ii) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities, other than (A) borrowings under the Company’s or its Subsidiaries’ existing credit facilities (as in effect as of the date of the Transaction Agreement); provided, however, that such borrowings shall be in compliance with the terms and conditions of such existing credit facilities, including any financial covenants or ratios, or (B) intercompany indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (C) guarantees of third party indebtedness of the Company or its wholly owned Subsidiaries outstanding on the date of the Transaction Agreement;

(g)

make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in IFRS or applicable Law;

(h)

other than in the ordinary course of business consistent with past practice, (i) make, change or revoke any material Tax election, (ii) change the annual Tax accounting period of any material Subsidiary, (iii) adopt or change any material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes or (v) settle or surrender any material Tax claim, audit or assessment for an amount in excess of reserves therefor on the financial statements of the Company and its Subsidiaries; except for any such action being required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in applicable Law, provided that no term of such settlement or surrender would be reasonably expected to materially increase the Tax liability of JBT, the Company or their respective Subsidiaries following the Closing; or

(i)	take any action that would be reasonably likely to cause JBT or any of its Subsidiaries to be in violation of applicable Trade Sanctions as of and following the Offer Closing Time.

5.7	JBT Interim Operations

From the date of the Transaction Agreement until the earlier of the Offer Closing Time and the valid termination of the Transaction Agreement as described in Section 5.11 (Termination) below, except (i) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law, (iii) as set forth in the JBT Disclosure Letter, or (iv) as expressly contemplated by the Transaction Agreement or this Offer Document, (1) JBT shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its business in the ordinary course of business consistent with past practice, (y) preserve intact the material components of its current business organizations and relationships and goodwill with material suppliers, material customers, Governmental Authorities and other material business relations and (z) keep available the services of its present executive officers, and (2) JBT shall not, and shall cause its Subsidiaries not to:

(a)

amend JBT’s, the Offeror’s or any of their respective Subsidiaries’ organizational documents in any manner that would prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated by the Transaction Agreement (including the Transaction); provided that any amendment to JBT’s certificate of incorporation to increase the authorized number of shares of the common stock of JBT to issue JBT Offer Shares shall in no way be restricted by the foregoing;

(b)

(i) split, combine, subdivide, or reclassify any shares of its capital stock (other than transactions (A) solely among JBT and one or more of its wholly owned Subsidiaries or (B) solely among JBT’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding Equity Securities, or (iii) declare, set aside or pay any dividend or make any other distribution payable in cash, stock, property or any combination thereof in respect of any Equity Securities, other than (A) the declaration and payment by JBT of quarterly cash dividends on the outstanding JBT Shares in an amount per quarter not to exceed $0.10 per outstanding JBT Share with the timing of the declaration, record and payment dates in any given quarter materially consistent with the timing of the declaration, record and payment dates for the comparable quarter in the prior fiscal year and (B) dividends or distributions by a Subsidiary of JBT to JBT or another Subsidiary of JBT;

(c)

issue, sell, pledge or encumber or authorize the issuance, sale, pledge or encumbrance of, any Equity Securities, other than (i) the issuance of any JBT Shares upon the exercise, vesting or settlement of any JBT Equity Awards, or the withholding of JBT Shares to satisfy tax obligations pertaining to the exercise, vesting or settlement of JBT Equity Awards that, in each case, are (A) outstanding as of the date of the Transaction Agreement (in accordance with their existing terms as of the date of the Transaction Agreement), or (B) granted after the date of the Transaction Agreement (to the extent expressly permitted by the JBT Disclosure Letter), or (ii) in connection with transactions (A) solely among JBT and one or more of its wholly owned Subsidiaries or (B) solely among the JBT’s wholly owned Subsidiaries;

(d)

sell, lease, license, transfer or otherwise dispose of any Subsidiary of JBT or any assets, securities or properties of the JBT Group, other than (i) sales or dispositions of inventory, goods, services, tangible personal property (including equipment) or other immaterial assets, in each case in the ordinary course of business consistent with past practice, (ii) transactions (A) solely among JBT and one or more of its wholly owned Subsidiaries or (B) solely among JBT’s wholly owned Subsidiaries, (iii) any non-exclusive license of intellectual property entered into by JBT or by any of its Subsidiaries in the ordinary course of business consistent with past practice or (iv) any such sales, leases, licenses, transfers and dispositions for which the aggregate consideration does not exceed $25,000,000;

(e)

(i) acquire, lease or sublease any assets or properties (including any real property), (ii) acquire any equity interest or business of any Person or (iii) acquire another business or merge with or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate; in each case of (i), (ii) and (iii), for aggregate consideration (across all transactions contemplated in (i), (ii) and (iii) collectively) in excess of $30,000,000 per calendar year; provided, however, that nothing in this paragraph (e) shall restrict any acquisitions, leases or subleases of inventory or equipment in the ordinary course of business consistent with past practice;

(f)

(i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions by JBT or any Subsidiary of JBT to or in, as applicable, JBT or one or more of its wholly owned Subsidiaries, or (B) capital contributions required under the terms of contracts in effect as of the date of the Transaction Agreement, or (ii) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities, other than (A) borrowings under JBT’s or its Subsidiaries’ existing credit facilities (as in effect as of the date of the Transaction Agreement); provided, however, that such borrowings shall be in compliance with the terms and conditions of such existing credit facilities, including any financial covenants or ratios, or the Debt Financing, (B) intercompany indebtedness among JBT and its wholly owned Subsidiaries or among the JBT’s wholly owned Subsidiaries or (C) guarantees of third party indebtedness of JBT or its wholly owned Subsidiaries outstanding on the date of the Transaction Agreement;

(g)

make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of JBT, advisable under) a change in GAAP or applicable Law;

(h)

other than in the ordinary course of business consistent with past practice, (i) make, change or revoke any material Tax election, (ii) change the annual Tax accounting period of any material Subsidiary, (iii) adopt or change any material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes or (v) settle or surrender any material Tax claim, audit or assessment for an amount in excess of reserves therefor on the financial statements of JBT and its Subsidiaries; except for any such action being required by reason of (or, in the reasonable good-faith judgment of JBT, advisable under) a change in applicable Law, provided that no term of such settlement or surrender would be reasonably expected to materially increase the Tax liability of JBT, the Company or their respective Subsidiaries following the Closing; or

(i)	take any action that would be reasonably likely to cause JBT or any of its Subsidiaries to be in violation of applicable Trade Sanctions as of and following the Offer Closing Time.

5.8	Representations, Warranties and General Undertakings

In the Transaction Agreement, each of Company and JBT has provided to the other party certain representations and warranties, including in relation to its organization and good standing, capitalization, corporate authority, no conflicts, required approvals, financial statements and undisclosed liabilities, absence of changes, litigation and proceedings, brokers, compliance with laws and, in respect of JBT only, representations and warranties on the Debt Financing.

Each Party has given certain general undertakings in the Transaction Agreement, including in relation to, among other things, (a) using its reasonable best efforts to take any necessary and advisable actions and cooperate with each other Party in doing all things necessary, proper or advisable to consummate the Transaction, (b) any consultation procedure required pursuant to article 25, paragraph 1, of the Dutch Works Councils Act (Wet op de ondernemingsraden) (the “Dutch Consultation”) with the Company Dutch WC and the JBT Dutch WC, as the case may be, and (c) co-operating with each other Party in connection with the preparation, submission and finalization of the Disclosure Documents and Listing Applications.

5.9	Closing Conditions

The Transaction Agreement provides that the Offeror’s right and obligation to accept for exchange, and to exchange, any Share validly tendered and not validly withdrawn prior to the Expiration Date will be subject to the satisfaction or waiver (as applicable) of the Closing Conditions. Other than a Required Amendment, the Offeror shall not (a) change the Consideration (other than pursuant to the proration process as further described in Section 4.3 (Offer Price and Offer Consideration)) or (b) add conditions to this Offer Document or the Offer without the consent of each of JBT and the Company. The Closing Conditions are detailed in Section 4.4 (Closing Conditions).

5.10	Regulatory Approvals

In accordance with the Transaction Agreement, the Parties must make filings and obtain authorizations, approvals or consents in the Specified Regulatory Jurisdictions (the “Regulatory Approvals”).

The Parties have agreed, among other things, to file (in draft form where customary) as promptly as practicable any required filings and/or notifications required under the applicable Antitrust Laws or applicable Foreign Investment Laws of the Specified Regulatory Jurisdictions with respect to the Transaction, and use reasonable best efforts to avoid or eliminate any impediment and obtain all consents under the Laws of the Specified Regulatory Jurisdictions so as to enable the Parties to consummate the Transaction prior to the Drop Dead Date. The Transaction Agreement provides that JBT will control the strategy for obtaining Regulatory Approvals and also that neither JBT nor its Affiliates is required to (and the Company shall not and shall cause its Subsidiaries not to, without JBT’s written consent) take or agree to any remedies, restrictions or any other action or inaction (including any divestitures or restrictions on ongoing or future business conduct) in order to obtain any required Regulatory Approval.

JBT is responsible for any filing fees associated with submitting any filing under the HSR Act and any other filings under any other Antitrust Laws or the Foreign Investment Laws.

On April 8, 2024, JBT and the Company each filed a Notification and Report Form pursuant to the HSR Act with respect to the Transaction. The HSR waiting period expired at 11:59p.m., Eastern time on May 8, 2024.

5.11	Termination

The Transaction Agreement may be terminated:

(a)	by mutual written consent of JBT and the Company at any time prior to the Offer Closing Time:

(b)	in full by either JBT or the Company at any time prior to the Offer Closing Time, if:

(i)	at the Expiration Date, any Closing Condition (other than the JBT Stockholder Approval Condition or the Minimum Acceptance Condition) has not been satisfied or waived, provided,

however, that the right to terminate the Transaction Agreement described in this paragraph (b)(i) shall not be available to any Party whose material breach of any provision of the Transaction Agreement has been the primary cause of, or principally resulted in, the failure of any Closing Condition otherwise giving rise to such termination right;

(ii)

the Offer Closing Time shall not have occurred by the Drop Dead Date, provided that if on the Initial Drop Dead Date (A) the Registration Statement Condition and the JBT Stockholder Approval Condition have each been satisfied and (B) at least one of the Regulatory Approvals Condition or the No Legal Prohibition Condition (with respect to the No Legal Prohibition Condition, solely to the extent the failure of such condition to be satisfied arises as a result of any Law or Order under (1) any Antitrust Law of the United States or a Specified Antitrust Jurisdiction or (2) any Foreign Investment Law of any Specified FDI Jurisdiction) shall not have been satisfied or validly waived, then JBT may, at its option, extend the Initial Drop Dead Date to the Extended Drop Dead Date by delivery of a written notice to the Company on or prior to the Initial Drop Dead Date; provided, further however, that the right to terminate the Transaction Agreement under this paragraph (b)(ii) shall not be available to any Party whose material breach of any provision of the Transaction Agreement has been the primary cause of, or principally resulted in, the failure of the Offer Closing Time to occur on or before the Drop Dead Date;

(iii)

the JBT Stockholder Approval shall not have been obtained after a vote of the JBT shareholders (with respect to the approval of the issuance of the JBT Offer Shares in connection with the transactions contemplated by the Transaction Agreement) has been taken and completed at the JBT Stockholders Meeting or at any adjournment or postponement thereof in accordance with the terms summarized in Section 5.3 (JBT Recommendation) above;

(iv)	at the Expiration Date, the Minimum Acceptance Condition shall have been neither satisfied nor waived; or

(v)

any Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Transaction by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal prior to the Offer Closing Time, the consummation of the Transaction, and such Order or Law shall have become final and nonappealable.

(c)	in full by the Company at any time prior to the Offer Closing Time, if:

(i)

(A) the Offeror fails to commence the Offer in violation of the terms of the Transaction Agreement or otherwise by June 30, 2024 (the “Required Commencement Date”); provided, however, that (1) the right to terminate the Transaction Agreement as described in this paragraph 5.11(c)(i)(A) shall not be available to the Company to the extent that the Company’s breach of any provision of the Transaction Agreement has been the primary cause of, or principally resulted in, the failure of the Offeror to commence the Offer by the Required Commencement Date and (2) if the Company or its Representatives fail to deliver the information concerning the Marel Group necessary to enable JBT to prepare required pro forma financial statements and related footnotes as required pursuant to Section 2.4(b) of the Transaction Agreement and the historical financial statements and related footnotes required in connection with the Registration Statement at the time of the initial filing of the Registration Statement (collectively, the “Required Company Information”) by April 30, 2024, then the Required Commencement Date shall be automatically extended, without any action required by either Party, by the number of Business Days equivalent to the number of Business Days in the period of time starting on April 30, 2024 and ending on the date of delivery of the Required Company Information by the Company or its Representatives to JBT, or (B) (1) the Closing Conditions have been satisfied or waived at or prior to the Expiration Date (other than those Closing Conditions that by their nature are to be satisfied at the

Expiration Date, but subject to such conditions being able to be satisfied at the Expiration Date or being waived at the Expiration Date), (2) the Offeror, in violation of the terms of the Transaction Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer prior to the expiration of the Failure Notice Period (as defined below) and (3) the Company has delivered written notice (the “Company’s Notice”) to the Offeror of the Company’s intention to terminate the Transaction Agreement as described in this paragraph 5.11(c)(i)(B) if the Offeror fails to accept for purchase Shares validly tendered (and not validly withdrawn) pursuant to the Offer by 11:59 p.m. (New York City time) on the second (2nd) Business Day following the date of the Company’s delivery of the Company’s Notice (or such shorter period of time as remains prior to 11:59 p.m. (New York City time) on the Drop Dead Date, the shorter of such periods, the “Failure Notice Period”);

(ii)

(A) the Company is not in breach of the Transaction Agreement such that JBT has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Transaction Agreement as described in paragraph 5.11(d)(i) below, (B) JBT and/or the Offeror shall have breached or otherwise failed to perform any of their respective covenants or agreements under the Transaction Agreement that would give rise to the failure of the condition summarized in Section 4.4(c)(ii) (Performance of Obligations of JBT and the Offeror) above or any of the representations and warranties of JBT or the Offeror set forth in the Transaction Agreement shall have become or been inaccurate, such that the condition summarized in Section 4.4(c)(i) (JBT Representations and Warranties) above is not capable of being satisfied if the Offer Closing Time were the date of termination pursuant to this paragraph 5.11(c)(ii) and (C) such breach, failure to perform or inaccuracy of JBT and/or the Offeror is not capable of being cured within twenty (20) Business Days following the Company’s delivery of written notice to JBT of such breach, failure to perform or inaccuracy (or, if earlier, the Drop Dead Date);

(iii)

the Marel Board (or a committee thereof) effects a Change in Marel Recommendation (in compliance with the terms of the Transaction Agreement, as described above) and, substantially concurrently with such Change in Marel Recommendation, enters into a definitive agreement with respect to a Company Superior Proposal;

(iv)	a Material Adverse Effect shall have occurred with respect to the JBT Group; or

(v)	at any time prior to the Expiration Date, a Change in JBT Recommendation shall have occurred;

(d)	in full by JBT at any time prior to the Offer Closing Time, if:

(i)

(A) neither JBT nor the Offeror is in breach of the Transaction Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Transaction Agreement as described in paragraphs 5.11(c)(i) or 5.11(c)(ii) above, (B) the Company shall have breached or otherwise failed to perform any of its covenants or agreements under the Transaction Agreement that would give rise to the failure of the condition summarized in Section 4.4 b)(ii) (Performance of Obligations of the Company) above or any of the representations and warranties of the Company set forth in the Transaction Agreement shall have become or been inaccurate, such that the condition summarized in Section 4.4(b)(i) (Company Representations and Warranties) above is not capable of being satisfied if the Offer Closing Time were the date of termination pursuant to this paragraph 5.11(d)(i) and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured within twenty (20) Business Days following JBT’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy (or, if earlier, the Drop Dead Date);

(ii)	a Material Adverse Effect shall have occurred with respect to the Marel Group;

(iii)	at any time prior to the Expiration Date, if a Change in Marel Recommendation shall have occurred;

(iv)

the JBT Board effects a Change in JBT Recommendation in accordance with the terms of the Transaction Agreement and, substantially concurrently with such Change in JBT Recommendation, enters into a definitive agreement with respect to a JBT Superior Proposal; or

(v)	the Shareholders validly pass a shareholder resolution requiring the Marel Group to take a Mandated Marel Shareholder Action.

5.12	Termination Fees

In the event that the Transaction Agreement is terminated by JBT or the Company in circumstances described in Sections 5.11(b)(i), 5.11(b)(ii) or 5.11(b)(v) herein (with respect to Section 5.11(b)(v), if an applicable Law or Order arises under any Antitrust Law or Foreign Investment Law) and, at the time of such termination, (i) the Regulatory Approvals Condition or the No Legal Prohibition Condition (with respect to the No Legal Prohibition Condition solely to the extent the failure of such condition to be satisfied arises as a result of any Law or Order under (x) any Antitrust Law of the United States or a Specified Antitrust Jurisdiction or (y) any Foreign Investment Law of any Specified FDI Jurisdiction) shall not have been satisfied or validly waived and (ii) all of the Closing Conditions (other than the Minimum Acceptance Condition, and, solely to the extent that JBT has not yet submitted the NYSE Supplemental Listing Application to the NYSE at the time of such termination, the NYSE Listing Condition) have been satisfied or validly waived (except for those other conditions that by their terms may only be satisfied at the Offer Closing Time, provided that such other conditions would have been satisfied if the Offer Closing Time would have occurred on the date of termination (or would have been validly waived as of such time)), then JBT would be required to pay to the Company a reverse termination fee of (A) EUR 85 million if the Drop Dead Date is the Initial Drop Dead Date at the time of such termination or (B) EUR 110 million if the Drop Dead Date is the Extended Drop Dead Date at the time of such termination (any such payment under the preceding (A) or (B), the “Reverse Termination Fee”) within three (3) Business Days after such termination. The Reverse Termination Fee shall not be payable if (i) the Icelandic FSA fails to approve any extension to the Offer Period requested by the Offeror and such requested extension was to a date prior to the Drop Dead Date and (ii) the Transaction Agreement is terminated in circumstances described in Section 5.11(b)(i).

The Company agrees to pay to JBT an amount equal to up to an aggregate (a) EUR 35 million if a JBT Superior Proposal Termination occurs or (b) EUR 15 million if a JBT Intervening Event Termination occurs, for out-of-pocket costs and expenses incurred, directly or indirectly, by JBT or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the transactions contemplated by the Transaction Agreement (including the Transaction) as further described in the Transaction Agreement (the “Company Expense Reimbursement Payment”).

JBT agrees to pay to the Company an amount equal to up to an aggregate (i) EUR 35 million if a Company Superior Proposal Termination occurs or (ii) EUR 15 million if a Company Reimbursement Termination occurs, for out-of-pocket costs and expenses incurred, directly or indirectly, by Marel or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the transactions contemplated by the Transaction Agreement (including the Transaction) as further described in the Transaction Agreement (the “JBT Expense Reimbursement Payment”).

For the avoidance of doubt, in no event shall (a) JBT or the Company be required to make more than one (1) payment related to the JBT Expense Reimbursement Payment or the Company Expense Reimbursement Payment, as applicable, and (b) JBT be required to pay both the JBT Expense Reimbursement Payment and the Reverse Termination Fee.

5.13	Offering Prospectus and Registration Statement

The Transaction Agreement provides that, as promptly as reasonably practicable after the date of the Transaction Agreement:

(a)

the Offeror shall finalize a prospectus under Article 3 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, and Act no. 14/2020 (the “Offering Prospectus”) and, submit the Offering Prospectus to the Icelandic FSA for approval. The Offeror shall use its reasonable best efforts to respond promptly to any comments of the Icelandic FSA relating to the Offering Prospectus and have it approved by the Icelandic FSA as promptly as practicable following submission; and

(b)

JBT shall prepare, with certain assistance from Marel (subject to the terms of the Transaction Agreement), and shall cause the Registration Statement to be filed with the SEC to (a) be used as an exchange offer prospectus sent to U.S. holders of Shares, (b) register with the SEC the offer and sale of the JBT Offer Shares, and (c) be used to solicit proxies in connection with the JBT Stockholder Meeting to vote on the issuance of JBT Offer Shares as required pursuant to the rules of the NYSE. JBT shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the rules and regulations thereunder, as promptly as reasonably practicable and in any event prior to the Offer Closing Time.

The Offering Prospectus was filed with and approved by the Icelandic FSA on or around the date of this Offer Document. The Registration Statement has been filed with the SEC.

5.14	Secondary Listing

The Transaction Agreement provides that, as promptly as reasonably practicable after the date of the Transaction Agreement, JBT will prepare and submit to the Icelandic FSA and, to the extent applicable, the appropriate authorities at Nasdaq Iceland, for the purpose of admission on the regulated market of Nasdaq Iceland (by way of secondary listing) of at least those JBT Offer Shares where Shareholders have elected to receive their JBT Offer Shares as listed on Nasdaq Iceland, as opposed to the NYSE (the “Secondary Listing”) (a) to the extent not included as part of the Offering Prospectus, a listing prospectus (together with any amendments or supplements thereto and including exhibits thereto, the “Admission Prospectus”, and together with this Offer Document, the Proxy Statement/Prospectus, the Registration Statement, the Offering Prospectus and any other disclosure documents (including any amendments, supplements, exhibits or annexes thereto) that may reasonably be required in connection with the Transaction, the “Disclosure Documents”) in accordance with the applicable Laws of Iceland, and (b) an application for admission to Nasdaq Iceland (together with any other documents required in connection with the Secondary Listing, and any amendments or supplements thereto, the “Iceland Listing Application”). Following the JBT Stockholder Approval, JBT will also, prior to the Offer Closing Time, submit to NYSE a supplemental listing application, for the purpose of listing at least those JBT Offer Shares where Shareholders have elected to receive their JBT Offer Shares as listed on NYSE, as opposed to Nasdaq Iceland (including any amendments or supplements thereto, the “NYSE Supplemental Listing Application,” and, together with the Iceland Listing Application, the “Listing Applications”). JBT shall use its reasonable best efforts to (a) obtain all required approvals for the Secondary Listing prior to the Offer Closing Time, (b) have the NYSE Supplemental Listing Application approved prior to the Offer Closing Time and (c) maintain the Secondary Listing until at least three (3) years after the Closing and thereafter so long as the JBT Marel Board deems it appropriate when considering the position of Icelandic stockholders of the Combined Group.

5.15	Squeeze Out

Provided that the Minimum Acceptance Condition has been satisfied and to the extent permitted under applicable Law, within three (3) months of the Offer Closing Time, the Offeror (or a permitted assignee of the Offeror) shall launch a squeeze out process in accordance with Article 110 of the Icelandic Takeover Act for any remaining Shares that were not acquired in the Offer (the “Squeeze Out”). The Parties have agreed in the Transaction

Agreement to fully co-operate in the Squeeze Out from and after the Offer Closing Time, including approving the Squeeze Out and sending and issuing notifications to the remaining Shareholders through the Company´s public news system and facilitating any payments.

5.16	Merger

If immediately following the Offer Closing Time, the Offeror owns less than 90% of the outstanding Shares, the Offeror may initiate a merger process (the “Merger”) between the Offeror (or a wholly-owned Subsidiary thereof) and the Company in accordance with Section XIV of the Icelandic Act on Public Limited Liability Companies, No 2/1995 or other applicable Law or take other corporate actions to acquire all of the outstanding Shares. If such merger process or other corporate action is initiated, the Company shall co-operate with the Offeror in order to implement the Merger (or other corporate action) as promptly as reasonably practicable, including approving the applicable merger plan or other plan of corporate action, calling shareholders’ meetings and issuing notifications to the Shareholders through the Company’s public news system and facilitating any payments, provided, that the remaining owners of Shares that were not acquired in the Offer are entitled to receive substantially the same consideration for their Shares as was offered in the Offer.

5.17	Euronext Amsterdam delisting

Prior to the Expiration Date, the Parties shall cooperate to enable the delisting of Shares from Euronext Amsterdam; provided that such delisting shall not be effective until immediately after the Offer Closing Time.

5.18	Financing Cooperation

Although the Offer is not subject to any financing condition, the Company agrees that it will, and will cause its subsidiaries to, use their respective reasonable best efforts to provide to JBT and the Offeror such customary cooperation reasonably requested by JBT and the Offeror in connection with the Debt Financing, provided that such requests will be timely so as not to delay the closing of the Offer beyond the date that it would otherwise occur. The financing cooperation covenant is subject to customary exceptions, including that any required cooperation shall not unreasonably interfere with the business or operations of the Company, its affiliates or their respective representatives.

5.19	Treatment of Marel Equity Awards

At the Offer Closing Time, each Marel Stock Option that was granted prior to the date of the Transaction Agreement and remains outstanding as of immediately prior to the Offer Closing Time with an exercise price per share less than the volume-weighted average trading price of a Share on the last trading day immediately prior to the Settlement Date (the “Marel Closing Price”), whether vested or unvested, will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of Shares subject to such Marel Stock Option as of immediately prior to the Offer Closing Time and (b) the excess, if any, of the Marel Closing Price over the exercise price per share of such Marel Stock Option. Each Marel Stock Option with an exercise price per share equal to or greater than the Marel Closing Price will be cancelled without any cash payment being made in respect thereof.

Any Marel Stock Option that is granted from and after April 4, 2024, or any other equity or equity-based compensation award granted by the Company from or after such date (together, the “Marel Interim Period Awards”), will not vest by virtue of the occurrence of the Offer Closing Time. At the Offer Closing Time, each Marel Interim Period Award will cease to represent an award with respect to Shares and be automatically converted into an award with respect to JBT Shares of comparable value and in such form as determined by JBT in good faith consultation with the Company. Immediately following the Offer Closing Time, each such converted award will continue to be governed by the same terms and conditions regarding vesting and forfeiture as were applicable to the corresponding Marel Interim Period Award immediately prior to the Offer Closing Time.

5.20	Governance and Social Matters

The Parties agreed upon certain governance and social matters in the Transaction Agreement, and a summary of such matters is set out in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

5.21	Assignment

No Party may assign (by operation of law or otherwise) the Transaction Agreement or any of its rights, interests, or obligations thereunder without the prior written approval of the other Parties; provided, however, that the Offeror may assign any or all of its rights and interest under the Transaction Agreement to an Affiliate of the Offeror or JBT without any required consent from any other Party; provided, further, that no such assignment by the Offeror shall relieve the Offeror of its obligations under the Transaction Agreement. Subject to the foregoing, the Transaction Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the Transaction Agreement will be void ab initio.

5.22	Amendment and Waiver

To the extent permitted by applicable Law, the Transaction Agreement may be amended by the Parties only by an instrument in writing signed on behalf of each Party, at any time before or after the JBT Stockholder Approval is obtained. The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in the Transaction Agreement or in any document delivered pursuant to the Transaction Agreement, (c) waive compliance with any covenants and agreements contained in the Transaction Agreement or (d) waive the satisfaction of any of the conditions contained in the Transaction Agreement as provided therein. Subject to the terms of the Transaction Agreement, no extension or waiver, or termination of the Transaction Agreement, by a Party shall require the approval of JBT’s stockholders or the Shareholders unless such approval is required by Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party to be bound thereby. No failure or delay of any Party to assert any of its rights under the Transaction Agreement or otherwise shall constitute a waiver of such rights.

5.23	Required Amendments

The Parties agree and undertake to implement any amendment, waiver or otherwise impose such additional term or condition of the Offer or the Transaction Agreement, as the case may be, required by the Icelandic FSA, Nasdaq Iceland or the SEC and necessary to consummate the Transaction to the extent such amendment, waiver or additional term or condition is not adverse in any material respect to either the JBT Group or the JBT stockholders, on the one hand, with respect to any amendment, waiver or other implementation of an additional term or condition to be agreed, undertaken or implemented by JBT or the Offeror, or the Marel Group or the Shareholders, on the other hand, with respect to any amendment, waiver or other implementation of an additional term or condition to be agreed, undertaken or implemented by the Company (it being agreed that (a) any change as to the form (other than de minimis changes to the extent required under the applicable Laws of Iceland) or any increase in the aggregate amount (other than de minimis changes relating to the treatment of fractional shares) of the Consideration payable pursuant to the Transaction Agreement or the addition or removal of, or any change to, any closing condition, in each case, that is adverse to JBT shall be deemed to be so adverse to the JBT Group and the JBT stockholders, (b) any change any change as to the form (other than de minimis changes to the extent required under the applicable Laws of Iceland) or any decrease in the aggregate amount (other than de minimis changes relating to the treatment of fractional shares) of the Consideration payable pursuant to the Transaction Agreement or the addition or removal of, or any change to, any closing condition, in each case, that is adverse to the Company shall be deemed to be so adverse to the Marel Group and the Shareholders, and (c) no Required Amendment to be agreed, undertaken or implemented by JBT or the Offeror as a result of the mandatory application of the Laws of Iceland, the Exchange Act or the Securities Act and arising from a purchase of Shares by the Offeror or any of its Affiliates outside the Offer shall be deemed to be so adverse to the JBT Group or the

JBT stockholders) (such amendment, waiver or additional term or condition that is required to be implemented by JBT, the Offeror or the Company pursuant to Section 3.14 of the Transaction Agreement and summarized in this paragraph, a “Required Amendment”).

5.24	Governing Law and Jurisdiction

The Transaction Agreement and all Actions based upon, arising out of or related to the Transaction Agreement or the transactions contemplated thereby are governed by, and construed in accordance with the Laws of the State of Delaware; provided, however, that the Offer and matters related thereto shall, to the extent required by the Laws of Iceland, and the interpretation of the duties of directors of the Company shall, be governed by, and construed in accordance with, the Laws of Iceland.

The state and federal courts sitting in the State of Delaware, and any appellate courts therefrom, have the exclusive jurisdiction to settle any Action based upon, arising out of or related to the Transaction Agreement or the transactions contemplated thereby and any Action based upon, arising out of or related to the Transaction Agreement or the transactions contemplated thereby shall therefore be brought in the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom. Notwithstanding the forgoing, any Action to the extent directly applicable to the Icelandic Law requirements of the Offer and matters related thereto, or to the duties of the directors of the Company, shall be subject to the jurisdiction of the District Court of Reykjavík and any appellate courts therefrom.

6.	DESCRIPTION OF THE COMPANY

6.1	Overall description

The Company is a leading global provider of advanced processing equipment, systems, software and services to the poultry, meat and fish industries, with a presence in over 30 countries and six continents and around 7,300 employees. The Company designs, manufactures, sells and services technologically advanced processing solutions ranging from standard equipment to full-line processing systems, with sophisticated software capabilities and aftermarket services.

The Shares have been admitted to trading on Nasdaq Iceland and Euronext Amsterdam under the ticker MAREL.

Further information about the Company can be found on its website (www.marel.com). The information contained on or accessible through the Company’s website does not constitute a part of this Offer Document and is not incorporated by reference herein.

6.2	Business overview

The Company markets its solutions to multinational, regional and local processors covering equipment, systems, software and services for primary processing (such as live animal handling, stunning, killing, cleaning and chilling), secondary processing (such as cut-up and deboning, filleting and trimming) and further processing (such as forming, marinating, coating and frying). Together, these cover processes across the food processing value chain, from farm gate to dispatch. The main distribution channels to consumers are retail, food service and restaurants.

The Company organizes its business across the following four business segments:

•

Poultry – Marel Poultry is a leading global full-line provider of advanced processing equipment, systems, software and services to processors of broilers, turkeys and ducks. Marel Poultry solutions cover equipment, systems, software and services for primary processing, secondary processing and further processing. For the three months ended March 31, 2024, Marel Poultry contributed EUR 218.0 million in revenues, or 52.8% of the Company’s total revenues for the period.

•

Meat – Marel Meat is a leading global full-line provider of advanced processing equipment, systems, software and services for the red meat industry. Its solutions cover equipment, systems, software and services for primary processing, secondary processing and further processing. For the three months ended March 31, 2024, Marel Meat contributed EUR 102.0 million in revenues, or 24.7% of the Company’s total revenues for the period.

•

Fish – Marel Fish is a global provider of advanced processing equipment, systems, software and services to the fish industry. It provides solutions for processing whitefish and salmon, both farmed and wild, on-board and on-shore. These include primary processing, secondary processing and further processing solutions, while ensuring that production conforms to quality and food safety standards. Marel Fish is not yet a full-line provider, with opportunities to expand its offerings further in the primary processing sector. For the three months ended March 31, 2024, Marel Fish contributed EUR 39.7 million in revenues, or 9.6% of the Company’s total revenues for the period.

•

Plant, Pet and Feed – Marel Plant, Pet and Feed provides solutions and services to the pet food, plant-based protein and aqua feed markets. This new segment reflects the Company’s acquisition of Wenger in June 2022. Wenger’s extrusion and dryer technologies form the anchor point in this segment, in addition to revenues that were historically reported under the “Other” segment. For the three months ended March 31, 2024, Marel Plant, Pet and Feed contributed EUR 45.4 million in revenues, or 11.0% of the Company’s total revenues for the period.

Annually, the Company aims to invests approximately 6% of revenues in research and development, which translated to EUR 102.2 million in 2023.

The consolidated revenues for the Company for the full year 2023 were EUR 1,721.4 million (2022: EUR 1,708.7 million). The adjusted result from operations for the same period was EUR 153.1 million or 8.9% of revenues1 (2022: EUR 163.4 million or 9.6% of revenues).

6.3	Key financial figures

The key financial figures set forth in the table below are an extract from the Company’s financial statements for the full year 2023. Further details on the Company’s financials are available in the Company’s annual report for 2023 as well as in the Company’s quarterly statements. The Company’s annual reports and quarterly statements are available on the Company’s website (www.marel.com). The information contained on or accessible through the Company’s website does not constitute a part of this Offer Document and is not incorporated by reference herein.

Key Financial Figures (EUR millions)

Income Statement		2023	2022	2021	2020
Revenues		1,721.4	1,708.7	1,360.8	1,237.8
Cost of Sales		(1,125.0)	(1,130.4)	(867.0)	(778.4)
Gross Profit		596.4	578.3	493.8	459.4
Result from operations		93.6	97.0	130.3	149.7
Net result		31.0	58.7	96.2	102.6
Total Comprehensive Income		20.0	47.1	100.8	86.0
Balance sheet
Total assets		2,599.8	2,696.4	2,005.0	1,814.9
Equity		1,041.6	1,028.1	1,023.1	958.7
Total Liabilities		1,558.2	1,668.3	981.9	856.2
Cash flow
Net cash generated from operating activities		138.1	51.4	176.2	182.6
Cash flows from investing activities		(95.9)	(567.2)	(121.4)	(161.6)
Cash flows from financing activities		(45.1)	505.9	(64.3)	(235.6)
Net increase / (decrease) in cash and cash equivalents		(2.9)	(9.9)	(9.5)	(214.6)
Cash and cash equivalents		69.9	75.7	77.1	78.6
Key figures
Orders received		1,626.3	1,734.0	1,502.0	1,234.1
Order book		580.1	675.2	569.0	415.7
Adjusted EBITDA	%	12.6	13.0	15.1	17.6
Adjusted EBIT	%	8.9	9.6	11.3	13.5
	Euro
Earnings per share	Cent	4.11	7.78	12.85	13.62
Leverage[2]		3.45	3.42	0.83	0.75
Market cap		2.4	2.5	4.6	3.9
Average number of employees FTEs	%	7,789	8,018	7,140	6,464

[1]

Result from operations adjusted for PPA related costs, including depreciation and amortization, acquisition-related expenses and restructuring costs. In Q4 2023, result from operations is also adjusted for a one-time write-off related to product portfolio rationalization.

[2]	Net debt (excluding lease liabilites) / Pro forma LTM adjusted EBITDA (including recent acquisitions) excluding non-cash and one-off costs per the Company’s credit agreement.

7.	THE COMPANY’S SHAREHOLDER INFORMATION

7.1	Share Capital

As of December 31, 2023, the Company’s authorized share capital was ISK 771,007,916, represented by 771,007,916 shares issued, each assigned one vote with a par value of ISK 1.00, and 753,950,271 shares outstanding with 17,057,645 shares held by the Company as treasury shares, or 2.21% of issued shares (the “Marel Treasury Shares”).

Stock options are granted to management and selected employees. Granted and unexercised stock options totaled 23.5 million shares at the end of 2023 (2022: 23.1 million shares), of which 4.6 million are exercisable at the end of 2023 (2022: 6.2 million) and the remainder will vest in the years 2024 to 2026. At the close of business on April 3, 2024, the Company has issued 20,113,322 stock options as part of several stock option plans (collectively, the “Marel Stock Option Plan”).

7.2	Shareholders

The following Shareholders have announced holdings above 5% to the Company:

Eyrir Invest hf.	Investment company	Iceland	Over 20%
Gildi - lífeyrissjóður	Pension Fund	Iceland	Over 5%
Lífeyrissjóður verslunarmanna	Pension Fund	Iceland	Over 5%
Lífeyrissjóður starfsmanna ríkisins	Pension Fund	Iceland	Over 5%

The Shares listed on Euronext Amsterdam, including Shares transferred from Nasdaq Iceland to Euronext Amsterdam, are held in custody on behalf of Euroclear. Shareholders who hold Shares on Nasdaq Iceland and Euronext Amsterdam have identical voting rights and the same rights to dividends.

7.3	Marel Board and Marel Executive Management

Below is information on the number of Shares and share options, as of December 31, 2023, of the Marel Board and the Marel Executive Management (including their financially linked parties), as applicable.

Name	Shares	Share options
Board of Directors
Arnar Þór Másson, Chairman	250,000	0
Ólafur S. Guðmundsson, Vice Chairman	1,705,427	0
Svafa Grönfeldt	0	0
Ástvaldur Jóhannsson	4,900	0
Ton van der Laan	0	0
Ann Savage	0	0
Lillie Li Valeur	0	0

Executive Management
Árni Sigurðsson, CEO	650,834	1,109,000
Sebastiaan Boelen, CFO	0	0
Davíð Freyr Oddsson, CHRO	425,898	417,000

The remuneration for the Marel Board and the Marel Executive Management is determined in accordance with the Company’s remuneration policy, which was approved at the Company’s annual general meeting on March 20, 2024. Members of the Marel Board only receive a fixed remuneration and do not participate in incentive schemes. The Marel Executive Management may receive bonuses for short-term performance and share options for long-term performance in addition to fixed salaries.

The Offeror has not and will not grant members of the Marel Board or the Marel Executive Management any fringe benefits, payments or compensation that has not been offered to other Shareholders pursuant to the Offer. It should be noted that members of the Marel Executive Management have in place remuneration agreements that were negotiated prior to the launch of the Offer. The Marel Executive Management’s remuneration will, as before, be determined in accordance with the Company’s remuneration policy, subject to any restrictions in the Transaction Agreement. Certain members of the Marel Executive Management and other employees of the Company are, subject to certain conditions, eligible to receive a cash bonus to be paid in a single lump sum at the Offer Closing Time (the “Transaction Bonus”). Subject to applicable Law, the right to the Transaction Bonus will be fully forfeited in the event of an eligible employee’s resignation or dismissal with fault prior to the time of payment of the Transaction Bonus. Certain members of the Marel Executive Management and other employees of the Company are also eligible for a retention bonus subject to remaining employed with the Company for the period from January 1, 2024 through December 31, 2025, payable in January 2026 (the “Retention Bonus”). Subject to applicable Law, the right to the Retention Bonus will be fully forfeited in the event of an eligible employee’s resignation or dismissal with fault prior to the time of payment of the Retention Bonus. In the event of a redundancy within the first 12 months after the grant of a Retention Bonus, such Retention Bonus will be pro-rated. The Retention Bonus will be paid in full in the event of redundancy after 12 month of the grant date.

The Company’s remuneration policy and further details on the remuneration of the Marel Board and the Marel Executive Management can be found on the Company’s website (www.marel.com). The information contained on or accessible through the Company’s website does not constitute a part of this Offer Document and is not incorporated by reference herein.

8.	SIGNIFICANT EVENTS SINCE DECEMBER 31, 2022 FOR THE COMPANY

The Company has published the following stock exchange releases since financial year end 31 December 2022:

Date	Issue
January 25, 2023	2022 results published on 8 February, investor meeting on 9 February 2023
February 8, 2023	Ramp up of revenues and improved EBIT of 12.4%
February 9, 2023	2022 Investor Meeting Presentation
February 15, 2023	Managers’ transactions
February 16, 2023	Annual General Meeting 2023
February 16, 2023 March 8, 2023	Granting of stock options Director candidates, final agenda and proposals to the Annual General Meeting 2023
March 22, 2023	2022 Annual Report
March 22, 2023	Results of the AGM 22 March 2023
April 26, 2023	Q1 2023 results published on 3 May, investor meeting on 4 May 2023
May 3, 2023	Revenues up 20.4%, firm commitment to 14-16% EBIT in 4Q23
May 4, 2023	Q1 2023 Investor Meeting Presentation
July 17,2023	Extension to EUR 700 million financing secured and a new EUR 150 million term loan signed
July 19, 2023	Q2 2023 results published on 26 July, virtual investor meeting on 27 July 2023
July 26, 2023	Orders received of EUR 407 million, market outlook improving
July 27, 2023	Q2 2023 Investor Meeting Presentation
October 16, 2023	Q3 2023 results published on 23 October, virtual investor meeting on 24 October 2023
October 23, 2023	Strong cash generation and price/cost improving, EBIT of 9%
October 24, 2023	Q3 2023 Investor Meeting Presentation
November 7, 2023	Arni Sigurdsson appointed Interim CEO of Marel
November 7, 2023	Manager’s transaction
November 24, 2023	Unsolicited non-binding initial proposal regarding a potential offer for all shares in the company
November 24, 2023	Further information to release published 24 November 2023 at 03:00 am GMT
November 28, 2023	Board of Directors of Marel rejects non-binding proposal from JBT Corporation
November 29, 2023	Response to shareholder letter
December 11, 2023	Arni Sigurdsson appointed Chief Executive Officer
December 12, 2023	Second approach from John Bean Technologies Corporation regarding a potential offer for all shares in the company
December 19, 2023	Marel: Financial calendar 2024
January 5, 2024	Icelandic FSA grants extension to JBT to announce its decision no later than 19 January 2024 concerning a potential takeover bid for Marel
January 19, 2024	Third proposal from JBT and intention to make a voluntary takeover offer in 1Q24
January 24, 2024	2023 results published on 7 February, investor meeting on 8 February 2024
February 7, 2024	Fourth quarter and full year 2023 results
February 7, 2024	2023 Annual Report
February 8, 2024	Q4 2023 Investor Meeting Presentation
February 16, 2024	Annual General Meeting 2024
March 4, 2024	Sebastiaan Boelen appointed as Chief Financial Officer
March 6, 2024	Director candidates, final agenda and proposals to the Annual General Meeting 2024
March 14, 2024	Registration for the Annual General Meeting closes Monday, 18 March 2024, at 23:59 (GMT)
March 20, 2024	Results of the AGM 20 March 2024
April 5, 2024	Signing of transaction agreement, JBT intention to launch offer in May 2024
April 30, 2024	Q1 2024 results published on 7 May, virtual investor meeting

Date	Issue
May 7, 2024	Marel: Results for Q1 2024
May 8, 2024	Q1 2023 Investor Meeting Presentation
May 16, 2024	JBT files registration statement on Form S-4 with the SEC

Information on the Company is published through Nasdaq Iceland and Euronext Amsterdam and on the Company’s website and Shareholders are advised to pay attention to them (including any potential news that may be released during the Offer Period). The information contained on or accessible through the Company’s website does not constitute a part of this Offer Document and is not incorporated by reference herein.

9.	DESCRIPTION OF THE OFFEROR

John Bean Technologies Europe B.V. is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its seat in Rotterdam, the Netherlands, address at Deccaweg 32, 1042 AD Amsterdam, the Netherlands, and registered with the Dutch Trade Register under no. 63675013. The Offeror is a wholly owned Subsidiary of JBT.

At the close of business on June 18, 2024, the share capital of the Offeror consists of a total of 10,000 shares, with a nominal value of USD 1.00 each.

The Offeror’s board of management consists of:

•	Sherri Nicole Speaks (Managing Director);

•	Noah Nathaniel Popp (Managing Director);

•	Olaf Sijrier (Managing Director); and

•	Bram Jasper Bergsma (Managing Director).

The mailing address of the Offeror’s principal executive office is Deccaweg 32, 1042 AD Amsterdam, the Netherlands, and its telephone number is +31(0)206348486.

10.	DESCRIPTION OF JBT

10.1	Overall description and business overview

John Bean Technologies Corporation is a Delaware corporation, and its principal executive office is at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, the United States.

JBT is a leading global technology solutions and provider to high-value segments of the food & beverage industry. JBT designs, produces, and services sophisticated products and systems for a broad range of end markets, generating roughly one-half of its annual revenue from recurring parts, service, rebuilds, and leasing operations. As of December 31, 2023, JBT employed approximately 5,100 people worldwide and operated sales, service, manufacturing, and sourcing operations in more than 25 countries.

At the close of business on March 13, 2024, JBT has a total of 31,827,101 shares of common stock outstanding (all shares of common stock issued by JBT from time to time, the “JBT Shares”). The JBT Shares are listed on NYSE under the ticker symbol “JBT”.

10.2	Key financial figures

The key financial figures set forth in the table below are an extract from JBT’s financial statements for the annual periods ending December 31, 2023, 2022 and 2021. Further details on JBT’s financials are available in JBT’s annual report for 2023 and quarterly statements, which are available on JBT’s website, www.jbtc.com. The information contained on or accessible through JBT’s website does not constitute a part of this Offer Document and is not incorporated by reference herein.

Consolidated results of operations

(USD million)	2023	2022	2021
Gross Profit	585.7	529.4	482.1
Operating Income	164.7	132.6	125.6
Net income before income taxes	153.1	120.0	119.5
Income from continuing operations	129.3	103.8	92.5
Net income	582.6	137.4	119.1
Adjusted EBITDA from continuing operations	273.1	227.7	212.2

Reconciliation of Non-GAAP Measures

JBT provides non-GAAP financial measures in order to increase transparency in its operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, JBT provides a more meaningful comparison of its ongoing operating results, consistent with how management evaluates performance. JBT’s management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

The following table presents a reconciliation of JBT’s reported Income from continuing operations to Adjusted EBITDA from continuing operations.

	Year Ended December 31,
(USD million)	2023	2022	2021
Income from continuing operations	129.3	103.8	92.5
Income tax provision	23.5	16.2	27.0
Interest expense, net	10.9	12.6	7.4
Depreciation and amortization	91.3	76.2	72.1
EBITDA from continuing operations	255.0	208.8	199.0
Restructuring Related Costs(1)	11.4	7.3	5.3
Pension expense (income), other than service costs (2)	0.7	—	(1.3)
M&A related costs (3)	6.0	11.6	9.2
Adjusted EBITDA from continuing operations	273.1	227.7	212.2

(1)	Costs incurred as a direct result of the restructuring program are excluded because they are not part of the ongoing operations of our underlying business.
(2)

Pension expense (income), other than service costs is excluded as it represents all non service-related pension expense, which consists of non-cash interest cost, expected return on plan assets and amortization of actuarial gains and losses.

(3)

M&A related costs include integration costs, amortization of inventory step-up from business combinations, advisory and transaction costs for both potential and completed M&A transactions and strategy. M&A related costs are excluded as they are not part of the ongoing operations of JBT’s underlying business.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given JBT’s focus on growth through acquisitions, JBT’s management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. JBT uses Adjusted EBITDA internally to make operating decisions and believes that adjusted EBITDA is useful to investors as a measure of JBT’s operational performance and a way to evaluate and compare operating performance against peers in JBT’s industry.

Consolidated balance sheets

(USD million)	2023	2022	2021
Total Assets	2,710.4	2,641.0	2,141.4
Total Liabilities and Stockholders’ Equity	2,710.4	2,641.0	2,141.4

Consolidated statements of cash flows

(USD million)	2023	2022	2021
Cash provided by continuing operating activities	74.2	135.2	174.9
Cash provided (required) by continuing investing activities	729.3	(413.2)	(270.5)
Cash (required) provided by continuing financing activities	(354.1)	270.6	80.8
Net increase (decrease) in cash from continuing operations	449.4	(7.4)	(14.8)
Net cash (required) provided by discontinued operations	(38.0)	4.2	48.4
Cash and cash equivalents from continuing of operations, beginning of period	71.9	76.9	44.3
Cash and cash equivalents from continuing operations, end of period	483.3	71.7	76.9

11.	DEFINITIONS

As used in this Offer Document, the following terms shall have the following meaning:

“Acceptance” means, as applicable, the Dutch Acceptance or the Icelandic Acceptance Forms.

“Accepting Shareholders” has the meaning given to that term in Section 1.1 (Introduction).

“Acquisition Proposal” means, (i) in respect of JBT, a JBT Acquisition Proposal, or (ii) in respect of Marel, a Marel Acquisition Proposal, as applicable.

“Action” means any (i) civil, criminal or administrative actions or (ii) litigations, arbitrations or other proceedings, in each of (i) and (ii), before any Governmental Authority.

“Admission Prospectus” has the meaning given to that term in Section 5.14 (Secondary Listing).

“Admitted Institution” has the meaning given to that term in Section 4.9 (Acceptance Procedure).

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“All-Cash Offer Consideration” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“All-Stock Offer Consideration” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any non-U.S. antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by the Transaction Agreement.

“Available Cash Election Amount” has the meaning given to that term in Section 4.3 (Offer Price and Consideration).

“Available Stock Election Amount” has the meaning given to that term in Section 4.3 (Offer Price and Consideration).

“Baker” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Bank Guarantee” has the meaning given to that term in Section 4.21 (Bank Guarantee).

“BBA” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Board Succession Period” has the meaning given to that term in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Reykjavik, Iceland, or New York, New York, are generally closed.

“Cash Electing Shares” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“Cash Election Amount” has the meaning given to that term in Section 4.3 (Offer Price and Consideration).

“Change in JBT Recommendation” has the meaning given to that term in Section 5.3 (JBT Recommendation).

“Change in Marel Recommendation” has the meaning given to that term in Section 5.2 (Marel Recommendation).

“Change in Recommendation” means (i) in respect of JBT, a Change in JBT Recommendation, or (ii) in respect of Marel, a Change in Marel Recommendation, as applicable.

“Change in Recommendation Notice” has the meaning given to that term in Section 5.5 (Change in Recommendation).

“Closing” has the meaning given to that term in Section 4.14 (Settlement).

“Closing Conditions” has the meaning given to that term in Section 4.4 (Closing Conditions).

“Combined Group” has the meaning given to that term in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

“Commencement Date” has the meaning given to that term in Section 1.1 (Introduction).

“Company” or “Marel” means Marel hf., company registration no. 620483-0369, a public limited liability company incorporated under the Laws of Iceland with its registered office at Austurhraun 9, 210 Garðabær, Iceland.

“Company Acquisition Proposal” means (A) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or (B) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of the Company, in each case other than the transactions contemplated by the Transaction Agreement or involving JBT, the Offeror and their respective Affiliates.

“Company Capitalization Representations” means certain representations and warranties related to its capitalization provided by Marel to JBT in the Transaction Agreement.

“Company Disclosure Letter” means the letter delivered by the Company to JBT on April 4, 2024.

“Company Dutch WC” means the central works council of Marel Holding B.V.

“Company Expense Reimbursement Payment” has the meaning given to that term in Section 5.12 (Termination Fees).

“Company Fundamental Representations” means certain representations and warranties related to its organization and good standing, subsidiaries, corporate authority and no brokers, provided by Marel to JBT in the Transaction Agreement.

“Company Intervening Event” means any material effect, change, event, development or occurrence with respect to the Marel Group that was not known or reasonably foreseeable to the Marel Board on the date of the Transaction Agreement, which effect, change, event, development or occurrence, becomes known to the Marel Board prior to the Offer Closing Time; provided, however, that no effect, change, event, development or occurrence relating to any of the following shall constitute a Company Intervening Event: (1) receipt, existence or terms of a Company Acquisition Proposal, or the consequences thereof; (2) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, budgets, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics, or any changes after the date of the Transaction Agreement in the price or trading volume of the Shares (it being understood that any effect, change, event, development or occurrence underlying any of the foregoing in this clause (2) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); and (3) changes in general economic or geopolitical conditions, or changes in conditions in the economy generally.

“Company Notice” has the meaning given to that term in Section 5.11(c)(i).

“Company Reimbursement Termination” means a termination of the Transaction Agreement by the Company, other than a Company Superior Proposal Termination, in circumstances described in (i) Section 5.11(c)(i)(A), (ii) Section 5.11(c)(ii) in connection with a breach by JBT or the Offeror of its obligations related to an FSA Extension Approval pursuant to Section 3.2(d)(i) of the Transaction Agreement or (iii) Section 5.11(c)(v).

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal made after the date of the Transaction Agreement that would result in a Person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company, or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of the Company that the Marel Board has determined in good faith, after consultation, as applicable, with the Company’s outside legal counsel and financial advisor, taking into account all legal, financial, financing and regulatory aspects of the Company Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the Company Acquisition Proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (after taking into account any revisions to the terms of the Transaction Agreement proposed by JBT pursuant to Section 5.1(d) of the Transaction Agreement) (i) more favorable to the Shareholders from a financial point of view than the transactions contemplated by the Transaction Agreement, and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Marel Board.

“Company Superior Proposal Termination” means a termination of the Transaction Agreement (i) by the Company in circumstances described in Section 5.11(c)(v) for a Change in JBT Recommendation pursuant to Section 5.2(c)(2)(i) of the Transaction Agreement or otherwise in connection with a JBT Superior Proposal, or (ii) by JBT in circumstances described in Section 5.11(d)(iv).

“Consideration” has the meaning given to that term in Section 4.3(c) (Offer Price and Offer Consideration).

“Debt Financing” shall mean the debt financing incurred, or anticipated to be incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans, in each case by JBT or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Agreement (as further described therein).

“Disclosure Documents” has the meaning given to that term in Section 5.14 (Secondary Listing).

“Drop Dead Date” has the meaning given to that term in Section 4.13 (Drop Dead Date).

“Dutch Acceptance” has the meaning given to that term in Section 4.9 (Acceptance Procedure).

“Dutch Settlement Agent” means ABN Amro Bank N.V.

“Dutch WC Completion Event” means, with respect to the Company Dutch WC and the JBT Dutch WC, as applicable, any of the following: (a) the relevant Dutch works council irrevocably and unconditionally waives its right in writing to render advice on the Transaction; (b) the relevant Dutch works council renders in writing an unconditional positive advice or neutral advice on the Transaction in line with the proposed resolution (voorgenomen besluit) for which advice was requested and permitting the Parties to implement the Transaction; (c) the relevant Dutch works council renders an advice on the Transaction subject to conditions, which conditions are unconditionally and irrevocably accepted by the Parties, including by the Parties agreeing to amendments to the Transaction Agreement or further commitments pursuant to Section 6.3 of the Transaction Agreement; or (d) the Company having informed the Company Dutch WC or JBT having informed the JBT Dutch WC, as applicable, of the decision to proceed with the proposed resolution in accordance with the Transaction Agreement and the specified events described therein having occurred, with respect to the relevant Dutch works council(s).

“ELT” has the meaning given to that term in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“Euronext Amsterdam” means Euronext Amsterdam N.V.

“Euronext Amsterdam Shares” has the meaning given to that term in Section 1.1 (Introduction).

“Excess Offer Shares” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“Expiration Date” has the meaning given to that term in Section 1.1 (Introduction).

“Extended Drop Dead Date” has the meaning given to that term in Section 4.13 (Drop Dead Date).

“Eyrir” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Eyrir Undertaking” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Failure Notice Period” has the meaning given to that term in Section 5.11(c)(i).

“Foreign Investment Laws” means any Laws that (i) enable a Governmental Authority to monitor, regulate, restrict, prohibit or otherwise review investments by investors, entities, or other persons in domestic businesses from a national security perspective or (ii) that address foreign subsidies, including the European Union’s rules and regulations that address foreign subsidies.

“FSA Extension Approval” has the meaning given to that term in Section 4.5 (Offer Period).

“Guarantor” has the meaning given to that term in Section 4.21 (Bank Guarantee).

“Governmental Authority” means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Iceland Listing Application” has the meaning given to that term in Section 5.14 (Secondary Listing).

“Icelandic Acceptance Forms” has the meaning given to that term in Section 4.9 (Acceptance Procedure).

“Icelandic Electronic Acceptance Form” has the meaning given to that term in Section 4.9 (Acceptance Procedure).

“Icelandic FSA” means the Icelandic Financial Supervisory Authority of the Central Bank of Iceland (in Icelandic: “Fjármálaeftirlit Seðlabanka Íslands (FME)”).

“Icelandic Settlement Agent” means Arion banki hf.

“Icelandic Takeover Act” means Icelandic Takeover Act no. 108/2007, as amended.

“Initial Drop Dead Date” has the meaning given to that term in Section 4.13 (Drop Dead Date).

“Initial Proposal” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Intervening Event” means (i) in respect of JBT, a JBT Intervening Event, or (ii) in respect of Marel, a Marel Intervening Event, as applicable.

“ISK” means Icelandic Krona.

“JBT” means John Bean Technologies Corporation.

“JBT Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving JBT or (b) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of JBT or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of JBT, in each case other than the transactions contemplated by the Transaction Agreement or involving the Company and its Affiliates.

“JBT Board” means the board of directors of JBT.

“JBT Board Recommendation” has the meaning given to that term in Section 5.3 (JBT Board Recommendation).

“JBT Capitalization Representations” means certain representations and warranties related to its capitalization provided by JBT to Marel in the Transaction Agreement.

“JBT CEO” has the meaning given to that term in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

“JBT Disclosure Letter” means the letter delivered by JBT to the Company on April 4, 2024.

“JBT Dutch WC” means any competent Dutch works council within the JBT Group.

“JBT Expense Reimbursement Payment” has the meaning given to that term in Section 5.12 (Termination Fees).

“JBT Fundamental Representations” means certain representations and warranties related to its organization and good standing, subsidiaries, corporate authority and no brokers, provided by JBT to Marel in the Transaction Agreement.

“JBT Group” means, collectively, JBT and its Subsidiaries.

“JBT Intervening Event” means any material effect, change, event, development or occurrence with respect to the JBT Group that was not known or reasonably foreseeable to the JBT Board on the date of the Transaction Agreement, which effect, change, event, development or occurrence, becomes known to the JBT Board prior to obtaining the JBT Stockholder Approval; provided, however, that no effect, change, event, development or occurrence relating to any of the following shall constitute a JBT Intervening Event: (1) receipt, existence or terms of a JBT Acquisition Proposal, or the consequences thereof; (2) the fact, in and of itself, that JBT meets or exceeds any internal or published projections, budgets, forecasts, estimates or predictions of revenue, earnings, or any changes after the date of the Transaction Agreement in the price or trading volume of the JBT Shares (it being understood that the event or circumstance underlying any of the foregoing in this clause (2) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); and (3) changes in general economic or geopolitical conditions, or changes in conditions in the economy generally.

“JBT Intervening Event Termination” means a termination of the Transaction Agreement by JBT, other than a JBT Superior Proposal Termination, in circumstances described in Section 5.11(d)(iii) for a Change in Marel Recommendation pursuant to Section 5.1(c)(2)(ii) of the Transaction Agreement or otherwise but not for a Change in Marel Recommendation pursuant to Section 5.1(c)(4) of the Transaction Agreement.

“JBT Management” means the management of JBT.

“JBT Marel Board” has the meaning given to that term in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

“JBT Offer Shares” means the JBT Shares to be issued in the Offer as Consideration.

“JBT Shares” has the meaning given to that term in Section 10 (Description of JBT).

“JBT Stockholder Approval” means the approval of the issuance of the JBT Offer Shares by the affirmative votes cast by holders of JBT Shares present and entitled to vote in accordance with, and as required for such issuance by, the rules and regulations of NYSE and the organizational documents of JBT.

“JBT Stockholder Approval Condition” has the meaning given to that term in Section 4.4(a)(iv) (JBT Stockholder Approval).

“JBT Stockholders Meeting” has the meaning given to that term in Section 5.3 (JBT Board Recommendation).

“JBT Subcommittee” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“JBT Superior Proposal” means a bona fide written JBT Acquisition Proposal made after the date of the Transaction Agreement that would result in a Person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of JBT, or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of JBT that the JBT Board has determined in good faith, after consultation, as applicable, with JBT’s outside legal counsel and financial advisor, taking into account all legal, financial, financing and regulatory aspects of the JBT Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the JBT Acquisition Proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (after taking into account any revisions to the terms of the Transaction Agreement proposed by the Company pursuant to Section 5.2(d) of the Transaction Agreement) (i) more favorable to the shareholders of JBT from a financial point of view than the transactions contemplated by the Transaction Agreement, and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the JBT Board.

“JBT Superior Proposal Termination” means a termination of the Transaction Agreement (i) by JBT in circumstances described in Section 5.11(d)(iii) for a Change in Marel Recommendation pursuant to Section 5.1(c)(2)(i) of the Transaction Agreement or otherwise in connection with a Company Superior Proposal or (ii) by the Company in circumstances described in Section 5.11(c)(iii).

“Kirkland” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Law” means any and all federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Listing Applications” has the meaning given to that term in Section 5.14 (Secondary Listing).

“Management Integration Committee” has the meaning given to that term in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

“Mandated Marel Shareholder Action” has the meaning given to that term in Section 5.6 (Marel Interim Operations).

“Marel Board” means the board of directors of the Company.

“Marel Closing Price” has the meaning given to that term in Section 5.19 (Treatment of Marel Equity Awards).

“Marel Executive Management” means the executive management of the Company.

“Marel Group” means, collectively, the Company and its Subsidiaries.

“Marel Group Company” means any member of the Marel Group.

“Marel Interim Period Awards” has the meaning given to that term in Section 5.19 (Treatment of Marel Equity Awards).

“Marel Recommendation” has the meaning given to that term in Section 5.2 (Marel Recommendation).

“Marel Stock Option Plan” has the meaning given to that term in Section 7.1 (Share Capital).

“Marel Stock Options” means each stock option with respect to the Shares (whether granted pursuant to the Marel Stock Option Plan or otherwise).

“Marel Subcommittee” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Marel Treasury Shares” has the meaning given to that term in Section 7.1 (Share Capital).

“Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the businesses, results of operations, assets or financial conditions of the JBT Group or the Marel Group (as applicable), each taken separately as a whole; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to this clause (i): (A) any effect, change, event, fact, circumstance, development or occurrence to the extent resulting from (1) general conditions (or changes therein) in the industry in which the JBT Group or Marel Group (as applicable) operates, (2) business, economic or political conditions (or changes therein) in the United States, Iceland or elsewhere in the world or (3) general conditions (or changes therein) in the credit, financial, banking, currency or capital markets, in the United States, Iceland or elsewhere in the world, including changes in interest or exchange rates; (B) any effect, change, event, fact, circumstance, development or occurrence to the extent resulting from (1) changes in Law or in GAAP or IFRS after the date of the Transaction Agreement, (2) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, or (3) volcanoes, tsunamis, pandemics (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters; (C) (1) any decline in the market price, or change in trading volume, of the capital stock of JBT or the Company (as applicable) or (2) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (C) (1) and (2) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a Material Adverse Effect); (D) any action taken by the JBT Group or Marel Group (as applicable) at the Company’s or JBT’s (respectively) written request; or (E) the negotiation, execution, public announcement, pendency or consummation of the Transaction (it being understood that this clause (E) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Transaction Agreement or the consummation of the Transaction); provided further, however, that any effect, change, event, fact, circumstance, development or occurrence referred to in clause (A) or clause (B) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, circumstance, development or occurrence has a disproportionate adverse effect on the businesses, results of operations, assets or financial condition of the JBT Group or Marel Group (as applicable), taken as a whole, as compared to other similarly situated companies in the industry in which the JBT Group or Marel Group (as applicable) operate; or (ii) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by JBT or the Company (as applicable) of the Transaction or the performance by JBT or the Company (as applicable) in all material respects of its obligations under the Transaction Agreement.

“Merger” has the meaning given to that term in Section 5.16 (Merger).

“Minimum Acceptance Condition” has the meaning given to that term in Section 4.4(a)(vi).

“Mixed Election Shares” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“Mixed Offer Consideration” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“Nasdaq Iceland” means Nasdaq Iceland hf., company registration no. 681298-2829.

“Nasdaq Iceland Shares” has the meaning given to that term in Section 1.1 (Introduction).

“No Legal Prohibition Condition” has the meaning given to that term in Section 4.4(a)(ii) (No Legal Prohibition).

“NYSE” means the New York Stock Exchange.

“NYSE Listing Condition” has the meaning given to that term in Section 4.4(a)(v).

“NYSE Supplemental Listing Application” has the meaning given to that term in Section 5.14 (Secondary Listing).

“Offer” means this voluntary public takeover offer described in this Offer Document.

“Offer Closing Time” has the meaning given to that term in Section 4.14. (Settlement).

“Offer Document” means this document on the Offer submitted by the Offeror to the Shareholders.

“Offer Period” has the meaning given to that term in Section 4.5 (Offer Period).

“Offer Price” has the meaning given to that term in Section 1.1 (Introduction).

“Offering Prospectus” has the meaning given to that term in Section 5.13 (Offering Prospectus and Registration Statement).

“Offeror” means John Bean Technologies Europe B.V.

“Parties” means the Company, JBT and the Offeror, and each a “Party.”

“Person” means shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Reasoned Statement” has the meaning given to that term in Section 5.2 (Marel Recommendation).

“Recommendation Requirement” has the meaning given to that term in Section 5.2 (Marel Recommendation).

“Registration Statement” means the registration statement, including a proxy statement/prospectus (together with any amendments or supplements thereto and including any exhibits or annexes thereto, the “Proxy Statement/Prospectus”), on Form S-4 in connection with the solicitation of proxies from JBT’s stockholders and issuance by JBT of the JBT Offer Shares (together with any amendments or supplements thereto and including any exhibits or annexes thereto).

“Registration Statement Condition” has the meaning given to that term in Section 4.4(a)(iii) (Registration Statement).

“Regulatory Approvals” has the meaning given to that term in Section 5.10 (Regulatory Approvals).

“Regulatory Approvals Condition” has the meaning given to that term in Section 4.4(a)(i) (Regulatory Approvals).

“Representatives” means the directors, officers, employees, counsel, accountants, consultants, investment bankers and other authorized representatives of the relevant Party.

“Required Amendment” has the meaning given to that term in Section 5.23 (Required Amendments).

“Required Commencement Date” has the meaning given to that term in Section 5.11(c)(i).

“Required Company Information” has the meaning given to that term in Section 5.11(c)(i).

“Retention Bonus” has the meaning given to that term in Section 7.3 (Marel Board and Marel Executive Management).

“Reverse Termination Fee” has the meaning given to that term in Section 5.12 (Termination Fees).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Proposal” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Secondary Listing” has the meaning given to that term in Section 5.14 (Secondary Listing).

“Settlement Agents” has the meaning given to that term in Section 1.1 (Introduction).

“Settlement Date” has the meaning given to that term in Section 4.14 (Settlement).

“Shareholder” means a shareholder of the Company at any given time (other than the Company itself).

“Shares” means ordinary shares of nominal value ISK 1 held in the capital of the Company (each a “Share”).

“Special Nominating Committee” has the meaning given to that term in Section 3.2 (Rationale for the Transaction and Prospects for the Company).

“Specified Antitrust Jurisdictions” has the meaning given to that term in Section 4.4(a)(i) (Mutual Conditions).

“Specified FDI Jurisdictions” has the meaning given to that term in Section 4.4(a)(i) (Mutual Conditions).

“Specified Regulatory Jurisdictions” has the meaning given to that term in Section 4.4(a)(i) (Mutual Conditions).

“Squeeze Out” has the meaning given to that term in Section 5.15 (Squeeze Out).

“Stock Electing Shares” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“Stock Election Amount” has the meaning given to that term in Section 4.3 (Offer Price and Offer Consideration).

“Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means, (i) in respect of JBT, a JBT Superior Proposal, or (ii) in respect of Marel, a Marel Superior Proposal, as applicable.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind or any charge of any kind in the nature of taxes imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by such Governmental Authority.

“Third Proposal” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Transaction” means the Offer made by Offeror to the Shareholders for all issued and outstanding Shares (other than the Marel Treasury Shares).

“Transaction Agreement” has the meaning given to that term in Section 1.1 (Introduction).

“Transaction Agreement Committee” has the meaning given to that term in Section 3.1 (Background to the Transaction).

“Transaction Bonus” has the meaning given to that term in Section 7.3 (Marel Board and Marel Executive Management).

APPENDIX 1

ICELANDIC ACCEPTANCE FORM

Acceptance of the sale of shares in Marel hf.

This acceptance form (the “Acceptance Form”) shall be used for accepting the voluntary conditional public tender offer by John Bean Technologies Europe B.V. (the “Offeror”), a wholly owned subsidiary of John Bean Technologies Corporation (“JBT”), described in the offer document dated June 24, 2024 (the “Offer Document”) to the shareholders of Marel hf., a public company with limited liability incorporated under the Laws of Iceland registered with registration number 620483-0369 (“Marel”) to acquire all of the issued and outstanding shares of Marel (other than any Marel Treasury Shares) on the terms and conditions set out in the Offer Document. Capitalized terms used in this Acceptance Form shall have the same meaning as set out in, and be deemed to be construed in accordance with, the Offer Document.

Under the Offer and subject to legal restrictions and the proration provisions described in the Offer Document, eligible shareholders of Marel are, for each of their shares in Marel (the “Shares”), offered to choose consideration in the form of either (i) EUR 3.60 per Share paid in cash (the “All-Cash Offer Consideration”), (ii) 0.0407 newly and validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of JBT (each, a “JBT Offer Share”) (the “All-Stock Offer Consideration”) or (iii) a combination of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares and EUR 1.26 in cash (the “Mixed Offer Consideration”). Accepting Shareholders can choose to receive JBT Offer Shares listed on either (i) the NYSE or (ii) Nasdaq Iceland (subject to the approval of the JBT Offer Shares being listed on Nasdaq Iceland), and if no explicit selection is made, Accepting Shareholders shall receive JBT Offer Shares listed on the NYSE. Accepting Shareholders who elect the All-Cash Offer Consideration will only receive JBT Offer Shares if the proration process described in Section 4.3 (Offer Price and Offer Consideration) of the Offer Document results in such Accepting Shareholders receiving a mix of cash and JBT Offer Shares.

SHAREHOLDER:	Correctly completed and signed Acceptance Forms must be sent by email, delivered by hand or sent by postal mail to the Settlement Agent at the following address:

	If by email: Marel2024@arionbanki.is	If by mail: Borgartún 19, 105 Reykjavík, Iceland	If by hand: Borgartún 19, 105 Reykjavík, Iceland

The shareholders’ registry of Marel hf. as of the date of the Offer Document shows:
Securities account	Bank account number for any cash consideration	No. of JBT Offer Shares:	Third-party rights registered:

Shareholders in Marel whose holdings are registered in the name of a nominee, i.e. bank or other, shall not use this Acceptance Form. Acceptance must instead be made in accordance with instructions from the nominee.

ACCEPTANCE DEADLINE:

This Acceptance Form must be received by the Arion Banki hf. (the ”Settlement Agent”) per mail, e-mail, or physical delivery by 5.00p.m. (Icelandic time) on September 2, 2024 (subject to extension as described in the Offer Document). Shareholders accepting the Offer, who are not registered as existing customers of the Settlement Agent, must verify their identity to the Settlement Agent in accordance with requirements of the applicable anti-money laundering legislation, unless an exemption is available. Shareholders who have designated an existing Icelandic bank account and an existing securities account on the Acceptance Form are exempted, unless verification of identity is requested by the Settlement Agent. The Offeror reserves the right to reject any Acceptance Form that is not correctly or lawfully completed or that is received after the Expiration Date. The Offeror reserves the right to approve acceptances being received after the Expiration Date or not being correctly completed within the limits of the requirements in paragraph 1 of Article 103 of the Icelandic Takeover Act regarding the principle of equal treatment of shareholders.

ACCEPTANCE GUIDANCE:

1.

I/We confirm that I/we have received and reviewed the Offer Document and hereby accept the Offer in accordance with the terms and conditions set forth in the Offer Document for the number of Shares specified below (select your choice by checking one box only and, in respect of the second box, including the number of Shares), and accept that I/we will accept the Offer as specified in the first box (i.e. all my/our Shares) if no explicit selection is made:

I/We confirm that I/we hereby accept the Offer for all my/our Shares.

I/We confirm that I/we hereby accept the Offer in respect of _______________of my/our Shares.

2.

I/We accept the Offer for the Offer Price of EUR 3.60 per Share tendered by me/us and want the Offer Price delivered as specified below (select your choice by checking one box only), and accept that I/we will receive consideration for the Shares as specified in the third box (i.e. a combination of 0.0265 JBT Offer Shares and EUR 1.26 in cash) if no explicit selection is made:

I/We want to receive the 100% of the consideration for my/our Shares in the form of All-Cash Offer Consideration, i.e. EUR 3.60 in cash per Share.

I/We want to receive 100% of the consideration for my/our Shares in the form of All-Stock Offer Consideration, i.e. 0.0407 JBT Offer Shares per Share.

I/We want to receive 100% of the consideration for my/our Shares in the form of Mixed Offer Consideration, i.e. a combination of 0.0265 JBT Offer Shares and EUR 1.26 in cash per Share.

3.

I/We accept that I/we will receive any JBT Offer Shares as specified below (select your choice by checking one box only), and accept that I/we will receive any JBT Offer Shares as specified in the first box (i.e. JBT Offer Shares listed on NYSE) if no explicit selection is made. Note the Secondary Listing is subject to the approval of JBT’s application to list the JBT Offer Shares on Nasdaq Iceland.

Accepting Shareholders who elect the All-Cash Offer Consideration should make an election in this paragraph 3 for any JBT Offer Shares they may receive as a result of the proration process described in Section 4.3 (Offer Price and Consideration) of the Offer Document. I/we accept that I/we will receive JBT Offer Shares as specified in the first box (i.e. JBT Offer Shares listed on NYSE) if no explicit selection is made.

I/We want to receive JBT Offer Shares listed on NYSE.

I/We want to receive JBT Offer Shares listed on the main market of Nasdaq Iceland.

4.

I/We accept that the terms and limitations, including, as applicable, the proration provisions, set forth in Section 4.3 (Offer Price and Offer Consideration) of the Offer Document will apply to my election to receive the All-Cash Offer Consideration, the All-Stock Offer Consideration or the Mixed Offer Consideration. I accept that, due to the terms and limitations set forth in the Offer Document, I may receive a form of consideration different from the specifications made by me/us in paragraph 2 above.

5.

I/we accept that, unless I/we exercise our withdrawal rights as provided for in the Offer Document, I/we may not sell, transfer, pledge or otherwise encumber or dispose of the Shares tendered hereunder. The

Settlement Agent is irrevocably authorised to block the Shares tendered hereunder on the above-mentioned securities account on behalf of the Offeror, and to debit my/our securities account, and to transfer the Shares tendered hereunder to the Offeror against payment of the Offer Price.

6.

I/We accept that, subject to the specifications made by me/us in paragraph 2 above, any cash consideration will be made by transfer of euros (EUR) to the bank account designated for dividend payments or the bank account stated below. If there is no record of such account and no bank account has been stated below, the Settlement Agent will deposit the amounts for collection at a later stage, which shall be deemed as final settlement of the cash portion of the consideration selected in paragraph 2 above, as applicable, for the relevant Shares and entitle the Settlement Agent to transfer the relevant Shares to the Offeror. For Accepting Shareholders who do not hold a bank account with an Icelandic bank, payment details for offshore payments must be included in addition to the bank account number, such as name of the bank, SWIFT/BIC, IBAN, or similar payment codes depending on the jurisdiction where the bank account is located.

Fill in here (if relevant)

Bank	SWIFT/BIC code	IBAN number

7.

Any third party with registered encumbrances or other third-party rights over the Shares and/or the securities account(s) must sign the Acceptance Form and thereby waive their rights therein and approve the transfer of the Shares to the Offeror free of any encumbrances and any other third party right whatsoever. This Acceptance Form may only be regarded to be valid if any rights holder (marked with a “Yes” under “Third-party rights registered” in the right-hand box above) has consented to the sale and transfer of the Shares, free of any encumbrances and any other third party right whatsoever, by signing this Acceptance Form under “third-party rights” below.

8.

I/We irrevocably authorise the Settlement Agent to transfer the cash portion of the consideration selected in paragraph 2 above, as applicable, to my/our account or subscribe for my/our account for (and in any other way execute all formalities necessary to deliver) the JBT Offer Shares, or a combination there of, depending on the specifications made by me/us in paragraph 2 above, as subject to any adjustments made in accordance with the terms and limitations set forth in the Offer Document, to me/us in settlement of the Offer and to take and effect such.

9.

I/We represent that I/we am/are permitted by all applicable law to accept the Offer and have complied with all applicable legal requirements so that the Offer may be made to, and accepted by, me/us under the laws of all relevant jurisdictions.

10.

In accordance with the Laws of Iceland, the Settlement Agent must categorise all new customers in one of three customer categories. All Shareholders delivering this Acceptance Form, and which are not existing clients of the Settlement Agent will be categorised as non-professional clients. For further information about the categorisation, the Shareholder may contact the Settlement Agent. The Settlement Agent will treat the delivery of this Acceptance Form as an execution only instruction from the shareholder to sell his/her Shares under the Offer, since the Settlement Agent is not in the position to determine whether the acceptance of the Offer and selling of Shares is suitable or not for the shareholder.

11.

Shareholders who own Shares registered in the name of their custodian, bank or stockbroker must contact such persons to accept the Offer. Acceptance of the Offer for Shares registered in the name of an investment manager must be done by the manager on behalf of the shareholder.

12.

The Offer and this Acceptance Form are governed by and will be interpreted in accordance with the Laws of Iceland. Any disputes are subject to the jurisdiction of the courts of Iceland, with the Reykjavík District Court as legal venue.

ACCEPTANCE:

Information concerning the Shareholder (mandatory)		Information concerning the third-party rights (if applicable)

Personal identification no. / Business reg. no.	Phone	Personal identification no. / Business reg. no.	Phone

Legal Entity Identifier, LEI (for companies/legal entities)		Address (street, box, etc.)

Name/Company name		Name/Company name

City/country	Date	City/country	Date

Signature of Shareholder (parent or guardian if the holder is a minor)*		Signature of rights holder*
*

if signed by power of attorney, the power of attorney (and with respect to companies, certificate of registration or similar documentation) shall be enclosed. If signed by a person with signatory right, certificate of registration or similar documentation shall be enclosed.

National Client Identifier – NIC if the shareholder is a natural person

Citizenship, state all if several	Birthday (year, month, day)	ID no. (if Icelandic citizen, the personal identification no.)